As filed with the Securities and Exchange Commission on November 3, 1998
                                                  REGISTRATION NO. 333-66243
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               Amendment No. 1 to
                                    Form S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         -----------------------------
                       SIMMONS FIRST NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

      ARKANSAS                     6021                           71-0407808
(State or other            (Primary Standard                (I.R.S. Employer
jurisdiction of            Industrial Classification        Identification No.
incorporation)             Code Number)                     or organization)

    501 Main Street, Pine Bluff, Arkansas 71601 (870) 541-1000 (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
                          -----------------------------
                                 J. THOMAS MAY,
            Chairman of the Board, President and Chief Executive Officer
                       Simmons First National Corporation
                                 501 Main Street
                           Pine Bluff, Arkansas 71601
                                 (501) 541-1103
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                           ----------------------------
                                 With Copies to:
          PATRICK A BURROW, Esq.                    C. BRUCE CRUM, Esq.
         WILLIAMS & ANDERSON LLP                     MCAFEE & TAFT P.C.
     111 CENTER STREET, 22 ND FLOOR          TWO LEADERSHIP SQUARE, TENTH FLOOR
       LITTLE ROCK, ARKANSAS  72201                  211 NORTH ROBINSON
              (501) 372-0800                    OKLAHOMA CITY, OKLAHOMA 73102
                                                       (405) 552-2247
                            ----------------------------

     Approximate date of commencement of proposed sale of securities to the public: As promptly as practicable after the effective date of this registration statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                     CALCULATION OF REGISTRATION FEE

Title of Each Class of         Amount to be      Proposed Maximum          Proposed Maximum           Amount of
Securities to be Registered   Registered (1)     Offering Price per Share  Aggregate Offering Price   Registration Fee
Common Stock, $1 par           464,894           $20.155                   $9,370,000                 $2,605

(1) Based upon the book value of American Bancshares of Arkansas, Inc., which amount is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement Shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

                       SIMMONS FIRST NATIONAL CORPORATION

                              CROSS-REFERENCE SHEET

     Pursuant to Item 501 (b) of Regulation S-K Showing Location in the Prospectus of Information by Items 1 through 19,

                   Part I, of Form S-4 Registration Statement


      ITEM NUMBER AND CAPTION                     LOCATION IN PROSPECTUS


1.   Forepart of the Registration        Registration Statement Cover;
     Statement and Outside Front         Front Cover Page of Prospectus
     Cover Page of Prospectus.

2.   Inside Front and Outside            Inside Front and Back Cover Page
     Back Cover Page of                  of Prospectus; Available Information
     Prospectus.                         Documents Incorporated by Reference
                                         Table of Contents

3.   Risk Factors, Ratio of              Prospectus Summary; Simmons First
     Earnings to Fixed Charges           National Corporation
     and Other Information.

4.   Terms of Transaction.               The Merger

5.   Pro Forma Financial Information.    Financial Information

6.   Material Contacts with the          The Merger
     Company Being Acquired.

7.   Additional Information              *
     Required for Reoffering by
     Persons and Parties Deemed
     to be Underwriters.

8.   Interests of Named Experts          Experts; Legal Matters
     and Counsel.

9.   Disclosure of Commission            *
     Position on Indemnification
     for Securities Act Liabilities.

10.  Information with Respect to         Simmons First National Corporation;
     S-3 Registrants.                    Incorporation of Certain Documents by
                                         Reference; Available Information

11.  Incorporation of Certain            Incorporation of Certain Documents by
     Information by Reference.           Reference

12.  Information with Respect to         *
     S-2 or S-3 Registrants.

13.  Incorporation of Certain            *
     Information by Reference.

14.  Information with Respect to         *
     Registrants other than S-3 or
     S-2 Registrants.

15.   Information with Respect to        *
      S-3 Companies.

16.  Information with Respect to         *
     S-2 or S-3 Companies.

17.  Information with Respect to         Summary; American Bancshares of
     Companies Other than S-3 or         Arkansas, Inc.; Special Meeting;
     S-2 Companies.                      Financial Information; American
                                         Bancshares Financial Statements

18.  Information if Proxies,             American Bancshares Special Meeting;
     Consents or Authorizations          American Bancshares of Arkansas, Inc.
     are to be Solicited.

19.  Information if Proxies              Simmons First National Corporation
     Consents or Authorizations
     are not to be Solicited or
     in an Exchange Offer.

                      AMERICAN BANCSHARES OF ARKANSAS, INC.
                                 PROXY STATEMENT

                       SIMMONS FIRST NATIONAL CORPORATION
                                   PROSPECTUS

                                 464,894 Shares
                      Class A Common Stock, $1.00 Par Value

Special Shareholders Meeting

     The Board of Directors of American Bancshares of Arkansas, Inc. ("ABA") is furnishing this Proxy Statement and Prospectus to the stockholders of ABA to solicit proxies for use at the special meeting of stockholders of ABA to be held on December 3, 1998.

Purpose - Merger with Simmons First National Corporation


     At the meeting, the stockholders of ABA will vote on a proposal to authorize and approve the merger of ABA with and into Simmons First National Corporation ("Simmons") as set forth in the Agreement and Plan of Merger, dated July 24, 1998. If the merger is approved, ABA will merge into Simmons and will no longer be a separate corporation. Simmons has agreed to register under the Securities Act of 1933, as amended, up to 464,894 shares of Simmons Class A, $1.00 par value, Common Stock to be issued in the merger to stockholders of ABA in exchange for their ABA stock. ABA shareholders will receive 58.74324 shares of Simmons' common stock in exchange for each share of ABA stock owned. No fractional shares of Simmons Common Stock will be issued, instead ABA shareholders will receive cash for any fractional shares due them. This Proxy Statement also serves as a Prospectus of Simmons under the Securities Act for the issuance of shares of Simmons Common Stock to stockholders of ABA.


Proxy Mailing


     This Proxy Statement and the accompanying forms of proxy were mailed to the stockholders of ABA on or about November 4, 1998.




Recent Stock Price


     On November 2, 1998, the closing price per share of Simmons First National Corporation Class A Common Stock (symbol: SFNCA) on the NASDAQ, National Market System was $44.00.




For a more complete discussion of the merger, you are strongly urged to read and consider carefully this proxy statement in its entirety.


Neither the SEC nor any state securities agency has approved these securities or determined that this proxy statement and prospectus is accurate or complete. Any representation to the contrary is a criminal offense.



The date of this Proxy Statement is November 4, 1998. The information contained in the Proxy may change after the date of this Proxy Statement. You should not assume that none of the information in the Proxy Statement has changed just because the merger is completed or you receive shares of Simmons Common Stock pursuant to the merger.




Neither Simmons nor ABA have authorized anyone to give any information or to make any promises, not contained in proxy statement, related to the proxy solicitation and the stock offering made by this proxy statement. If you receive any unauthorized information or promises, you should not rely on them.


The proxy solicitation and stock offering are effective only if these activities are legal in the states and countries in which made.

AVAILABLE INFORMATION

     Simmons is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with this Act, Simmons files annual reports on form 10-K, quarterly on form 10-Q, current on form 8-K, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information concerning Simmons may be inspected and copied at the public reference facilities maintained by the SEC. These facilities are located at:

       Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, 7 World Trade Center, Suite 1300, New York, New York 10048.

You may obtain copies of such material from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The public may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.The SEC maintains an Internet site that contains reports, proxy statements, registration statements and other information regarding companies which file electronically with the SEC. The address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Simmons has filed with the SEC a Registration Statement on Form S-4 under the Securities Act for a maximum of 464,894 shares of Simmons Class A Common Stock to be issued upon consummation of the merger. This Proxy Statement does not contain all the information set forth in the Registration Statement and its exhibits. Certain portions of the information have been omitted as allowed by the rules and regulations of the SEC. You may obtain a photocopy of the Registration Statement from the SEC, upon payment of prescribed copying charges or you may obtain a copy from the Internet site referred to above. For further information, you should refer to the Registration Statement and its exhibits. Statements in this Proxy Statement (or any document incorporated by reference in this Proxy Statement) relating to the contents of any contract or other document are not necessarily complete. For additional information about the contract or other document, you should refer to the Registration Statement and its Exhibits.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT INCLUDED OR FURNISHED WITH THE PROXY STATEMENT. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM MR. BARRY L. CROW, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, SIMMONS FIRST NATIONAL CORPORATION, 501 MAIN STREET,
PINE BLUFF, ARKANSAS 71601, (870) 541-1350. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE ON OR BEFORE NOVEMBER 25, 1998.

     The following documents have been filed with the SEC under the Exchange Act and are incorporated by reference into this Proxy Statement:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on March 25, 1998.

     2. The Company's Quarterly Report on Form 10-Q for the calendar quarter ended March 31, 1998, filed with the Commission on May 4, 1998.

     3. The Company's most recent Quarterly Report on Form 10-Q for the calendar quarter ended June 30, 1998, filed with the Commission on August 10, 1998.

     4. The Company's most recent Current Reports on Form 8-K filed with the Commission on July 1, 1998, July 29, 1998 and August 26, 1998.

     5. The description of the Company's Common Stock contained in the Registration Statement on Form S-2, filed April 16, 1993 (File No. 0-06253) and any amendment or report filed for the purpose of updating such description.

     Each  document  filed  after the date of this Proxy  Statement  pursuant to
Section 13 (a), 13(c), 14 or 15(d) of the Exchange Act but prior to the special meeting of the ABA stockholders will be treated as incorporated by reference in this Proxy Statement. These later filed documents shall be treated as a part of this Proxy Statement from the date of filing of the document. Any statement contained in a document incorporated in this Proxy Statement shall be treated as modified or replaced if a statement contained in this Proxy Statement or in any later filed document which is treated as incorporated by reference modifies or replaces the original document.

     Simmons has supplied all information in this Proxy Statement relating to Simmons and ABA has supplied all information relating to ABA.

                                TABLE OF CONTENTS

SUMMARY    The Company.........................................................5
     American Bancshares of Arkansas, Inc......................................5
     The Merger................................................................6
     Consolidated Company......................................................6
     The American Bancshares of Arkansas, Inc. Special Meeting ................6
     Certain Federal Income Tax Consequences...................................7
     Dissenters' Rights........................................................7
     Regulatory Approvals......................................................7
     Accounting Treatment......................................................7
     Market Prices.............................................................7
     Pro Forma and Selected Financial Data...................................8-9
THE AMERICAN BANCSHARES OF ARKANSAS, INC. SPECIAL MEETING
     Date, Time and Place.....................................................10
     Purpose of Meeting ......................................................10
     Shares Outstanding and Entitled to Vote; Record Date.....................10
     Vote Required............................................................10
     Voting; Solicitation of Proxies..........................................10
THE MERGER
     Background of the Merger..............................................10-11
     Reason  for  the   Merger.............................................11-12
     Fairness of the Transaction................................................
     The Agreement.........................................................12-13
     Bank Merger..............................................................13
     Regulatory Approvals.....................................................13
     Antitrust Matters........................................................13
     Certain Federal Income Tax Consequences...............................13-14
     Accounting Treatment ....................................................14
     Right to Dissent.........................................................14
     Exchange Ratio for the Merger............................................15
     Expenses of the Merger...................................................16
FINANCIAL INFORMATION
     Pro Forma Consolidated Balance Sheets.................................17,20
     Pro Forma Consolidated Statements of Income....................18-19, 21-23
SIMMONS FIRST NATIONAL CORPORATION
     General..................................................................24
     Regulation............................................................25-26
     Offices..................................................................26
     Employees................................................................27
     Description of Simmons Common Stock......................................27
     Resale of Simmons Common Stock........................................27-28
     No Shareholder Approval Required ........................................28
     Other Pending Transactions...............................................28
AMERICAN BANCSHARES OF ARKANSAS, INC.
     Description of Business..................................................28
     Management's Discussion and Analysis..................................28-44
     Directors and Executive Officers.........................................44
     Transactions with Management.............................................45
     Principal Stockholders of American Bancshares of Arkansas, Inc...........45
     Competition..............................................................45
     Litigation...............................................................45
     Offices..................................................................45
     Employees................................................................45
     Description of American Bancshares of Arkansas, Inc. Stock...............46
     Comparison of Rights of Holders of American Bancshares of Arkansas, Inc.
     Common Stock and Simmons Common Stock....................................46
LEGAL MATTERS AND EXPERTS
     Legal Opinions...........................................................47
     Experts..................................................................47
     General..................................................................47
INDEX TO AMERICAN BANCSHARES OF ARKANSAS, INC. FINANCIAL STATEMENTS
ANNEXES
     I -   Agreement and Plan of Reorganization ...........................64-84
     II -  Arkansas Business Corporation Act of 1987
     Section 4-27-1301 et. Seq.............................................85-94

                                    SUMMARY

     The following is a summary of certain information in this Proxy Statement. This is only a summary, you should refer to the more detailed discussion in the Proxy Statement and Annexes and other documents for additional information. You are urged to read carefully this Proxy Statement and the attached Annexes in their entirety.

Simmons

     Simmons First National Corporation ("Simmons") is registered as a bank holding company under the Bank Holding Company Act of 1956. Simmons owns the following seven subsidiary banks in Arkansas which conduct banking operations through 40 offices located in 21 communities in Arkansas:

     Simmons First National Bank                     Pine Bluff, Arkansas
     Simmons First Bank of Jonesboro                 Jonesboro,  Arkansas
     Simmons First Bank of South  Arkansas           Lake Village,  Arkansas
     Simmons First Bank of Dumas                     Dumas, Arkansas
     Simmons First Bank of Northwest Arkansas        Rogers,  Arkansas
     Simmons First Bank of Russellville              Russellville,  Arkansas
     Simmons First Bank of Searcy                    Searcy, Arkansas

Its lead bank, Simmons First National Bank (the "Bank"), is a national bank which has been in operation since 1903. The Bank has received favorable national publicity for offering one of the lowest credit card interest rates in the United States. The Bank's primary market area is the State of Arkansas, except for its credit cards which are marketed nationally.


     Recent Financial Information on Simmons

                                                       June 30, 1998                December 31, 1997
                                                   ---------------------        ------------------------
              Total Consolidated Assets                $1,338.9 million             $1,326.1 million
              Total Equity Capital                     $  116.9 million             $  112.1 million


     Simmons' Common Stock is traded on the National Association of Securities Dealers Automated Quotation National Market System over-the-counter market (NASDAQ-NMS) under the symbol "SFNCA". The Corporation's principal executive offices are located at 501 Main Street, Pine Bluff, Arkansas 71601, and its telephone number is (870) 541-1000.

American Bancshares of Arkansas, Inc.

     ABA is registered as a bank holding company under the Bank Holding Company Act of 1956. ABA owns all of the outstanding stock of American State Bank, Charleston, Arkansas. There is no public market for shares of ABA's outstanding capital stock. ABA's principal executive offices are located at 400 East Main Street, Charleston, Arkansas 72933; its telephone number is (501) 965-2201.

     Recent Financial Information on ABA


                                                       June 30, 1998                December 31, 1997
                                                   ---------------------        ------------------------
              Total Consolidated Assets                $ 87.3 million               $ 85.7 million
              Total Equity Capital                     $  9.4 million               $  8.9 million


The Merger

     On July 24, 1998, Simmons and ABA entered into a merger agreement. Upon completion of the merger, ABA will become a part of Simmons and will no longer exist as a separate corporation. Simmons will issue up to 464,894 shares of Simmons Common Stock to the ABA shareholders in exchange for their ABA shares. No fractional shares of Simmons Common Stock will be issued. ABA shareholders will receive cash instead of fractional shares of Simmons Common Stock.
Simmons and ABA believe that the Merger will  ---

      provide liquidity to the holders of ABA common stock, expand the present banking services of ABA expand the geographical presence of Simmons into the banking markets in which ABA operates, and increase the earning potential of the consolidated enterprises.


See "The Merger-The Agreement."

     Upon completion of the Merger, ABA will no longer exist as a corporation. Simmons will be the surviving corporation in the Merger. Each share of ABA common stock outstanding immediately prior to the effective time of the Merger (other than shares as to which dissenter's rights have been perfected the Arkansas Business Corporation Act of 1987) will be converted into the right to receive 58.74324 shares of Simmons Common Stock. The Merger will only be completed if it qualifies as a tax-free reorganization. Simmons will not issue fractional shares of its common stock in the Merger. Any holder of ABA common stock entitled to a fractional share will be paid cash instead of the fractional shares.

ABA STOCKHOLDERS WILL RECEIVE A FIXED NUMBER OF SHARES OF SIMMONS COMMON STOCK FOR EACH SHARE OF ABA COMMON STOCK BASED UPON THE EXCHANGE RATIO. THE VALUE OF THE SIMMONS COMMON STOCK TO BE DELIVERED TO ABA STOCKHOLDERS UPON COMPLETION OF THE MERGER IS SUBJECT TO CHANGE, DUE TO FLUCTUATION OF THE PRICE OF SIMMONS COMMON STOCK. SIMILARLY, THE MARKET VALUE OF THE SHARES OF SIMMONS COMMON STOCK THAT ABA STOCKHOLDERS RECEIVE IN THE MERGER MAY INCREASE OR DECREASE FOLLOWING THE MERGER, DUE TO THE MARKET FLUCTUATION OF SIMMONS COMMON STOCK

     On July 24, 1998, immediately prior to the announcement of the definitive agreement, shares of Simmons Common Stock closed on the NASDAQ-NMS at a price of $47.875. There is no established market value for the stock of ABA.

THE BOARD OF DIRECTORS OF ABA UNANIMOUSLY RECOMMENDS THAT THE ABA STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL OF THE MERGER.


The American Bancshares of Arkansas, Inc. Special Meeting

     The Board of Directors of ABA has called a Special Stockholders Meeting to consider and vote on the proposed merger. This meeting will be held at the offices of ABA, 400 East Main Street, Charleston, Arkansas on December 3, 1998, at 10:00 a.m. Central Standard Time.

The holders of a majority of the outstanding shares of ABA common stock must vote "yes" to approve the Merger. Directors, executive officers and certain related persons hold a total of 72.20% of the outstanding stock of ABA. Management of ABA expects that the directors, executive officers, and those related persons will vote in favor of the Merger. Therefore, the approval of the Merger is expected. Stockholders of ABA are entitled to assert dissenters' rights. See "The Merger - Right to Dissent."

Certain Federal Income Tax Consequences

     Simmons and ABA intend for the Merger to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, neither Simmons nor ABA will recognize any gain or loss as a result of the Merger. ABA's stockholders will not recognize gain or loss upon the receipt of solely Simmons Common Stock in exchange for ABA common stock. ABA will receive an opinion from Simmons' counsel, that shareholders who exchange their ABA common stock for shares of Simmons Common Stock will not recognize a gain or loss in the Merger. The parties to this transaction will not request a ruling from the Internal Revenue Service concerning this transaction. See "The Merger - Certain Federal Income Tax Consequences."

Dissenters' Rights

ABA shareholders are entitled to assert dissenter's rights due to the Merger. ABA Shareholders may exercise their right of dissent by following the procedure described in "The Merger - Right to Dissent" as set out in the Arkansas Business Corporation Act of 1987, Ark. Code Ann ss.ss.4-27-1301 et seq. A copy of this statute is attached as Annex II.

Regulatory Approvals

     Simmons has applied for and received approvals from the Board of Governors of the Federal Reserve and the Arkansas Bank Commissioner to merge ABA into
Simmons.   See "The Merger - Regulatory Approvals."

Accounting Treatment

     Simmons intends to treat the Merger as a pooling of interests for accounting purposes. See "The Merger - Accounting Treatment."

Market Prices

     Simmons Common Stock is traded over-the-counter in the NASDAQ National Market System. ABA common stock is not traded publicly and there is no quoted market for the stock. The table below shows the high and low closing sales prices for Simmons Common Stock.

                       Simmons Common Stock(1)

                               Price Per Share
                             High            Low
                           -----------  ------------

1995                      $ 20.667       $  15.000
1996                      $ 27.250       $  20.500
1997                      $ 42.000       $  25.500
01/01/98 - 06/30/98       $ 53.250       $  42.000
-   -----------


  (1) All share prices have been adjusted for a 50% stock dividend which was paid December 6, 1996.


    On July 24, 1998, immediately prior to the public announcement of the definitive agreement between Simmons and ABA as to the proposed merger transaction, the closing sales price for Simmons Common Stock was $47.875. On November 2, 1998, the closing sales price for Simmons Common Stock was $44.00.

Pro Forma and Selected Financial Data

     The table on the following page shows selected historical financial information of Simmons and ABA and certain unaudited pro forma financial information after giving effect to the Merger. The Merger is treated as a pooling of interest for accounting purposes. The table also shows certain historical per share information about Simmons and ABA and pro forma equivalent per share amounts giving effect to the proposed Merger. The Simmons historical information for each of the years in the five-year period ended December 31, 1997 are based on the historical financial statements of Simmons as audited by Baird, Kurtz and Dobson, independent public accountants. The Simmons and ABA historical information for the six months ended June 30, 1998 and 1997 are based on unaudited historical records. The ABA historical information for 1997 and the operating and per share data for 1997 are based on the historical financial statements of ABA, as audited by Baird, Kurtz & Dobson, independent accountants. The selected ABA balance sheet items for December 31,1996, 1995, 1994 and 1993, and the historical information for the years then ended are based on unaudited company records. The pro forma information shown is a combination of prior fiscal periods of Simmons and ABA. This information should be read together with the historical and pro forma financial statements and related notes. The assumptions used in the preparation of this table are stated elsewhere in the "Financial Information" section of this Proxy Statement. This information does not show or project future operations of Simmons after the Merger or actual results of operations if the Merger had been completed prior to the periods indicated. Pro forma consolidated per share data of Simmons and ABA is prepared using the exchange ratio of 58.74324 shares of Simmons Common Stock for each share of ABA common stock.

     This information should be read together with the consolidated financial statements of each of Simmons and ABA, and the related notes, which are incorporated into this Proxy Statement by reference and together with the unaudited pro forma financial information, including the notes, appearing in this Proxy Statement. See "Incorporation of Certain Documents by Reference" and "Financial Information."



                      Pro Forma and Selected Financial Data
                    (Amounts in thousands, except per share)
                                   (unaudited)


                                               Six Month Ended
                                             --------------------
                                             June 30,   June 30,             For the Year Ended December 31,
                                                                    ---------------------------------------------------
                                               1998        1997        1997        1996      1995        1994      1993
-----------------------------------------------------------------------------------------------------------------------
Net interest income and other income
     Simmons First National Corp.          $  41,544    $  30,628  $  67,960   $  58,921  $  56,129  $  54,106  $ 54,579
     American Bancshares of Arkansas, Inc.     1,917        1,833      3,799       3,557      3,202      3,461     3,299
     Pro Forma                                43,461       32,461     71,759      62,478     59,331     57,567    57,878

Net income
     Simmons First National Corp.              6,270        5,402     11,989      10,301     10,019      9,860     9,396
     American Bancshares of Arkansas, Inc.       484          561        805         779        466        984       764
     Pro Forma                                 6,754        5,963     12,794      11,080     10,485     10,844    10,160

Basic net income per common share
     Simmons First National Corp.               1.09         0.94       2.10        1.81       1.77       1.79      1.85
     American Bancshares of Arkansas, Inc.     61.04        70.71     101.46       98.19      58.73     124.02     96.29
     Pro Forma                                  1.09         0.97       2.07        1.79       1.71       1.82      1.83

Historical dividends per common shares
     Simmons First National Corp.               0.31         0.27       0.56        0.48       0.40       0.31      0.27
     American Bancshares of Arkansas, Inc.        --           --         --          --         --         --        --
     Pro Forma                                  0.29         0.25       0.52        0.44       0.36       0.29      0.25

Total Assets (end of period)
     Simmons First National Corp.          1,338,934      930,752  1,326,145     881,332    839,884    713,262   738,760
     American Bancshares of Arkansas, Inc.    87,307       83,642     85,732      81,930     80,191     76,510    69,395
     Pro Forma                             1,426,241    1,014,394  1,411,877     963,262    920,075    789,772   808,155

Long-term borrowings (end of period)
     Simmons First National Corp.             49,582       18,294     50,281       1,067      4,757     12,144    12,178
     American Bancshares of Arkansas, Inc.     3,521        1,462      3,277          --         --         --        --
     Pro Forma                                53,103       19,756     53,558       1,067      4,757     12,144    12,178

Total stockholders' equity (end of period)
     Simmons First National Corp.            116,850      106,696    112,082     102,825     96,797     83,700    75,335
     American Bancshares of Arkansas, Inc.     9,370        8,579      8,930       8,057      7,401      6,134     6,108
     Pro Forma                               126,220      115,275    121,012     110,882    104,198     89,834    81,443

Book value per  common share (end of period)
     Simmons First National Corp.              20.35        18.64      19.57       18.02      16.91      15.17     13.66
     American Bancshares of Arkansas, Inc.   1183.98      1081.30    1125.54     1015.50     932.82     773.13    769.85
     Pro Forma                                 20.35        18.63      19.55       17.97      16.83      15.02     13.67

            THE AMERICAN BANCSHARES OF ARKANSAS, INC. SPECIAL MEETING

DATE, TIME AND PLACE

     The ABA Special Shareholders Meeting will be held on December 3, 1998, commencing at 10:00 a.m. Central Standard Time, at the offices of ABA, 400 East Main Street, Charleston, Arkansas.

PURPOSE OF MEETING

     The purpose of the ABA Special Shareholders Meeting is to consider and vote upon the adoption of the Agreement and Plan of Merger ("Agreement"), by and between ABA and Simmons, dated July 24, 1998.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

     The close of business on October 19, 1998, has been fixed by the Board of Directors of ABA as the record date for the determination of holders of ABA common stock entitled to notice of and to vote at the ABA Special Shareholders Meeting. At the close of business on October 19, 1998, there were 7,914 shares of ABA common stock issued and outstanding held by 13 shareholders of record. Holders of record of ABA common stock on the record date are entitled to one vote per share and are entitled to dissenters' rights. See "The Merger - Right to Dissent."

VOTE REQUIRED

     The affirmative vote of a majority of all the shares of ABA common stock outstanding on the record date is required to adopt the Agreement.

     As of June 30, 1998, directors, executive officers and their affiliates own 72.20% of the outstanding stock of ABA. Management anticipates that the directors, executive officers, and their affiliates will vote in favor of the Merger, and therefore, the approval of the Merger is assured.

VOTING; SOLICITATION OF PROXIES

     Proxies for use at the ABA Special Meeting accompany copies of this Proxy Statement delivered to record holders of ABA common stock and such proxies are solicited on behalf of the Board of Directors of ABA. A holder of ABA common stock may use his proxy if he is unable to attend the ABA Special Meeting in person or wishes to have his shares voted by proxy even if he does attend the meeting. The proxy may be revoked in writing by the person giving it at any time before it is exercised, by notice of such revocation to the secretary of ABA, or by submitting a proxy having a later date, or by such person appearing at the ABA meeting and electing to vote in person. All proxies validly submitted and not revoked will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the Merger.

     ABA will bear the cost of solicitation of proxies from its stockholders. In addition to using the mail, proxies may be solicited by personal interview. Officers and other employees of ABA acting on ABA's behalf, may solicit proxies personally.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In March, 1998, the Chairman of the Board of Directors of ABA, Joe S. Hiatt, met with Mr. Randy Dennis, DD&F Consulting Group, to discuss strategic long-term planning issues for ABA in light of three factors: (1) the desire on the part of Mr. Hiatt to retire within the next several years, (2) the desire on the part of Mr. Hiatt, who with his wife were the holders of 67.60% of ABA's outstanding shares, to liquidate his holdings in ABA on a tax-free basis, and
(3) the large number of bank merger and acquisition transactions that had been occurring over the past 24 to 36 months in the Arkansas and Southwest area at attractive purchase price premiums.

     Following that meeting, Mr. Hiatt reported to ABA's Board of Directors on his discussions with Mr. Dennis. The Board of Directors determined that it would be in the best interest of the stockholders of ABA for ABA to actively solicit offers for acquisition by outside parties. The Board retained DD&F Consulting Group and counsel to assist it with soliciting outside acquisition offers.

     Over the next several weeks, informal discussions occurred with a number of institutions that determined level of interest in possibly acquiring ABA. These discussions led to the receipt by ABA of four written preliminary offers. Following a review of these preliminary offers, three parties were invited to conduct on-site due diligence with respect to ABA and its subsidiary, American State Bank, Charleston, Arkansas. Following completion of this due diligence process, ABA received three formal written offers including the offer from Simmons First National Corporation ("Simmons" of "Company"). After consideration of these offers, a decision was made by ABA's directors to pursue additional negotiations with Simmons. Those negotiations ensued, and on June 26, 1998, a letter of intent was reached between ABA and Simmons regarding an acquisition. At the time the letter of intent was reached, ABA and Simmons exchanged certain information for review by each party's respective management, counsel and advisors. Further negotiations commenced regarding the negotiation of the Merger Agreement. On July 23, 1998, ABA's Board of Directors met for purposes of considering and acting upon the proposed Agreement between ABA and Simmons. Based upon the terms of the Agreement, the ABA Board of Directors unanimously approved the Agreement.

     At a meeting of the Board of Directors of SFNC held on July 23, 1998, the SFNC Board unanimously approved the Agreement. The agreement was signed on July 24, 1998.

REASONS FOR THE MERGER

     In reaching its determination that the Merger and the Agreement are fair to, and in the best interest of, ABA and its shareholders, ABA's Board of Directors consulted with its consultants and counsel, as well as with ABA's management, and considered a number of factors, including, without limitation, the following:

     a. The familiarity of the ABA Board of Directors with and review of ABA's business, operations, earnings and financial condition;

     b. The terms of the other offers received by ABA, including both the amount and nature of the consderation proposed to be paid;

     c. The recent market performance of Simmons Common Stock and , as well as the recent earnings performance and dividend payment history of Simmons;

     d. The belief of the ABA Board of Directors that the terms of the Agreement are attractive in that the Agreement allows ABA's shareholders to become shareholders in Simmons;

     e. The wide range of banking products and services Simmons offers to its customers;

     f. The current and prospective economic and regulatory environment and competitive constraints facing the banking industry and financial institutions in ABA's market area;

     g. The belief of the ABA Board of  Directors,  based upon  analysis  of the anticipated  financial  effects of the  Merger,  that upon  consummation  of the
Merger, Simmons and its banking subsidiaries would be well-capitalized institutions, the financial positions of which would be in excess of all applicable regulatory capital requirements;

     h. The recent business combinations involving financial institutions, either announced or completed, during the past 24 to 36 months in the United States, the State of Arkansas and contiguous states and the effect of such combinations on competitive conditions in ABA's market area;

     i. The belief of the ABA Board of Directors that, in light of the reasons discussed above, Simmons was an attractive choice as a long-term affiliation partner of ABA; and

     j. The expectation that the Merger will generally be a tax-free transaction to ABA shareholders who receive Simmons Common Stock by virtue of the Merger (see "Certain Federal Income Tax Consequences").

ABA's Board did not assign any specific or relative weight to the foregoing factors in their considerations.


THE BOARD OF DIRECTORS OF ABA BELIEVES THAT THE PROPOSED ACQUISITION IS IN THE BEST INTEREST OF THE STOCKHOLDERS OF ABA AND RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE AGREEMENT.

THE AGREEMENT

     The following description of certain features of the Agreement is qualified in its entirety by the full text of the Agreement, which is incorporated herein by reference and attached hereto by Annex.

     Under the terms of the Agreement, ABA will be merged with and into Simmons in exchange for the issuance by the Company of a maximum of 464,894 newly issued shares of Simmons Common Stock to the holders of the common stock of ABA. The consummation of the Merger is conditioned on it being a tax-free reorganization. Fractional shares of Simmons Common Stock will not be issued in connection with the Merger. A holder of ABA common stock otherwise entitled to a fractional share will be paid cash in lieu of such fractional shares.

     Upon consummation of the Merger, ABA will merge with and into Simmons, and Simmons will be the surviving corporation in the Merger. As a result of the Merger, each share of ABA common stock outstanding immediately prior to the effective time (the "Effective Time") of the Merger (other than shares as to which dissenter's rights have been perfected ("Dissenters' Shares") under the Arkansas Business Corporation Act of 1987) will be converted into the right to receive 58.74324 shares of Simmons Common Stock (the "Exchange Ratio"). The payment of cash for fractional shares will be computed by valuing Simmons Common Stock at the average closing price per share of Simmons Common Stock during the period of twenty (20) trading days on which one or more trades actually takes place ending immediately prior to the fifth trading day preceding the Effective Time.

     Simmons and ABA have agreed, for the period prior to the consummation of the merger, to operate their respective businesses only in the usual, regular and ordinary course. In addition, Simmons and ABA will use reasonable efforts to maintain and keep their respective properties in as good repair and condition as at present, except for ordinary wear and tear and to perform all obligations required under all material contracts, leases, and documents relating to or affecting their respective assets prior to the consummation of the Merger. Simmons and ABA have further agreed that, prior to consummation of the Merger, they will not incur any material liabilities or obligations, except in the ordinary course of business, or take any action which would or is reasonably likely to adversely affect the ability of either Simmons or ABA to obtain any necessary approvals, adversely affect the ability of Simmons or ABA to perform their covenants and agreements under the Agreement, or result in any of the conditions to the Merger not being satisfied. ABA has further agreed that, unless otherwise required by applicable law, it shall not initiate, solicit or encourage any inquiry or proposal which constitutes a competing transaction.

     The Agreement requires that certain conditions occur or be waived prior to the closing date ("Conditions Precedent"), including (a) approval by ABA stockholders by a majority of all outstanding shares; (b) eligibility of the transaction to be accounted for under the pooling of interest method of accounting, (c) approval by the appropriate bank regulatory authorities; and (d) satisfaction of other customary conditions normally associated with closing a merger transaction. It is also a condition to the Merger that Simmons have an effective registration statement on file with the Securities and Exchange Commission covering the issuance of shares to be exchanged pursuant to the Merger. Prior to the effective date of the Merger, any condition of the Agreement, except those required by law, may be waived by the party benefited by the condition.

     The effective date of the Merger will be the date the Articles of Merger are filed with the Arkansas Secretary of State, or the date so stated in the Articles of Merger. The Agreement provides that a closing date will be set by mutual agreement to occur within a reasonable time following the date on which the last of all regulatory and other approvals necessary to consummate the Merger have been received and all necessary time periods imposed by regulatory authorities have elapsed. The parties may, however, amend the Agreement to provide a later closing date.

     All shares of ABA common stock converted into the right to receive the merger consideration in the Merger shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing shares of Simmons Common Stock into which such shares of ABA common stock are convertible. Certificates previously representing shares of ABA common stock shall be exchanged for certificates representing whole shares of Simmons Common Stock issued in consideration therefor upon the surrender of such certificates as provided below.

     The Agreement provides that Simmons and ABA will cause the Effective Time to occur as promptly as practicable after the approval by the stockholders of ABA of the Agreement and the satisfaction (or waiver, if permissible) of the other conditions set forth in the Agreement. As soon as the date on which the Effective Time is anticipated to occur is determined, Simmons and ABA will publicly announce such date, although no assurance can be given that the Effective Time will occur on such date.

BANK MERGER

     Incidental to the consummation of the Merger, it is anticipated that American State Bank, Charleston, Arkansas will merge with and into Simmons First National Bank during early 1999 ("Bank Merger"). Simmons First National Bank will be the surviving entity and expects to continue to operate all of the banking offices of American State Bank as branches of Simmons First National Bank. The Bank Merger is conditioned upon the prior completion of the Merger.

 REGULATORY APPROVALS

         The Merger is subject to prior approval by the appropriate banking regulatory authorities. An application was filed for approval of the Merger with the Board of Governors of the Federal Reserve System ("Federal Reserve") for Simmons to acquire ABA and approval was granted on October 5, 1998. The Merger is also subject to review by the Department of Justice as to its competitive effects. An application was also filed with the Arkansas Bank Department
("Department") for approval of the Merger and its approval was received on September 30, 1998. Additionally, it is expected that an application will be filed within the next thirty (30) days with the U.S. Treasury Department, Office of the Comptroller of the Currency ("OCC") for approval of the Bank Merger. Simmons and ABA expect the application with the OCC to also be approved in due course after filing.

ANTITRUST MATTERS

         After approval by the Federal Reserve, the Department of Justice has fifteen (15) calendar days in which to challenge the proposed Merger on anti-trust considerations. The approval letter from the Federal Reserve provides that the Merger may not be consummated until fifteen (15) calendar days after the effective date of such letter. This waiting period expired on October 20, 1988, without any action by the Department of Justice.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary discusses the principal federal income tax consequences of the Merger. The summary is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, and any such change could affect the continuing validity of the discussion. The discussion assumes that holders of shares of ABA common stock hold such shares as a capital asset, and does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, nor any consequences arising under the laws of any state, locality or foreign jurisdiction.

     Williams & Anderson LLP, counsel to Simmons is of the opinion, subject to the assumptions set forth below, that the Merger will constitute a tax-free reorganization pursuant to Sections 368(a)(1)(A) of the Code and that, accordingly, neither Simmons nor ABA will recognize gain or loss as a result of the Merger, and (ii) holders of ABA common stock who receive shares of Simmons Common Stock for their shares of ABA Stock will not recognize gain or loss in the Merger, except to the extent of cash received in lieu of fractional shares of Simmons Common Stock.

     The foregoing opinion is based upon (i) certain representations of Simmons and ABA, (ii) the assumption that the Merger will be consummated in accordance with its terms, and (iii) the assumption that the "continuity of interest" requirement for tax-free reorganization treatment will be satisfied. The consummation of the Merger is conditioned on the receipt by Simmons and ABA of an opinion of Williams & Anderson LLP confirming that the requirements for tax-free reorganization treatment, including the continuity of interest requirement, have been met and that accordingly, the Merger qualifies as a tax-free reorganization. The discussion below summarizes certain federal income tax consequences of the Merger to a ABA stockholder, assuming that the Merger will qualify as a tax-free reorganization.

     GENERAL. Except as discussed below with respect to cash received in lieu of a fractional share of Simmons Common Stock, the receipt of Simmons Common Stock by a stockholder of ABA in exchange for such stockholder's shares of ABA common stock will not cause the shareholder to recognize gain or loss. The tax basis of the shares of Simmons Common Stock received will be the same as the tax basis of the shares of ABA common stock exchanged, decreased by the basis of any fractional share interest for which cash is received in the Merger. The holding period of the shares of Simmons Common Stock received will include the holding period of the shares of ABA common stock exchanged therefor.

     FRACTIONAL SHARES. If a holder of shares of ABA common stock receives cash in lieu of a fractional share of Simmons Common Stock in the Merger, such cash amount will be treated as received in exchange for the fractional share of Simmons Common Stock. Gain or loss recognized as a result of that exchange will be equal to the cash amount received for the fractional share of Simmons Common Stock reduced by the proportion of the holder's tax basis in shares of ABA common stock exchanged and allocable to the fractional share of Simmons Common Stock.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, ABA STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

     The tax opinion of Williams & Anderson LLP described in the first sentence under "Tax Opinion" has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part.

ACCOUNTING TREATMENT

     Simmons intends to treat the merger as a pooling for accounting purposes. Consequently, in accordance with generally accepted accounting principles, Simmons anticipates that the asset and liability accounts of the ABA will not be adjusted, but will be combined with the corresponding accounts of the Company.

RIGHT TO DISSENT

HOLDERS OF ABA COMMON STOCK SHALL BE ENTITLED TO DISSENTER'S RIGHTS PURSUANT TO ARK. CODE ANN. SECTION 4-27-1301 ET. SEQ. WITH RESPECT TO THE MERGER.

     The following summary does not purport to be a complete statement of the method of compliance with the applicable statute and is qualified by reference to those statutory sections which are attached hereto by Annex.

     A holder of ABA Common Stock who wishes to perfect his dissenter's rights in the event that the Merger is adopted must:

         (a) File with the corporation, prior to or at the meeting of stockholders at which the vote on the Agreement is to be made, written objection to the Agreement; and

         (b)  Not have voted in favor of the Agreement.

     Any written notice of objection to the Agreement pursuant to clause (a) of the immediately preceding paragraph should be mailed or delivered to American
Bancshares of Arkansas, Inc., P. O. Box 128, 400 East Main Street, Charleston, Arkansas 72933, Attention: Mr. Joe S. Hiatt, Chairman. Because the written objection must be delivered prior to or at the stockholder vote on the Merger, it is recommended, although not required, that a stockholder using the mail should use certified or registered mail, return receipt requested, to confirm that he has made timely delivery.

     If the Merger is adopted at the stockholders meeting, the corporation must send to the dissenting stockholder, no later than ten (10) days after the corporate action was taken, a dissenter's notice which will inform the stockholder where a demand for payment must be sent, where the stockholder's share certificates must be deposited and provide a form for demanding payment. The dissenter's notice will also notify the stockholder of a time period within not less than thirty (30) nor more than sixty (60) days within which the stockholder must deliver the payment demand form and stock certificates to the corporation.

     As soon as the Merger is consummated, or upon receipt of a payment demand by the dissenting stockholder, Simmons must pay the dissenting stockholder the amount Simmons estimates to be the fair value of the shares, plus accrued interest and deliver to the dissenting stockholder the corporation's balance sheet as of the most recent fiscal year, an income statement for that year, a statement of changes in stockholder equity for that year, and the latest available interim financial statement. At this time, Simmons shall also deliver to the dissenting stockholder a statement of the corporation's estimate of fair value of the shares, an explanation of how interest was calculated, a statement of the dissenter's right to demand a higher value for his shares and a copy of the appropriate statutory provisions governing the dissenters rights procedure.

     Within thirty (30) days after the dissenting stockholder has received payment in the amount the corporation estimates to be the fair value of the shares, the dissenting stockholder must notify the corporation, in writing, of his own estimate of fair value. If the dissenting stockholder does not notify the corporation within this thirty (30) day period, he waives his right to demand a higher payment.

     If the demand for payment remains unsettled for sixty (60) days from the date the corporation receives the dissenting stockholders demand for payment, the corporation must commence a proceeding and file a petition in Jefferson County Circuit Court to determine the fair value of the shares and the amount of accrued interest to be paid.

EXCHANGE RATIO FOR THE MERGER

     The  exchange  ratio for the Merger is fixed in the Merger  Agreement to be
58.74324 shares of Simmons Common Stock for each share of ABA stock.

EXPENSES OF THE MERGER

     Simmons and ABA will bear their own expenses incident to preparing for, entering into and carrying out the Agreement and the consummation of the Merger, except that Simmons will pay all expenses incident to the preparation of this Proxy Statement and its printing and distribution and for the filing of necessary applications for approval of the Merger with the Federal Reserve and the Department.

PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements assume a business combination between the Company and American Bancshares of Arkansas, Inc., (in the form of a merger) accounted for on a pooling of interests basis. The pro forma combined balance sheets combine the Company's June 30, 1998, and December 31, 1997, consolidated balance sheets with American Bancshares of Arkansas, Inc.'s, June 30, 1998, and December 31, 1997, consolidated balance sheets, respectively, giving effect to the merger as if such transaction had occurred as of such dates. The pro forma combined statements of income combine the Company's historical consolidated statements of income for the unaudited six month periods ended June 30, 1998 and 1997, and the three fiscal years ended December 31, 1997, 1996 and 1995, with the corresponding historical consolidated statements of income of American Bancshares of Arkansas, Inc. for such periods, giving effect to the merger as if such transaction had happened at the beginning of the respective periods.

     The unaudited historical consolidated financial statement data of the Company as of June 30, 1998, and for the six month periods ended June 30, 1998 and 1997, and the unaudited historical consolidated financial statement data of American Bancshares of Arkansas, Inc. as of June 30, 1998, and the six month periods ended June 30, 1998 and 1997 and years ended December 31, 1996 and 1995, have been prepared on the same basis as the historical information derived from audited financial statements, and, in the opinion of their respective management, reflect all adjustments, consisting only of normal occurring accruals, necessary for a fair presentation of the financial position and results of operations for such periods.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the actual operating results or financial position of the combined entity that would have been achieved had the merger been consummated at the dates presented, nor is it necessarily indicative of the combined entity's future operating results or financial position. The unaudited pro forma combined financial statements do not incorporate any benefits from costs savings or synergies of operations of the combined entity that may occur. The Company and American Bancshares of Arkansas, Inc. anticipate incurring direct transaction costs and integration costs related to the merger. Such anticipated costs are not reflected in the pro forma information.

     The pro forma combined financial statements are based on the historical consolidated financial statements of the Company and American Bancshares of Arkansas, Inc. and the notes thereto, and should be read in conjunction with the financial statements of the Company and American Bancshares of Arkansas, Inc. included elsewhere in this document and incorporated by reference herein.


                                         SIMMONS FIRST NATIONAL CORPORATION
                                    PRO FORMA COMBINED BALANCE SHEET (Unaudited)
                                                   June 30, 1998
                                                  (In Thousands)


                                                                                                     Simmons First
                                             Simmons First          American                           National
                                               National          Bancshares of                        Corporation
                                              Corporation        Arkansas, Inc.     Adjustments        Pro Forma
                                           ----------------    -----------------  --------------     --------------
Assets
     Cash and cash equivalents              $       96,890    $        10,753                      $       107,643
     Investment securities                         323,202             20,154                              343,356
     Net loans                                     820,736             49,571                              870,307
     Other earning assets                            7,298                                                   7,298
     Other assets                                   90,808              6,829                               97,637
                                            --------------    ---------------                      ---------------
     Total assets                           $    1,338,934    $        87,307                      $     1,426,241
                                             =============     ==============                       ==============

Liabilities
     Deposits                               $    1,104,448    $        71,196                      $     1,175,644
     Other liabilities                             117,636              6,741                              124,377
                                            --------------    ---------------                      ---------------
     Total liabilities                           1,222,084             77,937                            1,300,021
                                            --------------    ---------------                      ---------------

Equity Capital
     Common stock                                    5,741                252               213              6,206
     Surplus                                        45,287              1,846              (907)            46,226
     Undivided profits                              64,383              8,183                               72,566
     Treasury stock                                                      (694)              694
     Unrealized appreciation (depreciation)
        on available-for-sale securities             1,439               (217)                               1,222
                                            --------------    ----------------    -------------    ---------------
     Total stockholders' equity                    116,850              9,370                --            126,220
                                            --------------    ---------------     -------------    ---------------
                                            $    1,338,934    $        87,307     $          --    $     1,426,241
                                             =============     ==============      ============     ==============





                                      SIMMONS FIRST NATIONAL CORPORATION
                               PRO FORMA COMBINED INCOME STATEMENTS (Unaudited)
                                    For the Six Months Ended June 30, 1998
                                     (In Thousands, Except Per Share Data)


                                                                                                   Simmons First
                                                          Simmons First          American             National
                                                            National           Bancshares of         Corporation
                                                           Corporation        Arkansas, Inc.          Pro Forma
                                                       -------------------  ------------------  ------------------
Interest income
     Loans                                             $            36,495  $            2,450  $           38,945
     Investment securities                                           9,828                 672              10,500
     Other interest income                                           2,349                 159               2,508
                                                       -------------------  ------------------  ------------------

          Total interest income                                     48,672               3,281              51,953
                                                       -------------------  ------------------  ------------------

Interest expense
     Deposits                                                       21,759               1,507              23,266
     Other interest expense                                          3,328                 177               3,505
                                                       -------------------  ------------------  ------------------

          Total interest expense                                    25,087               1,684              26,771
                                                       -------------------  ------------------  ------------------

Net interest income                                                 23,585               1,597              25,182
Provision for loan losses                                            4,849                 127               4,976
                                                       -------------------  ------------------  ------------------

Net interest income after provision for loan losses                 18,736               1,470              20,206
                                                       -------------------  ------------------  ------------------

Non-interest income
     Trust                                                           1,561                  --               1,561
     Service charges on deposit accounts                             2,675                 166               2,841
     Other service charges and fees                                    699                  34                 733
     Credit card fees                                                4,518                  --               4,518
     Mortgage servicing and mortgage-related fees                    3,667                  --               3,667
     All other non-interest income                                   4,839                 120               4,959
                                                       -------------------  ------------------  ------------------

          Total non-interest income                                 17,959                 320              18,279
                                                       -------------------  ------------------  ------------------

Non-interest expense
     Salaries and employee benefits                                 13,979                 577              14,556
     Occupancy expense, net                                          1,659                 118               1,777
     Furniture and equipment expense                                 1,830                 118               1,948
     Other non-interest expense                                     10,370                 309              10,679
                                                       -------------------  ------------------  ------------------

          Total non-interest expense                                27,838               1,122              28,960
                                                       -------------------  ------------------  ------------------

Income before income taxes                                           8,857                 668               9,525
Provision for income taxes                                           2,587                 184               2,771
                                                       -------------------  ------------------  ------------------

Net income                                             $             6,270  $              484  $            6,754
                                                        ==================   =================   =================

Basic earnings per share                               $              1.09  $            61.04  $             1.09
                                                        ==================   =================   =================

Diluted earnings per share                             $              1.07  $            61.04  $             1.07
                                                        ==================   =================   =================



                                      SIMMONS FIRST NATIONAL CORPORATION
                                PRO FORMA COMBINED INCOME STATEMENTS (Unaudited)
                                  For the Six Months Ended June 30, 1997
                                  (In Thousands, Except Per Share Data)


                                                                                                   Simmons First
                                                          Simmons First          American             National
                                                            National           Bancshares of         Corporation
                                                           Corporation        Arkansas, Inc.          Pro Forma
                                                       -------------------  ------------------  ------------------


Interest income
     Loans                                             $            23,679  $            2,224  $           25,903
     Investment securities                                           7,417                 814               8,231
     Other interest income                                           1,492                  87               1,579
                                                       -------------------  ------------------  ------------------

          Total interest income                                     32,588               3,125              35,713
                                                       -------------------  ------------------  ------------------

Interest expense
     Deposits                                                       13,396               1,482              14,878
     Other interest expense                                          1,094                  74               1,168
                                                       -------------------  ------------------  ------------------

          Total interest expense                                    14,490               1,556              16,046
                                                       -------------------  ------------------  ------------------

Net interest income                                                 18,098               1,569              19,667
Provision for loan losses                                            1,645                  90               1,735
                                                       -------------------  ------------------  ------------------

Net interest income after provision for loan losses                 16,453               1,479              17,932
                                                       -------------------  ------------------  ------------------

Non-interest income
     Trust                                                           1,127                  --               1,127
     Service charges on deposit accounts                             1,604                 144               1,748
     Other service charges and fees                                    699                  30                 729
     Credit card fees                                                4,487                  --               4,487
     Mortgage servicing and mortgage-related fees                    3,674                  --               3,674
     All other non-interest income                                     939                  90               1,029
                                                       -------------------  ------------------  ------------------

          Total non-interest income                                 12,530                 264              12,794
                                                       -------------------  ------------------  ------------------

Non-interest expense
     Salaries and employee benefits                                 11,149                 559              11,708
     Occupancy expense, net                                          1,218                 118               1,336
     Furniture and Equipment expense                                 1,469                 118               1,587
     Other non-interest expense                                      7,560                 289               7,849
                                                       -------------------  ------------------  ------------------

          Total non-interest expense                                21,396               1,084              22,480
                                                       -------------------  ------------------  ------------------

Income before income taxes                                           7,587                 659               8,246
Provision for income taxes                                           2,185                  98               2,283
                                                       -------------------  ------------------  ------------------

Net income                                             $             5,402  $              561  $            5,963
                                                        ==================   =================   =================

Basic earnings per share                               $              0.94  $            70.71  $             0.97
                                                        ==================   =================   =================

Diluted earnings per share                             $              0.93  $            70.71  $             0.95
                                                        ==================   =================   =================



                       SIMMONS FIRST NATIONAL CORPORATION
                        PRO FORMA COMBINED BALANCE SHEET
                                December 31, 1997
                                 (In Thousands)


                                                                                                    Simmons First
                                             Simmons First          American                           National
                                               National          Bancshares of                       Corporation
                                              Corporation       Arkansas, Inc.     Adjustments        Pro Forma
                                            --------------    ----------------    -------------    ---------------
Assets
     Cash and cash equivalents              $      126,998    $         4,750                      $       131,748
     Investment securities                         316,365             24,924                              341,289
     Net loans                                     781,555             49,490                              831,045
     Other earning assets                            9,207                                                   9,207
     Other assets                                   92,020              6,568                               98,588
                                            --------------    ---------------                      ---------------
     Total assets                           $    1,326,145    $        85,732                      $     1,411,877
                                             =============     ==============                       ==============

Liabilities
     Deposits                               $    1,104,501    $        70,950                      $     1,175,451
     Other liabilities                             109,562              5,852                              115,414
                                            --------------    ---------------                      ---------------
     Total liabilities                           1,214,063             76,802                            1,290,865
                                            --------------    ---------------                      ---------------

Equity Capital
     Common stock                                    5,726                252               213              6,191
     Surplus                                        45,059              1,846              (890)            46,015
     Undivided profits                              59,891              7,699                               67,590
     Treasury stock                                                      (677)              677
     Unrealized appreciation (depreciation)
       on available-for-sale securities              1,406               (190)                               1,216
                                            --------------    ---------------     -------------    ---------------
     Total stockholders' equity                    112,082              8,930                --            121,012
                                            --------------    ---------------     -------------    ---------------
                                            $    1,326,145    $        85,732     $          --    $     1,411,877
                                             =============     ==============      ============     ==============



                           FIRST NATIONAL CORPORATION
                                                PRO   FORMA   COMBINED    INCOME STATEMENTS
                      For the Year Ended December 31, 1997
                      (In Thousands, Except Per Share Data)


                                                                                                    Simmons First
                                                          Simmons First          American             National
                                                            National           Bancshares of         Corporation
                                                           Corporation        Arkansas, Inc.          Pro Forma
                                                       -------------------  ------------------  ------------------

Interest income
     Loans                                             $            58,544  $            4,626  $           63,170
     Investment securities                                          16,490               1,653              18,143
     Other interest income                                           3,372                 125               3,497
                                                       -------------------  ------------------  ------------------

          Total interest income                                     78,406               6,404              84,810
                                                       -------------------  ------------------  ------------------

Interest expense
     Deposits                                                       33,869               2,967              36,836
     Other interest expense                                          4,122                 192               4,314
                                                       -------------------  ------------------  ------------------

          Total interest expense                                    37,991               3,159              41,150
                                                       -------------------  ------------------  ------------------

Net interest income                                                 40,415               3,245              43,660
Provision for loan losses                                            4,013                 499               4,512
                                                       -------------------  ------------------  ------------------

Net interest income after provision for loan losses                 36,402               2,746              39,148
                                                       -------------------  ------------------  ------------------

Non-interest income
     Trust                                                           2,536                                   2,536
     Service charges on deposit accounts                             4,146                 311               4,457
     Other service charges and fees                                  1,296                  51               1,347
     Credit card fees                                                9,433                                   9,433
     Mortgage servicing and mortgage-related fees                    7,766                                   7,766
     All other non-interest income                                   2,368                 192               2,560
                                                       -------------------  ------------------  ------------------

          Total non-interest income                                 27,545                 554              28,099
                                                       -------------------  ------------------  ------------------

Non-interest expense
     Salaries and employee benefits                                 23,793               1,243              25,036
     Occupancy expense, net                                          2,857                 248               3,105
     Furniture and Equipment expense                                 3,219                 230               3,449
     Other non-interest expense                                     17,065                 579              17,644
                                                       -------------------  ------------------  ------------------

          Total non-interest expense                                46,934               2,300              49,234
                                                       -------------------  ------------------  ------------------

Income before income taxes                                          17,013               1,000              18,013
Provision for income taxes                                           5,024                 195               5,219
                                                       -------------------  ------------------  ------------------

Net income                                             $            11,989  $              805  $           12,794
                                                        ==================   =================   =================

Basic earnings per share                               $              2.10  $           101.46  $             2.07
                                                        ==================   =================   =================

Diluted earnings per share                             $              2.07  $           101.46  $             2.04
                                                        ==================   =================   =================


                       SIMMONS FIRST NATIONAL CORPORATION
                PRO FORMA COMBINED INCOME STATEMENTS (Unaudited)
                      For the Year Ended December 31, 1996
                      (In Thousands, Except Per Share Data)


                                                                                                   Simmons First
                                                          Simmons First          American             National
                                                            National           Bancshares of        Corporation
                                                           Corporation        Arkansas, Inc.          Pro Forma
                                                       -------------------  ------------------  ------------------

Interest income
     Loans                                             $            44,333  $            4,372  $           48,705
     Investment securities                                          13,664               1,487              15,151
     Other interest income                                           3,370                 175               3,545
                                                       -------------------  ------------------  ------------------

          Total interest income                                     61,367               6,034              67,401
                                                       -------------------  ------------------  ------------------

Interest Expense
     Deposits                                                       25,769               2,996              28,765
     Other interest expense                                          1,793                 103               1,896
                                                       -------------------  ------------------  ------------------

          Total interest expense                                    27,562               3,099              30,661
                                                       -------------------  ------------------  ------------------

Net interest income                                                 33,805               2,935              36,740
Provision for loan losses                                            2,341                  57               2,398
                                                       -------------------  ------------------  ------------------

Net interest income after provision for loan losses                 31,464               2,878              34,342
                                                       -------------------  ------------------  ------------------

Non-interest income
     Trust                                                           2,166                                   2,166
     Service charges on deposit accounts                             3,222                 270               3,492
     Other service charges and fees                                  1,069                  46               1,115
     Credit card fees                                                9,601                                   9,601
     Mortgage servicing and mortgage-related fees                    7,095                                   7,095
     All other non-interest income                                   1,963                 306               2,269
                                                       -------------------  ------------------  ------------------

          Total non-interest income                                 25,116                 622              25,738
                                                       -------------------  ------------------  ------------------

Non-interest expense
     Salaries and employee benefits                                 21,774               1,161              22,935
     Occupancy expense, net                                          2,310                 234               2,544
     Furniture and Equipment expense                                 2,416                 230               2,646
     Other non-interest expense                                     15,456                 923              16,379
                                                       -------------------  ------------------  ------------------

          Total non-interest expense                                41,956               2,548              44,504
                                                       -------------------  ------------------  ------------------

Income before income taxes                                          14,624                 952              15,576
Provision for income taxes                                           4,323                 173               4,496
                                                       -------------------  ------------------  ------------------

Net income                                             $            10,301  $              779  $           11,080
                                                        ==================   =================   =================

Basic earnings per share                               $              1.81  $            98.19  $             1.79
                                                        ==================   =================   =================

Diluted earnings per share                             $              1.79  $            98.19  $             1.77
                                                        ==================   =================   =================



                       SIMMONS FIRST NATIONAL CORPORATION
                PRO FORMA COMBINED INCOME STATEMENTS (Unaudited)
                      For the Year Ended December 31, 1995
                      (In Thousands, Except Per Share Data)


                                                                                                   Simmons First
                                                          Simmons First          American             National
                                                            National           Bancshares of        Corporation
                                                           Corporation        Arkansas, Inc.          Pro Forma
                                                       -------------------  ------------------  ------------------
Interest income
     Loans                                             $            39,917  $            4,265  $           44,182
     Investment securities                                          12,996               1,429              14,425
     Other interest income                                           3,316                 144               3,460
                                                       -------------------  ------------------  ------------------

          Total interest income                                     56,229               5,838              62,067
                                                       -------------------  ------------------  ------------------

Interest expense
     Deposits                                                       22,264               3,064              25,328
     Other interest expense                                          2,201                 127               2,328
                                                       -------------------  ------------------  ------------------

          Total interest expense                                    24,465               3,191              27,656
                                                       -------------------  ------------------  ------------------

Net interest income                                                 31,764               2,647              34,411
Provision for loan losses                                            2,092                 342               2,434
                                                       -------------------  ------------------  ------------------

Net interest income after provision for loan losses                 29,672               2,305              31,977
                                                       -------------------  ------------------  ------------------

Non-interest income
     Trust                                                           1,790                                   1,790
     Service charges on deposit accounts                             2,768                 285               3,053
     Other service charges and fees                                    825                  43                 868
     Credit card fees                                               10,114                                  10,114
     Mortgage servicing and mortgage-related fees                    6,092                                   6,092
     All other non-interest income                                   2,776                 227               3,003
                                                       -------------------  ------------------  ------------------

          Total non-interest income                                 24,365                 555              24,920
                                                       -------------------  ------------------  ------------------

Non-interest expense
     Salaries and employee benefits                                 21,192               1,137              22,329
     Occupancy expense, net                                          2,512                 225               2,737
     Furniture and Equipment expense                                 2,167                 224               2,391
     Other non-interest expense                                     13,949                 688              14,637
                                                       -------------------  ------------------  ------------------

          Total non-interest expense                                39,820               2,274              42,094
                                                       -------------------  ------------------  ------------------

Income before income taxes                                          14,217                 586              14,803
Provision for income taxes                                           4,198                 120               4,318
                                                       -------------------  ------------------  ------------------

Net income                                             $            10,019  $              466  $           10,485
                                                        ==================   =================   =================

Basic earnings per share                               $              1.77  $            58.73  $             1.71
                                                        ==================   =================   =================

Diluted earnings per share                             $              1.75  $            58.73  $             1.70
                                                        ==================   =================   =================


                       SIMMONS FIRST NATIONAL CORPORATION

GENERAL

     Simmons is a multi-bank holding company incorporated in 1968 for the purpose of holding all of the outstanding stock of Simmons First National Bank. Subsequently, Simmons acquired six additional banks as summarized below

     Bank                                    Location          Acquisition  Date
Simmons First Bank of Jonesboro          Jonesboro, Arkansas           1984
Simmons First Bank of South Arkansas     Lake Village, Arkansas        1984
Simmons First Bank of Dumas              Dumas, Arkansas               1995
Simmons First Bank of Northwest Arkansas Rogers, Arkansas              1995
Simmons First Bank of Russellville       Russellville, Arkansas        1997
Simmons First Bank of Searcy             Searcy, Arkansas              1997

Each of the banks are wholly-owned by Simmons.

     Simmons is an Arkansas corporation which has registered with the Federal Reserve as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, and is regulated by the Federal Reserve. Simmons First National Bank is organized under the laws of the United States and is regulated by the Office of the Comptroller of the Currency. Simmons First Bank of Jonesboro, Simmons First Bank of South Arkansas, Simmons First Bank of Dumas and Simmons First Bank of Northwest Arkansas are organized under the laws of the State of Arkansas and are regulated by the Arkansas Bank Department and the Federal Deposit Insurance Corporation. Simmons First Bank of Russellville and Simmons First Bank of Searcy Arkansas are organized under the laws of the State of Arkansas and are regulated by the Arkansas Bank Department and as Federal Reserve member banks are regulated by the Board of Governors of the Federal Reserve System.

     Below are the assets, deposits and stockholders' equity as of June 30, 1998 for Simmons on a consolidated basis and separately for its seven bank subsidiaries:


                                        Assets       Deposits      Stockholders Equity
Simmons                              $1,338,934    $1,104,448           $116,850
SFNB (Pine Bluff)                       687,251       559,975             60,154
SFB Jonesboro                           131,059       115,404              9,651
SFB South Arkansas                       54,346        49,163              4,775
SFB Dumas                                32,553        28,788              3,297
SFB Northwest Arkansas                   79,660        73,074              6,153
SFB Russellville                        246,097       193,886             42,557
SFB Searcy                              109,736        88,224             12,447



     The banks offer customary services of banks of similar size and similar markets, including interest bearing and non interest bearing deposit accounts; credit card, commercial, real estate and personal loans; trust services; mortgage banking; securities brokerage; correspondent banking services and safe deposit box activities.

     The financial services and banking industry are highly competitive. The subsidiary banks of Simmons actively compete with national and state banks, savings and loan associations, credit unions, securities dealers, mortgage bankers, finance companies and insurance companies.

REGULATION

     Simmons is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the "Act"), and as such, is subject to regulation and examination by the Federal Reserve and is required to file with the Federal Reserve annual reports and other information regarding its business operations and those of its subsidiaries. The Act provides that a bank holding company may be required to obtain Federal Reserve Board approval for the acquisition of more than 5% of the voting securities of, or substantially all of the assets of, any bank or bank holding company, unless it already owns a majority of the voting securities of such bank or bank holding company. The Act prohibits Simmons and its subsidiaries from engaging in any business other than banking or activities closely related to banking specifically allowed by the Federal Reserve. The Act also prohibits Simmons and its subsidiaries from engaging in certain tie-in arrangements in connection with the extension of credit, the lease or sale of property or the provision of any services.

     As a registered bank holding company, Simmons is subject to the Federal Reserve's position that a bank holding company should serve as a "source of strength" for its bank subsidiaries. In an early application of the doctrine the Federal Reserve Board announced that failure to assist a troubled bank subsidiary when its holding company was in a position to do so was an unsafe and unsound practice and the Federal Reserve Board claimed the authority to order a bank holding company to capitalize its subsidiary banks.

     In 1991 Congress modified the source of strength doctrine by creating a system of prompt corrective actions under which the federal banking agencies are required to take certain actions to resolve the problems of depository institutions based on their level of capitalization. In a bank holding company organization, an undercapitalized insured depository institution must submit a capital restoration plan to the appropriate agency which may not accept the plan unless the company controlling the institution has guaranteed that the institution will comply with the plan until the institution has been adequately capitalized on average during each of four consecutive calendar quarters. The aggregate liability to the guaranteeing companies is the lesser of an amount equal to 5 percent of the institution's total assets at the time the institution became undercapitalized, or the amount which is necessary to bring the institution into compliance with applicable capital standards.

     For a significantly undercapitalized institution, the appropriate agency must prohibit a bank holding company from making any capital distribution without prior Federal Reserve approval. The agency also may require a bank holding company to divest or liquidate the institution.

     Simmons and its subsidiaries are also subject to various federal banking laws including the Financial Institutions, Reform, Recovery and Enforcement Act of 1989 ("FIRREA") which, among other things, made substantive changes to the deposit insurance system. As a part of the reorganization of the deposit insurance funds, the deposit premiums for insurance of Bank Insurance Fund members were significantly increased. FIRREA also authorized bank holding companies to acquire savings and thrift institutions without tandem operation restrictions. Furthermore, FIRREA expanded the authority of regulatory agencies to assess severe penalties ranging from $5,000 per day to $1,000,000 per day, on persons or institutions that the agency finds in violation of a broad range of activities.

     Simmons and its subsidiaries are also subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, which provided for industry-wide standards in such areas as real estate lending, further restrictions on brokered deposits and insider lending, establishment of a risk-based deposit insurance system, enhanced examinations and audits of banking institutions, the adoption of a Truth-in-Savings Act, various merger-and-acquisitions related provisions, and the implementation of legislation on foreign bank operations in the United States.

     The provisions of the Community Reinvestment Act of 1977, as amended, are applicable to the subsidiaries of Simmons. Federal regulators are required to consider performance under the Community Reinvestment Act before approving an application to establish a branch or acquire another financial institution. The Federal Reserve has promulgated regulations governing compliance with the Community Reinvestment Act in Regulation BB. Recent regulatory and statutory developments show that compliance with the Community Reinvestment Act is subject to strict scrutiny and is often grounds for denial of an application to federal regulators. Simmons's subsidiary banks are all rated "satisfactory" for CRA purposes.

     On January 19, 1989, the Federal Reserve issued final guidelines to implement risk-based capital requirements for bank holding companies. The guidelines establish a framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, incorporates off-balance sheet exposures into the assessment of capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. The guidelines provided for phasing in risk-based capital standards through the end of 1992, at which time the standards became fully effective. The Company's June 30, 1998 Tier I capital ratio of 11.67% and Total risk-based capital ratio of 12.92% exceed the current minimum regulatory requirements of 6.00% and 10.00%, respectively, for classification as a well-capitalized institution.


The table below illustrates all of the capital requirements applicable to Simmons and its subsidiaries.

                                    REGULATORY COMPARISON OF CAPITAL RATIOS
                                       SIMMONS FIRST NATIONAL CORPORATION



                                             June 30,         Regulatory
                                               1998           Minimum
                                        -----------------     ------------------
Total Risk-Based Capital                     12.92%               8.00%
Tier 1 Capital                               11.67%               4.00%
Leverage Ratio                                7.78%               4.00%


     Simmons's Subsidiary Banks are subject to a variety of regulations concerning the maintenance of reserves against deposits, limitations on the rates that can be charged on loans or paid on deposits, branching, restrictions on the nature and amounts of loans and investments that can be made and limits on daylight overdrafts.

     The Subsidiary Banks are limited in the amount of dividends they may declare. Prior approval must be obtained from the appropriate regulatory authorities before dividends can be paid by the Banks to Simmons if the amount of adjusted capital, surplus and retained earnings is below defined regulatory limits. Simmons's subsidiary banks had available for payment of dividends without regulatory approval, approximately $4 million of undistributed earnings as of June 30, 1998. The Subsidiary Banks are also restricted from extending credit or making loans to or investments in Simmons and certain other affiliates as defined in the Act. Furthermore, loans and extensions of credit are subject to certain other collateral requirements.

OFFICES

     Simmons' executive offices are located in the offices of Simmons First National Bank, 501 Main Street, Pine Bluff, Arkansas 71601.

EMPLOYEES

     As of June 30, 1998, Simmons and its subsidiary banks had approximately 742
full-time  equivalent   employees,   which  are  employed  by  Simmons  and  its
subsidiaries as set forth below:


                       Entity                        Employees
                  -------------------            ---------------
                  Simmons                             36
                  SFNB (Pine Bluff)                  470
                  SFB Jonesboro                       52
                  SFB South Arkansas                  17
                  SFB Dumas                           11
                  SFB Northwest Arkansas              28
                  SFB Russellville                    86
                  SFB Searcy                          42

DESCRIPTION OF SIMMONS COMMON STOCK

             The following summary of the terms of Simmons Common Stock does not purport to be complete and is qualified in its entirety by reference to the Arkansas Business Corporation Act of 1987 and Simmons's Amended and Restated Articles of Incorporation. Simmons' Amended and Restated Articles of Incorporation authorizes the issuance of 30,000,000 shares of Common Stock, $1.00 par value. As of September 28, 1998, there are 5,742,818 fully paid and non-assessable shares of Simmons Common Stock issued and outstanding.

             Each share of Simmons Common Stock is entitled to one vote on all matters to be voted on by stockholders, and to dividends when and if declared from time to time by the Board of Directors. There are no rights of preemption or cumulative voting associated with the Simmons Common Stock. Upon liquidation, each share would be entitled to share pro rata in all of the assets of Simmons available for distribution to the holders of Common Stock. The transfer agent for Simmons Common Stock is Simmons First National Bank. Simmons Common Stock is traded on NASDAQ-National Market System over-the-counter under the symbol of "SFNCA."

RESALE OF SIMMONS COMMON STOCK

     The shares of Simmons Common Stock to be issued to ABA stockholders in the Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"), thereby allowing such shares to be freely traded without restriction by persons who will not be "affiliates" of Simmons and who were not affiliates of ABA, as that term is defined in the Securities Act.

      Directors and certain officers and stockholders of ABA may be deemed to be "affiliates" of ABA within the meaning of the Securities Act. Accordingly, resales by such persons of any shares of Simmons Common Stock received by them in the Merger are restricted and may be made only if such stock is registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available.

     All such persons should carefully consider the limitations imposed by Rules 144 and 145 promulgated under the Securities Act ("Rule 144" and "Rule 145") prior to effecting any resales of such Simmons Common Stock. Pursuant to Rule 145, the sale of Simmons Common Stock held by those persons who are affiliates of ABA will be subject to certain restrictions. For one year following the Effective Date, such persons may sell the Simmons First Stock only if (i) Simmons has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the preceding twelve months, (ii) such Simmons Common Stock is sold in "brokers' transactions" as that term is defined in Section 4(4) of the Securities Act,
(iii) the person selling such Simmons Common Stock does not solicit or arrange for the solicitation of orders to buy such Simmons Common Stock in anticipation of or in connection with such transaction nor make any payment in connection with the offer or sale of such Simmons Common Stock to any person other than the broker who executes the order to sell, and (iv) sales made by such person within the preceding three months do not exceed 1% of the outstanding shares of that class. Shares of the Simmons Common Stock held for more than one year but less than two years after the Effective Date of the Merger may be sold freely if Simmons is in compliance with the above discussed Exchange Act reporting requirements. Once the shares of Simmons Common Stock have been held for two years after the Effective Date, they may be sold free from the restrictions of Rules 144 and 145.

     It is a condition of Simmons' obligation to consummate the Merger that Simmons shall have received an agreement in form and substance satisfactory to it, executed and delivered by each holder of ABA Stock who is determined to be an affiliate of ABA, providing, among other things, that such holder (i) will not sell, transfer or in any way reduce his risk with respect to his shares of Simmons Common Stock until such time as Simmons shall have published financial results covering at least 30 days of post-Merger combined operations, and (ii) has no present intent to sell, transfer or otherwise dispose of any of his shares of Simmons Common Stock.

NO SHAREHOLDER APPROVAL REQUIRED

     The Board of Directors of Simmons approved the Merger on July 23, 1998. The shareholders of Simmons are not required to approve the merger. Consequently, no proxies will be solicited from shareholders of Simmons for approval of this transaction. No dissenter's rights with respect to holders of shares of Simmons Common Stock will arise due to the Merger.

OTHER PENDING TRANSACTIONS

Simmons First National Corporation entered into a definitive Agreement and Plan of Merger with Lincoln Bancshares, Inc. on August 25, 1998. The Agreement and merger has been approved by the Board of Directors, but has not yet been submitted to its shareholders for approval. Lincoln Bancshares, Inc. had consolidated assets of $73 million and consolidated net worth of $4.7 million, as of June 30, 1998. If the Lincoln merger is approved by the shareholders, the Company will issue an aggregate of 301,833 shares of its Class A common stock to the shareholders of Lincoln Bancshares, Inc. in consummating the transaction. It is anticipated that a Registration Statement concerning the Lincoln transaction will be filed and available for review prior to the date of the ABA special shareholders meeting.

                      AMERICAN BANCSHARES OF ARKANSAS, INC.

DESCRIPTION OF BUSINESS

             American Bancshares of Arkansas, Inc. is a one-bank holding company which owns 100% of the common stock of American State Bank, Charleston, Arkansas ("ASB"). ABA may engage, directly or through subsidiaries, in those activities closely related to banking which are specifically permitted under the Bank Holding Company Act of 1956, as amended.

             American Bancshares of Arkansas, Inc. was organized as an Arkansas bank holding company in 1982. The sole asset (other than cash and temporary investments) of American Bancshares of Arkansas, Inc. is the stock it holds in its bank subsidiary. The subsidiary bank grants commercial, installment, real estate and personal loans to customers principally in Franklin County and Sebastian County, Arkansas. As of June 30, 1998, this subsidiary had a total of $50,419,000 of loans outstanding and a loan loss reserve of $848,000.

     MANAGEMENT'S  DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
      OPERATIONS OF AMERICAN BANCSHARES OF ARKANSAS, INC.

         The  following   discussion  of  financial  condition  and  results  of
operations should be read in conjunction with the consolidated financial statements of American Bancshares of Arkansas, Inc. and the related notes.

GENERAL

         American Bancshares of Arkansas, Inc., ("ABA" or the "Company") net earnings for 1997 increased $26,000 or 3.3% as compared to 1996. The changes from 1996 to 1997 were a $310,000 increase in net interest income, an increase in the provision for loan losses for $442,000, a decrease in non-interest income of $68,000, a $248,000 decrease in non-interest expense and an increase in provision for income taxes for $22,000. The ABA's net earnings for 1996 increased $313,000 or 67.2% as compared to 1995. The changes from 1995 to 1996 were a $288,000 increase in net interest income, a $285,000 decrease in the provision for loan losses, an increase in non-interest income of $67,000, an increase in non-interest expense for $274,000 and an increase in provision for income taxes for $53,000. Net earnings for the six months ended June 30, 1998 decreased $77,000, or 13.7%, as compared to the same period in 1997, primarily as a result of an increase in the provision for income taxes of $86,000. This increase was attributable to a decline in tax exempt income and an additional accrual of taxes. The changes in income and expenses for the periods indicated above are discussed in more detail in the following paragraphs.

RATIOS

         Following are key financial and operating ratios for the Company:

                                                      Six Months Ended       Year Ended
                                                           June 30,          December 31,
                                                      ----------------      -------------
                                                         1998    1997       1997     1996
                                                      ----------------      -------------

                  Return on average assets                1.1%     1.4%       1.0%    1.0%
                  Return on average equity               10.6%    14.0%       9.2%   10.0%
                  Average equity to assets               10.5%     9.7%      10.5%    9.7%
                  Dividend payout ratio                     --       --         --      --


NET INTEREST INCOME

         Net interest income, the Company's principal source of earnings, is the difference between the interest income generated by earning assets and the total interest cost of the deposits and borrowings obtained to fund those assets. Factors that determine the level of net interest income include the volume of earning assets and interest bearing liabilities, yields earned and rates paid, the level of non-performing loans and the amount of non-interest bearing liabilities supporting earning assets.

         For the six months ended June 30, 1998, net interest income increased $28,000, or 1.8%, from comparable figures in 1997. For the year ended December 31, 1997, net interest income increased $310,000, or 10.6%, from 1996 interest income. For the year ended December 31, 1996, net interest income increased $288,000, or 10.9%, from comparable figures in 1995. The increases in 1997 and 1996 in net interest income resulted primarily from general growth in earning assets accompanied by a slight decrease in cost of funds.

         The following table shows, for each major category of earning assets and interest bearing liabilities, the average amount outstanding, the interest earned or expensed on such amount and the average rate earned or expensed for each of the years in the three-year period ended December 31, 1997. The table also shows the average rate earned on all earning assets, the average rate expensed on all interest bearing liabilities, the net interest spread and the net interest margin for the same periods. Non-accrual loans were included in average loans for the purpose of calculating the rate earned on total loans.



AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS

                                                                 Years Ended December 31
                                 -----------------------------------------------------------------------------------
                                               1997                       1996                     1995
                                 ---------------------------  -------------------------  ---------------------------
                                    Average   Income/Yield/    Average   Income/ Yield/    Average  Income/  Yield/
(In thousands)                      Balance   ExpenseRate(%)   Balance   Expense Rate(%)   Balance  Expense  Rate(%)

ASSETS

Earning Assets
Federal funds sold              $    1,017  $     55    5.41 $   1,820  $     98   5.38 $   2,327  $    132    5.67
Balances due from banks                 --        --      --        41         3   7.32        96         8    8.33
Investment securities - taxable     18,990     1,282    6.75    16,432     1,091   6.64    15,098     1,014    6.72
Investment securities - non-taxable  6,808       371    5.45     7,228       396   5.48     7,599       415    5.46
Assets held in trading accounts        894        70    7.83     1,319        74   5.61        19         4   21.05
Loans                               47,626     4,626    9.71    45,329     4,372   9.65    45,655     4,265    9.34
                                 ---------  --------         ---------    ------         --------   -------
   Total interest earning assets    75,335     6,404    8.50    72,169     6,034   8.36    70,794     5,838    8.25
                                            --------                      ------                    -------
Non-earning assets                   8,249                       8,135                      7,643
                                 ---------                   ---------                   --------
   Total assets                 $   83,584                   $  80,304                  $  78,437
                                 =========                    ========                   ========


LIABILITIES AND
STOCKHOLDERS' EQUITY

Liabilities
Interest bearing liabilities
   Interest bearing transaction
     and savings accounts       $   20,208  $    559    2.77 $  21,034  $    594   2.82 $  20,870  $    642    3.08
   Time deposits                    44,934     2,408    5.36    43,460     2,402   5.53    42,713     2,422    5.67
                                 ---------  --------          --------   -------         --------   -------
Total interest bearing deposits     65,142     2,967            64,494    2,996            63,583     3,064

Federal funds purchased and
   securities sold under agreement
   to repurchase                     2,045       109    5.33     1,910       103   5.39     2,209       127    5.75
Long-term debt                       1,304        83    6.37        --        --     --        --        --      --
                                 ---------  --------         ---------  --------        ---------  --------
Total interest bearing liabilities  68,491     3,159    4.61    66,404     3,099   4.67    65,792     3,191    4.85
                                            --------           -------                    --------
Non-interest bearing liabilities
   Non-interest bearing deposits     5,731                       5,349                      5,056
Other liabilities                      588                         753                        758
                                 ---------                    --------                   --------
   Total liabilities                74,810                      72,506                     71,606
                                 ---------                    --------                   --------
Stockholders' equity                 8,774                       7,798                      6,831
                                  --------                   ---------                   --------
   Total liabilities and
   stockholders' equity         $   83,584                   $  80,304                  $  78,437
                                 =========                    ========                   ========
Net interest margin                         $  3,245    3.89            $  2,935   3.65            $  2,647    3.37
                                             =======                     =======                    =======

         The following table shows changes in interest income and interest expense, resulting from changes in volume and changes in interest rates for each of the years ended December 31, 1997 and 1996 as compared to prior years. The changes in interest rate and volume have been allocated to changes in average volume and changes in average rates, in proportion to the relationship of absolute dollar amounts of the changes in rates and volume.


VOLUME/RATE ANALYSIS


                                                              Years Ended December 31
                                            ---------------------------------------------------------------
                                                    1997 over 1996              1996 over 1995
                                            ---------------------------------------------------------------
                                                       Yield/                          Yield/
(In thousands)                              Volume      Rate       Total     Volume     Rate       Total
-----------------------------------------------------------------------------------------------------------
Increase (decrease) in

Interest income
   Federal funds sold                      $    (43)  $     --   $    (43)  $    (29)  $     (5)  $    (34)
   Balances due from banks                       (3)        --         (3)        (5)        --         (5)
   Investment securities - taxable              170         21        191         90        (13)        77
   Investment securities - non-taxable          (23)        (2)       (25)       (20)         1        (19)
   Assets held in trading accounts              (24)        20         (4)       274       (204)        70
   Loans                                        222         32        254        (30)       137        107
                                            -------    -------   --------   ---------   -------    -------

   Total                                        299         71        370        280        (84)       196
                                           --------    -------   --------   --------    -------    -------

Interest expense
   Interest bearing transaction and
     savings accounts                           (23)       (12)       (35)         5        (53)       (48)
   Time deposits                                 81        (75)         6         42        (62)       (20)
   Federal funds purchased
     and securities sold under
     agreements to repurchase                     7         (1)         6        (17)        (7)       (24)
   Long-term debt                                83         --         83         --         --         --
                                           --------    -------   --------   --------   --------   --------

   Total                                        148        (88)        60         30       (122)       (92)
                                           --------    --------  --------   --------    --------   --------
Increase in
 net interest income                       $    151   $    159   $    310   $    250   $     38   $    288
                                            =======    =======    =======    =======    =======    =======


           PROVISION FOR LOAN LOSSES

       The provision for loan losses represents management's determination of the amount necessary to be charged against the current period's earnings, in order to maintain the allowance for loan losses at a level which is considered adequate, in relation to the estimated risk inherent in the loan portfolio. The provision for the six months ended June 30, 1998 and 1997 and years ended December 31, 1997, 1996 and 1995 was $127,000, $90,000, $499,000, $57,000 and
$342,000, respectively. The increase in the reserve from 1997 to 1998 and from 1996 to 1997 was the result of the growth in loans and cautions by management regarding reserve levels. The decrease from 1995 to 1996 is attributable to a $244,000 reduction in net charge-off to the allowance from 1995 to 1996.

                    NON-INTEREST INCOME
         Total non-interest income for 1997 was $554,000, compared to $622,000 in 1996 and $555,000 in 1995. Non-interest income is principally derived from three sources: service charges on deposit accounts, gain or loss on sold or called securities and increases in the cash surrender value of life insurance. Other income for the year ended December 31, 1996 includes a nonrecurring gain of $175,000 from the sale of an insurance agency.

         Non-interest income increased $56,000, or 21.2%, for the first six months of 1998, compared to the same period of 1997. This increase is primarily attributable to an increase from gain on sale of securities of $44,000.

           The table below shows non-interest income for the years ended December 31, 1997, 1996 and 1995, respectively, as well as changes in 1997 from 1996 and in 1996 from 1995.


NON-INTEREST INCOME


                                                                            1997               1996
                                         Years Ended December 31        Change from         Change from
(In thousands)                          1997       1996      1995           1996               1995
-----------------------------------------------------------------------------------------------------------

Service charges on deposit accounts $    311  $     270  $    285     $   41     15.2%    $   (15)     5.3%
Other service charges and fees            51         46        43          5     10.9           3      7.0
Increase in cash surrender value of
   life insurance                        135        112       100         23     20.5          12     12.0
Other income                              42        186       119       (144)   (77.4)         67     56.3
Gains on sale of
   securities, net                        15          8         8          7     87.5          --        0
                                    --------   --------   -------     ------              -------
       Total non-interest income    $    554  $     622  $    555     $  (68)   (10.9)%    $    67     12.1%
                                     =======   ========   =======      ======              ======



NON-INTEREST EXPENSE

       Non-interest expense consists of salaries and employee benefits, occupancy, equipment and other expenses necessary for the operation of the Company. Management is committed to controlling the level of non-interest expense, through the continued use of expense control measures that have been installed.

       Non-interest expense for 1997 was $2,300,000, a decrease of $248,000, or 9.7%, from 1996. Non-interest expense for 1996 was $2,548,000, an increase of $274,000, or 12.0%, from 1995. FDIC insurance for the year ended December 31, 1996 includes a one-time charge to recapitalize the Savings Association Insurance Fund (SAIF).

       Non-interest expense for the first six months of 1998 was $1,122,000, an increase of $38,000, or 3.5%, compared to the same period for 1997. This increase represents a normal increase in the cost of doing business.

       The table below shows non-interest expense for the years ended December 31, 1997, 1996 and 1995, respectively, as well as changes from 1997 to 1996 and 1996 to 1995, respectively.



NON-INTEREST EXPENSE


                                                                            1997                1996
                                         Years Ended December 31        Change from         Change from
(In thousands)                          1997       1996      1995           1996                1995
-------------------------------------------------------------------------------------------------------------
Salaries and employee benefits      $  1,243  $   1,161  $  1,137    $    82       7.1%  $     24      2.1%
Occupancy expense, net                   248        234       225         14       6.0          9      3.9
Furniture and equipment expense          230        230       224         --      --            6      2.7
Loss on foreclosed assets                 57         40        40         17      42.5         --       --

Other operating expenses
   Professional services                  79         79        61         --      --           18     29.5
   Postage                                40         53        38        (13)    (24.5)        15     39.5
   Telephone                              52         44        44          8      18.2         --       --
   Operating supplies                     40         46        44         (6)    (13.0)               24.6
   FDIC insurance                         95        326       144       (231)    (70.9)       182    126.4
   Miscellaneous expenses                216        335       317       (119)    (35.5)        18      5.7
                                    --------  ---------   -------    --------            --------
       Total non-interest expense   $  2,300  $   2,548  $  2,274    $  (248)     (9.7%) $    274     12.1%
                                     =======   ========   =======     =======             =======

INCOME TAXES

       The provision for income taxes was $184,000,  $98,000, $195,000, $173,000 and $120,000 for the first six months ended June 30, 1998 and 1997 and years ended December 31, 1997, 1996 and 1995, respectively. The effective income tax rates for these periods were 27.5%, 14.8%, 19.5%, 18.2% and 20.5%, respectively. The increase in the effective rate for June 30, 1998 was attributable to a decline in tax exempt income and an additional accrual of taxes.

LOAN PORTFOLIO

       The Company's loan portfolio averaged $47.6 million during 1997 and $45.3 million during 1996. As of June 30, 1998, total loans were $50.4 million, compared to $50.3 million and $45.4 million on December 31, 1997 and 1996, respectively. The most significant components of the loan portfolio were commercial and residential real estate loans. The loan portfolio had virtually no variable rate loans at December 31, 1997.

         The amounts of loans outstanding at the indicated dates are reflected in the following table, according to type of loan.



LOAN PORTFOLIO

                                                               Years Ended December 31
                                           -----------------------------------------------------------
(In thousands)                                 1997        1996        1995         1994        1993
------------------------------------------------------------------------------------------------------

Consumer                                   $    4,626  $    4,130  $     4,480  $    1,707  $    4,117
Real Estate
   Construction                                   840         444        1,063       1,546         404
   Single family residential                   27,085      25,092       24,132      23,266      19,664
   Other commercial                            12,053      10,142        8,960       9,421       8,211
Commercial
   Commercial                                   3,969       3,642        4,265       7,563       3,050
   Agricultural                                 1,597       1,956        2,156       2,060       1,706
Other                                             102          30           20          16          42
                                           ----------  ----------   ----------  ----------   ---------

Total loans                                $   50,272  $   45,436  $    45,076  $   45,579  $   37,194
                                            =========   =========   ==========   =========   =========


         The following table reflects the remaining maturities of certain loan categories at December 31, 1997.


MATURITY OF LOANS

                                               One Year      One to           Over
(In thousands)                                  or Less    Five Years      Five Years     Total
------------------------------------------------------------------------------------------------------------
Single family residential                   $    10,319    $   13,450     $   3,316    $   27,085
Commercial and other                             10,411         8,777         3,999        23,187
                                            -----------    ----------     ---------    ----------
      Total                                 $    20,730    $   22,227     $   7,315    $   50,272
                                             ==========    ==========      ========     =========



ASSET QUALITY

         A loan is considered impaired when it is probable that the Company will not receive all amounts due according to the contracted terms of the loans. This includes nonaccrual loans and certain loans identified by management.

         Non-performing loans are comprised of (a) nonaccrual loans, (b) loans that are contractually past due 90 days and (c) other loans for which terms have been restructured, to provide a reduction or deferral of interest or principal, because of deterioration in the financial position of the borrower. The bank recognizes income principally on the accrual basis of accounting. When loans are classified as nonaccrual, the accrued interest is charged off and no further interest is accrued. Loans are placed on a nonaccrual basis either: (1) when there are serious doubts regarding the collectability of principal or interest, or (2) when payment of interest or principal is 90 days or more past due and either (i) not fully secured or (ii) not in the process of collection. If a loan is determined by management to be uncollectible, the portion of the loan determined to be uncollectible is then charged to the allowance for loan losses. Litigation accounts are placed on nonaccrual until such time as deemed uncollectible.

         At June 30, 1998 and  December 31, 1997 and 1996,  impaired  loans were
$1,305,000,   $1,257,000  and  $3,127,000,   respectively.  At  June  30,  1998,
non-performing loans were $294,000 compared to $212,000 and $303,000 at December 31, 1997 and 1996, respectively.

         The following tables present information concerning non-performing assets, including nonaccrual and restructured loans and other real estate owned.


NON-PERFORMING ASSETS

                                                     June 30                 Years Ended December 31
                                                   -----------   -------------------------------------------------
(In thousands)                                        1998       1997       1996        1995       1994     1993
------------------------------------------------------------------------------------------------------------------

Nonaccrual loans                                   $     260  $     212  $     300  $     124  $     135  $     15
Loans past due 90 days or more
  (principal or interest payments)                        34         --          3        116          6        95
                                                   ---------  ---------  ---------   --------   --------   -------
Total non-performing loans                               294        212        303        240        141       110
  Foreclosed assets held for sale                        192        172        207        224         94        64
                                                   ---------  ---------  ---------   --------   --------   -------
        Total non-performing assets                $     486  $     384  $     510  $     464  $     235  $    174
                                                    ========   ========   ========   ========   ========   =======

Net charge-offs to average loans                       0.12%      0.54%      0.10%      0.63%      0.00%     0.36%
Allowance for loan losses to total loans               1.68%      1.56%      1.19%      1.17%      1.04%     1.08%
Allowance for loan losses to
  non-performing loans                                288.4%     368.9%     178.2%     219.6%     335.5%    363.6%
Non-performing loans to total loans                    0.58%      0.42%      0.67%      0.53%      0.31%     0.30%
Non-performing assets to total assets                  0.56%      0.45%      0.62%      0.58%      0.31%     0.25%



         No significant amount of interest income would have been recorded for the periods ended June 30, 1998 and December 31, 1997 and 1996, respectively, if the nonaccrual loans had been accruing interest in accordance with their original terms. There was no interest income on the nonaccrual loans recorded for the periods ended June 30, 1998 and December 31, 1997 and 1996.


ALLOWANCE FOR LOAN LOSSES

         An analysis of the allowance for loan losses for June 30, 1998 and the last five years is shown in the table below:

                                                     June 30                 Years Ended December 31
                                                   -----------   --------------------------------------------------
(In thousands)                                        1998       1997       1996       1995       1994      1993
-------------------------------------------------------------------------------------------------------------------

Balance, beginning of period                       $     782  $     540  $     527  $     473  $     400  $     377
                                                    --------   --------   --------   --------   --------   --------

Loans charged off
   Consumer                                               15         13         48         94         29         22
   Real estate                                            72        206         37         29         21         10
   Commercial                                              7        104         50        197         12        115
                                                   ---------  ---------   --------   --------   --------   --------
       Total loans charged off                            94        323        135        320         62        147
                                                   ---------  ---------  ---------   --------   --------   --------

Recoveries of loans previously charged off
   Consumer                                                3          6         49          1          2          1
   Real estate                                            29         29         24         --         14         18
   Commercial                                              1         31         18         31         47          8
                                                   ---------  ---------  ---------   --------   --------   --------
       Total recoveries                                   33         66         91         32         63         27
                                                   ---------  ---------  ---------   --------   --------   --------
   Net loans charged off                                  61        257         44        288         (1)       120
Additions to reserve charged to
   operating expense                                     127        499         57        342         72        143
                                                   ---------  ---------  ---------   --------   --------   --------
Balance, end of period                             $     848  $     782  $     540  $     527  $     473  $     400
                                                    ========   ========   ========  =========  =========  =========


         The amounts of additions to the allowance during the years were based on management's judgment, with consideration given to the composition of the portfolio, historical loan loss experience, assessment of current economic conditions, past due loans, loans which could be future problems and net losses from loans charged off for the last five years. It is management's practice to review the allowance on a quarterly basis to determine whether additional provisions should be made to the allowance after considering the factors noted above.

         The Company allocates the allowance for loan losses according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the categories of loans set forth in the table below:



ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                   December 31
                        --------------------------------------------------------------------------------------
                               1997             1996               1995            1994              1993
                        ---------------  ---------------   ---------------   --------------   ----------------
                        Allowance  % of  Allowance  % of   Allowance  % of   Allowance % of   Allowance  % of
(In thousands)           Amount   Loans*  Amount   Loans*   Amount   Loans*   Amount  Loans*   Amount   Loans*
--------------------------------------------------------------------------------------------------------------
Consumer                $    65       9%  $    44       9%  $   47      10%  $    17       4%  $   39      11%
Real Estate Residential     379      54%      268      55%     254      54%      217      51%     190      53%
Real Estate Commercial      181      26%      112      23%     105      22%       98      23%      83      23%
Commercial                   78      11%       62      13%      68      14%       94      22%      48      13%
Other                         1       0%        0       0%       0       0%        0       0%       0       0%
Unallocated                  78                54               53                47               40
                          -----            ------            -----            ------            -----

     Total              $   782     100%  $   540     100%  $  527     100%  $   473     100%  $  400     100%
                         ======            ======            =====            ======            =====


*Percentage of loans in each category to total loans


INVESTMENTS AND SECURITIES

         The Company's securities portfolio is the second largest component of earning assets and provides a significant source of revenue. Securities within the portfolio are classified as either held-to-maturity, available-for-sale or trading.

         Held-to-maturity securities, which include any security for which management has the positive intent and ability to hold until maturity, are carried at historical cost, adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted, respectively, to interest income using the constant yield method over the period to maturity.

         Available-for-sale securities, which include any security for which management has no immediate plans to sell, but which may be sold in the future, are carried at fair value. Realized gains and losses, based on specifically identified amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity. Premiums and discounts are amortized and accreted, respectively, to interest income, using the constant yield method over the period to maturity.

         Held-to-maturity and available-for-sale investment securities were $6.2 million and $18.7 million, respectively, at December 31, 1997, compared to the held-to-maturity amount of $7.4 million and available-for-sale amount of $17.6 million at December 31, 1996. The Company's philosophy regarding investments is conservative, based on investment type and maturity. Investments in the available-for-sale portfolio include U.S. Treasury securities, U.S. government agencies and mortgage-backed securities. As of December 31, 1997, $15.0 million, or 80.5%, of the available-for-sale securities were invested in U.S. Treasury securities and obligations of U.S. government agencies, of which approximately $9.5 million, or 63.3%, was invested in securities with maturities of one year or less, and $2.0 million, or 13.3%, was invested in securities with maturities of one to five years. In order to reduce the Company's income tax burden, the entire held-to-maturity securities portfolio was invested in tax-exempt obligations of state and political subdivisions. There are no securities of any one issuer exceeding ten percent of the Company's stockholders' equity at December 31, 1997. The Company's general policy is not to invest in derivative type investments, except for collateralized mortgage-backed securities for which collection of principal and interest is not subordinated to significant superior rights held by others.

         As of December 31, 1997, the held-to-maturity investment portfolio had gross unrealized gains of $73,000 and gross unrealized losses of $52,000. Net realized gains from called or sold available-for-sale securities for 1997 were $15,000, up from net realized gains of $8,000 in 1996 and $8,000 in 1995.

         Trading securities, which include any security held primarily for near-term sale, are carried at fair value. Gains and losses on trading securities are included in other income. At the end of 1997, the trading account was no longer being utilized.

         Interest and dividends on investments in debt and equity securities are included in income when earned.

         The table below presents the carrying value and fair value of investment securities for each of the years indicated.


INVESTMENT SECURITIES

                             Years Ended December 31
                        ---------------------------------------------------------------------------------------
                                             1997                                       1996
                        --------------------------------------------- -----------------------------------------
                                      Gross       Gross    Estimated               Gross      Gross   Estimated
                         Amortized Unrealized  Unrealized    Fair     Amortized Unrealized Unrealized   Fair
(In thousands)             Cost       Gains     (Losses)     Value      Cost       Gains    (Losses)    Value
---------------------------------------------------------------------------------------------------------------

Held-to-Maturity

State and political
   subdivisions         $    6,226   $    73   $  (52)  $   6,247  $    7,357    $   100  $   (83)  $    7,374
                         ---------     -----    ------   --------   ---------     ------    ------    --------
                        $    6,226   $    73   $  (52)  $    6,247 $    7,357    $   100  $   (83)  $    7,374
                         =========    ======    =====    =========  =========     ======   ======    =========
Available-for-Sale

U.S. Treasury           $    2,313   $    58   $   --  $    2,371  $    1,347    $    61  $    --   $    1,408
U.S. Government
  agencies                  12,581       102      (11)     12,672      12,376         32     (136)      12,272
Mortgage-backed              2,089        --      (17)      2,072       2,759         --      (45)       2,714
Other securities             1,860        --     (277)      1,583       1,553         --     (303)       1,250
                         ---------    ------    ------  ---------   ---------     ------   -------   ---------
                        $   18,843   $   160   $ (305) $   18,698  $   18,035    $    93  $  (484)  $   17,644
                         =========    ======    =====   =========   =========     ======   ======    =========


         The following table reflects the amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity, the weighted average yields (for tax-exempt obligations on a fully taxable basis, assuming a 34% tax rate) of such securities and the taxable equivalent adjustment used in calculating yields. Expected maturities will differ from contractual maturities, because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties.


MATURITY DISTRIBUTION OF INVESTMENT SECURITIES



                                December 31, 1997
                             ------------------------------------------------------------------------------
                                                  Over      Over
                                                 1 Year    5 Years
                                      1 Year     Through   Through  No Fixed                Par       Fair
(In thousands)                        or Less    5 Years  10 Years  Maturity     Total     Value      Value
-----------------------------------------------------------------------------------------------------------

Held-to-Maturity

State and political
   subdivision                      $  1,638  $   3,912  $    676  $      --  $   6,226 $   6,343  $   6,247
                                     -------   --------   -------   --------   --------  --------   --------
     Total                          $  1,638  $   3,912  $    676  $      --  $   6,226 $   6,343  $   6,247
                                     =======   ========   =======   ========   ========  ========   ========

Percentage of total                      26%        63%       11%         --       100%
                                      ======    =======    ======    =======    =======

Weighted average yield                11.61%      8.57%     9.16%         --      9.47%
                                      ======    =======    ======    =======    =======

Available-for-Sale

U.S. Treasury                       $  1,470  $     310  $    533  $      --  $   2,313 $   2,350  $   2,371
U.S. Government
   Agencies                            7,992      1,689     2,900         --     12,581    12,600     12,672
Other securities                                                       3,949      3,949     3,951      3,655
                                     -------   --------   -------   --------   --------  --------   --------
     Total                          $  9,462  $   1,999  $  3,433  $   3,949  $  18,843 $  18,901  $  18,698
                                     =======   ========   =======   ========   ========  ========   ========

Percentage of total                      50%        11%       18%        21%       100%
                                      ======    =======    ======    =======    =======

Weighted average yield                 6.72%      7.11%     6.37%      5.58%      6.55%
                                      ======    =======    ======    =======    =======


DEPOSITS

       Total average deposits for 1997 were $70.9 million, compared to $69.8 million in 1996. The year-end balances of time deposits over $100,000 were $5.3 million, $5.3 million and $4.8 million at June 30, 1998 and December 31, 1997 and 1996, respectively.

       The following table reflects the classification of the average deposits and the average rate paid on each deposit category for the three years ended December 31, 1997.


AVERAGE DEPOSITS BALANCES AND RATES

                                                                   December 31
                                              1997                    1996                    1995
                                     ---------------------- ----------------------- ------------------------
                                       Average    Average      Average    Average      Average      Average
(In thousands)                         Amount    Rate Paid     Amount    Rate Paid     Amount      Rate Paid
------------------------------------------------------------------------------------------------------------
Non-interest bearing demand
   deposits                         $    5,731              $     5,349              $    5,056
Interest bearing transaction and
   savings deposits                     20,208      2.77%        21,034     2.82%        20,870     3.08%
Time deposits
   $100,000 or more                      4,432      5.39%         4,507     5.59%         4,934     5.67%
   Other time deposits                  40,502      5.36%        38,953     5.53%        37,779     5.67%
                                    ----------              -----------               ---------

      Total                         $   70,873              $    69,843              $   68,639
                                     =========               ==========               =========



MATURITIES OF LARGE DENOMINATION TIME DEPOSITS

                                                          Time Certificates of Deposit
                                                               ($100,000 or more)
                                                                   December 31
                                            -----------------------------------------------------
                                                        1997                        1996
                                            ---------------------------  ------------------------
(In thousands)                                  Balance      Percent         Balance      Percent
-------------------------------------------------------------------------------------------------
Maturing
   Three months or less                     $     1,811         34.0%   $     1,479         30.8%
   Over 3 months to 12 months                     2,217         41.6%         2,806         58.5%
   Over 12 months                                 1,302         24.4%           515         10.7%
                                             ----------                  ----------
         Total                              $     5,330        100.0%   $     4,800        100.0%
                                             ==========                  ==========


SHORT-TERM BORROWINGS

         Federal funds purchased and securities sold under agreements to repurchase were $1.8 million at December 31, 1997, as compared to $1.9 million at December 31, 1996.

         The Company has historically funded its growth in earning assets through the use of core deposits, large certificates of deposits from local markets and federal funds purchased. Management anticipates that these sources will provide necessary funding in the foreseeable future. The Company's general policy is to avoid the use of brokered deposits.

LONG-TERM DEBT

         The Company's long-term debt was $3.3 million and $0 million at December 31, 1997 and 1996, respectively. This increase was a result of borrowing from Federal Home Loan Bank of Dallas in order to match rates and maturities on long-term loans made in 1997.

CAPITAL

         At December 31, 1997, the total capital reached $8.9 million. At year-end 1997, the Company's equity to asset ratio was 10.4% compared to 9.8% at year-end 1996.

         The Federal Reserve Board's risk-based guidelines established a risk-adjusted ratio, relating capital to different categories of assets and off-balance sheet exposures, such as loan commitments and standby letters of credit. These guidelines place a strong emphasis on tangible stockholders' equity as the core element of the capital base, with appropriate recognition of other components of capital. At December 31, 1997, the Tier 1 capital ratio was 18.1%, while the Bank's total risk-based ratio for total capital, as of December 31, 1997, was 19.7%, both of which exceed the capital minimums established in the risk-based capital requirements.

         The Bank's risk-based capital ratios at December 31, 1997 and 1996 are presented below.


RISK-BASED CAPITAL

                                                                                    December 31
                                                                          -----------------------------
(In thousands)                                                                 1997            1996
-------------------------------------------------------------------------------------------------------

Tier 1 capital
   Stockholder's equity                                                   $     8,822       $    8,143
   Intangible assets                                                            (101)             (136)
   Unrealized loss on
     available-for-sale securities                                                190              258
                                                                          -----------        ---------

              Total Tier 1 capital                                              8,911            8,265
                                                                          -----------       ----------

Tier 2 capital
   Qualifying allowance for loan losses                                           782              540
                                                                          -----------       ----------

              Total Tier 2 capital                                                782              540
                                                                          -----------       ----------

              Total risk-based capital                                    $     9,693       $    8,805
                                                                           ==========        =========

Risk weighted assets                                                      $    49,262       $   47,144
                                                                           ==========        =========

Ratios at end of year
     Leverage ratio                                                             10.4%            10.0%
     Tier 1 capital                                                             18.1%            17.5%
     Total risk-based capital                                                   19.7%            18.7%
   Minimum guidelines
     Leverage ratio                                                             4.00%            4.00%
     Tier 1 capital                                                             4.00%            4.00%
     Total risk-based capital                                                   8.00%            8.00%



LIQUIDITY AND MARKET RISK MANAGEMENT

PARENT COMPANY

         The Company depends upon the dividends paid to it, as the sole shareholder of the subsidiary bank, as a principal source of funds. At December 31, 1997, undivided profits of the Company's subsidiary was approximately $7.7 million, of which approximately $816,000 was available for the payment of dividends to the Company without regulatory approval.

BANKING SUBSIDIARY

         Generally speaking, the Company's banking subsidiary relies upon net inflows of cash from financing activities, supplemented by net inflows of cash from operating activities, to provide cash used in investing activities. Typical of most banking companies, significant financing activities include: deposit gathering; use of short-term borrowing facilities, such as federal funds purchased and repurchase agreements; and the issuance of long-term debt. The banks' primary investing activities include loan originations and purchases of investment securities, offset by loan payoffs and investment maturities.

         Liquidity represents an institution's ability to provide funds to satisfy demands from depositors and borrowers, by either converting assets into cash or accessing new or existing sources of incremental funds. A major responsibility of management is to maximize net interest income within prudent liquidity constraints. At June 30, 1998, cash and cash equivalents, trading and available-for-sale securities were 28.5% of total assets, as compared to 27.4% and 28.1% at December 31, 1997 and 1996, respectively.

MARKET RISK MANAGEMENT

         Market risk arises from changes in interest rates. The Company has risk management policies to monitor and limit exposure to market risk. In asset and liability management activities, policies are in place that are designed to minimize structural interest rate risk. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified.

INTEREST RATE SENSITIVITY

         Management continually reviews the Company's exposure to changes in interest rates. Among the factors considered during its evaluations are changes in the mix of earning assets, growth of earning assets, interest rate spreads and repricing periods. Management primarily utilizes an income statement GAP model developed by the State Bank Department. This model assigns an earnings change ratio to each rate sensitive asset and liability based on how volatile the rate is for each account. The income statement GAP ratio is rate sensitive assets times the assigned earnings change ratio minus rate sensitive liabilities time the assigned earnings change ratio over twelve months expressed as a percent of total assets. An alternative model measures the interest rate sensitivity GAP, which presents, at a particular point in time, the matching of interest rate sensitive assets with interest rate sensitive liabilities. The following schedule presents the ratios of cumulative rate sensitive assets to rate sensitive liabilities at December 31, 1997.


INTEREST RATE SENSITIVITY

                                                        Interest Rate Sensitivity Period
                             ----------------------------------------------------------------------------------------------
                    Over Three Over One Over Three Over Five
                                      Three      Months       Year       Years      Years
                                     Months or Through 12   Through    Through   Through 15  Over 15     No Fixed
(In thousands, except ratios)         Less       Months   Three Years Five Years    Years     Years      Maturity    Total
---------------------------------------------------------------------------------------------------------------------------

Earning assets
   Short-term investments          $   2,400  $      --  $      --  $      --  $      --  $      --  $      --  $     2,400
   Investment securities               6,009      5,119      3,869      2,084      4,188         --      3,655       24,924
   Loans                               6,311     14,419     20,219      2,008      4,165      3,150         --       50,272
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
     Total earning assets             14,720     19,538     24,088      4,092      8,353      3,150      3,655       77,596
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------

Interest bearing liabilities
   Interest bearing transaction
     and savings accounts             20,766         --         --         --         --         --         --       20,766
   Time deposits                      15,391     20,709      6,259      2,084         --         --         --       44,443
   Short-term borrowings               1,800         --         --         --         --         --         --        1,800
   Long-term debt                         27         85        246        280      2,103        536         --        3,277
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
     Total interest bearing
     liabilities                      37,984     20,794      6,505      2,364      2,103        536         --       70,286
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------

Interest rate sensitivity GAP      $ (23,264) $  (1,256) $  17,583  $  1,728   $   6,250  $   2,614  $   3,655     $  7,310
                                    =========  =========  ========   =======    ========    =======   ========      =======
Cumulative interest rate
   sensitivity GAP                 $ (23,264) $ (24,520) $ (6,937)  $ (5,209)  $   1,041  $   3,655  $  7,310
Cumulative rate sensitive assets
   to rate sensitive liabilities        38.8%      58.3%     89.4%      92.3%      101.5%     105.2%    110.4%
Cumulative GAP as a % of
   total earning assets                (30.0%)    (31.6%)    (8.9%)     (6.7%)       1.3%       4.7%      9.4%



IMPACT OF THE YEAR 2000 ISSUE

         The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. The Company has now completed the Year 2000 identification of mission critical systems, vendors, large borrowers and large depositors requiring assessment and testing. During the six months ended June 30, 1998 the Company capitalized a purchase of a new main frame computer and a proof machine to handle the growth in both loans and deposits and to address the Year 2000 issue. The results of operations for the six months ended June 30, 1998 and the year ended December 31, 1997 include no significant expenses associated with Year 2000. The Company has a letter from its primary software vendor indicating it is Year 2000 compliant. However, testing of internal mission critical systems is not scheduled to be performed. The testing with vendors, large borrowers and large depositors will be completed by June 30, 1999.

         The Company is expected to convert to Simmons First National Corporation systems and this conversion is scheduled for the second quarter of 1999. The Company has contingency plans if the above conversion is not completed before December 31, 1999. This contingency plan includes an agreement with its current software provider to provide a software upgrade for a nominal fee. This software upgrade, if deemed necessary, has previously been tested for Year 2000 compliance.

         Management believes completion of the Year 2000 modifications will not have a material effect on the Company's future consolidated results of operations or financial position.

REGULATORY ISSUES

             Pursuant to the Interest Rate Control Amendment to the Constitution of the State of Arkansas, "consumer loans and credit sales" have a maximum limitation of 17% per annum and all "general loans" have a maximum limitation of 5% over the Federal Reserve Discount Rate in effect at the time the loans are made. The Arkansas Supreme Court has determined that "consumer loans and credit sales" are "general loans" and are subject to the limitation of 5% over the Federal Reserve Discount Rate as well as a maximum limitation of 17% per annum. As a general rule, ABA is required to comply with the Arkansas usury laws on loans made within the State of Arkansas.


DIRECTORS AND EXECUTIVE OFFICERS

THE BOARD OF DIRECTORS OF ABA WILL BE DISSOLVED AND POSITIONS HELD BY EXECUTIVE OFFICERS OF ABA WILL NO LONGER EXIST UPON THE CONSUMMATION OF THE MERGER. THE BOARD OF DIRECTORS OF ASB WILL BE DISSOLVED AND POSITIONS HELD BY EXECUTIVE OFFICERS OF ASB WILL NO LONGER EXIST UPON THE CONSUMMATION OF THE BANK MERGER IMMEDIATELY AFTER THE MERGER. AT THIS TIME NONE OF THE DIRECTORS OR EXECUTIVE OFFICERS OF ABA ARE EXPECTED TO BE ON THE BOARD OF DIRECTORS OR AN EXECUTIVE OFFICER OF SIMMONS AFTER CONSUMMATION OF THE MERGER. IT IS ANTICIPATED THAT JOE
S. HIATT, CURRENTLY A DIRECTOR OF ABA AND ASB WILL BECOME A DIRECTOR OF SIMMONS FIRST NATIONAL BANK UPON THE COMPLETION OF THE BANK MERGER. THE DIRECTORS OF AMERICAN BANCSHARES OF ARKANSAS, INC. AND ITS SUBSIDIARY IS SET FORTH BELOW:

       DIRECTORS AND EXECUTIVE OFFICERS OF AMERICAN BANCSHARES OF ARKANSAS, INC. AND ITS SUBSIDIARY

                                                                                     ABA Common Stock
                                                                                     Owned Beneficially as
                       Director(1)       Principal Occupation                        of December 31, 1997
     Name             Age   Since        and Directorship                            Shares and Percent  of Class
-----------------------------------------------------------------------------------------------------------------
Joe S. Hiatt           68   1982         Chairman of the Board, American                 5,350 (2)      67.60%
                                         Bancshares of Arkansas, Inc. and
                                         American State Bank

Michael F. Flynn       48   1982         President, American Bancshares of                  69          *
                     Arkansas, Inc. and American State Bank

J. O. Larkin           59   1982         Pharmacist, Owner Medi-Save Pharmacy               68          *

J. Sherman Hiatt, II   41   1983         Secretary, American Bancshares of                 153          1.93%
                                         Arkansas, Inc. and Executive Vice
                  President and Secretary, American State Bank

J. Clay Hiatt          37   1997         Vice President, American State Bank                74           *
------------


(1) This column represents the year in which the directorship commenced. If a person serves as director for both American Bancshares of Arkansas, Inc. and its subsidiary, the year disclosed reflects the date the directorship in American Bancshares of Arkansas, Inc. commenced.
(2) Mr. Hiatt owns 3,978 shares individually and his spouse owns 1,372 shares.

*    Less than 1% of outstanding shares.

     ABA has designated Joe S. Hiatt, Chairman, Michael F. Flynn, President and
J. Sherman Hiatt, II, Secretary, as its executive officers.

     During 1998, the Board of Directors of ABA held 4 meetings and all the incumbent directors then in office were in attendance at more than seventy-five percent of the meetings. The Board of Directors does not have a nominating, compensation or audit committee.

TRANSACTIONS WITH MANAGEMENT

     Directors and executive officers of ABA and its subsidiary, their associates and members of their immediate families were customers of and had transactions including loans and commitments to lend with subsidiaries of ABA in the ordinary course of business during 1998. All such loans and commitments were made by the subsidiary on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectability or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. On June 30, 1998, the aggregate of these related party loans was approximately $300,000, or approximately 0.60% of total loans outstanding of the subsidiary and 0.24% of pro forma consolidated capital accounts.

PRINCIPAL STOCKHOLDERS OF AMERICAN BANCSHARES OF ARKANSAS, INC.

     The following table sets forth, as of June 30, 1998, the only persons who were known by ABA to own of record or beneficially more than five (5%) of American Bancshares of Arkansas, Inc. Common Stock and the number of shares owned beneficially by each of them.



                                             Shares Owned                     Aggregate
     Name                              Directly     Indirectly             Pct of Class
 ------------                      -----------------------------         ---------------
Joe S. Hiatt (1)                        3,978          1,372                  67.60%
Margie L. Hiatt (2)                     1,372          3,978                  67.60%
Ms. Eula Hiatt(3)                         864            864                  21.83%
--------------

(1) The indirect ownership includes shares owned by his spouse, Margie L. Hiatt.
(2) The indirect ownership includes shares owned by her spouse, Joe S. Hiatt.
(3) The indirect ownership include shares owned by a testamentary trust under the Will of Clyde Hiatt of which Ms. Eula Hiatt is a trustee.

     All directors and executive officers of ABA and its subsidiary as a group (5 persons) as of June 30, 1998 owned 5,714 shares or 72.20% of the outstanding shares of ABA Common Stock. No director or executive officer of ABA owns any shares of Simmons Common Stock. Neither Simmons nor any of its subsidiaries nor any director or executive officer of Simmons owns any shares of ABA Common Stock.

COMPETITION

     The banking subsidiary of ABA competes actively with national and state banks, savings and loan associations, credit unions, securities dealers, mortgage bankers, finance companies and insurance companies.

LITIGATION

     There is no material pending litigation in which ABA or its subsidiaries is a party.

OFFICES

     ABA's executive offices are located in the offices of American State Bank, at 400 East Main Street, Charleston, Arkansas 72933.

EMPLOYEES

     As of June 30, 1998, ABA and its subsidiary has 32 employees, 16 of whom are located in Charleston, 9 at Fort Smith, 5 at Ozark and 2 at Altus.

DESCRIPTION OF AMERICAN BANCSHARES OF ARKANSAS, INC. STOCK

     ABA has one class of common stock issued and outstanding. As of June 30, 1998, ABA had 7,914 shares of common stock outstanding, held by 13 stockholders.



                            Dividends Paid Per Share
                              June 30, December 31,
                                                 1998              1997         1996
                              ----------------------------------------------------------------
     Common Stock                                $0.00             $0.00        $0.00


COMPARISON OF RIGHTS OF HOLDERS OF AMERICAN BANCSHARES OF ARKANSAS, INC.
                      COMMON STOCK AND SIMMONS COMMON STOCK

     ABA and Simmons are corporations organized and existing under the laws of the State of Arkansas, i.e., the Arkansas Business Corporation Act of 1987. Neither of the holders of ABA Common Stock nor Simmons Common Stock are entitled to cumulative voting for directors. Pursuant to Simmons's By-Laws, the number of directors of the corporation may not be less than five nor more than twenty-five. The ABA By-Laws sets that the number of directors at no less than two nor more than twenty-five. Furthermore, neither holders of ABA common stock nor holders of Simmons Common Stock have preemptive rights with respect to issuance of additional securities.

     Both ABA and Simmons have corporate power to indemnify their officers and directors with respect to certain liabilities incurred by them in their good faith conduct of the business of the corporation. Such power is limited, however, by applicable federal laws and regulations including federal banking laws and regulations and the applicable state law. Further, pursuant to the 1987 Act Simmons has adopted a provision in its Articles of Incorporation which limits the liability of its directors for certain breaches of their fiduciary duties. ABA has not adopted such a liability limitation provision.

     Simmons' Articles of Incorporation contain several paragraphs that may have the effect of operating as anti-takeover provisions. Article ELEVENTH contains a restriction upon the ability of a stockholder owning more than 10% of Simmons Common Stock to acquire any additional shares except through a cash tender offer at a price not less than the highest closing price of Simmons Common Stock during the most recent 24 months, unless such shareholder is excepted from the application of the Article by the board of directors prior to becoming a 10% shareholder. Further, Article ELEVENTH requires the approval of 80% of the shareholders of Simmons for any acquisition of Simmons by merger or consolidation or by asset acquisition unless approved by the affirmative vote of 80% of the directors who were in office prior to the proponent of the acquisition acquiring 10% or more of Simmons Common Stock. Article THIRTEENTH of the Articles of Incorporation of Simmons requires the Board to consider the following matters in addition to any other matters required to be considered prior to making any recommendation concerning a proposed business combination in which Simmons will not be the surviving corporation: 1) the impact on the corporation, its subsidiaries, shareholders and employees and the communities served by the corporation, 2) the timeliness of the proposed transaction considering the business climate and strategic plans of the Company, 3) the existence of any legal defects or regulatory issues involved in the proposed transaction, 4) the lack of non-consummation of the transaction due to lack of financing, regulatory issues or identified issues, 5) current market price of Simmons Common Stock and its consolidated assets, 6) book value of Simmons Common Stock, 7) the relationship of the offered price for Simmons Common Stock to the Board's opinion of the current value of Simmons in a negotiated transaction, 8) the relationship of the offered price for Simmons Common Stock to the Board's opinion of the future value of Simmons as an independent entity, and 9) such other criteria as the Board may determine are appropriate. Article FOURTEENTH, requires the affirmative vote of 80% of the shareholders to amend, repeal or modify any provision of the Articles of Incorporation unless such revision is approved by 80% of the directors who were in office prior to the proponent of any business combination acquiring 10% or more of Simmons Common Stock. The American Bancshares of Arkansas, Inc. Articles of Incorporation do not contain a similar provisions.

LEGAL MATTERS AND EXPERTS

LEGAL OPINIONS

     The legality of the Simmons Common Stock to be issued after the Merger has been consummated by and between Simmons and American Bancshares of Arkansas, Inc. and certain tax matters relating to the Merger will be passed upon by Williams & Anderson LLP, 111 Center St., 22nd Floor, Little Rock, Arkansas 72201.

EXPERTS

     The consolidated financial statements of Simmons First National Corporation as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 are incorporated by reference in this Proxy Statement and have been audited by Baird, Kurtz and Dobson, independent public accountants, as indicated in their reports with respect thereto, and such consolidated financial statements of Simmons have been incorporated by reference herein in reliance upon the report of said firm given upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of American Bancshares of Arkansas, Inc. as of December 31, 1997 and for the year ended December 31, 1997, have been audited by Baird, Kurtz & Dobson, whose report thereon appears elsewhere herein and in the Registration Statement and have been so included in reliance upon the report of Baird, Kurtz & Dobson given upon the authority of said firm as experts in accounting and auditing.

GENERAL

     As of the date of this Proxy Statement, the board of directors of ABA does not intend to present, and has not been informed that another person intends to present, any matter for action at the meeting of stockholders other than as discussed in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

                         INDEPENDENT ACCOUNTANTS' REPORT



Board of Directors
American Bancshares of Arkansas, Inc.
Charleston, Arkansas

         We have audited the accompanying consolidated balance sheet of AMERICAN BANCSHARES OF ARKANSAS, INC. as of December 31, 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AMERICAN BANCSHARES OF ARKANSAS, INC. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



                            /s/ Baird, Kurtz & Dobson
                              BAIRD, KURTZ & DOBSON


Pine Bluff, Arkansas
August 28, 1998


                      AMERICAN BANCSHARES OF ARKANSAS, INC.
                           CONSOLIDATED BALANCE SHEETS

                  June 30, 1998 and December 31, 1997 and 1996



                                                                                      December 31,
                                                                         -------------------------------------

(In thousands)                                          June 30, 1998           1997                1996
--------------------------------------------------------------------------------------------------------------
                                                         (Unaudited)                            (Unaudited)

ASSETS

Cash & non-interest bearing balances due from banks  $            2,493  $           2,350   $           2,034
Federal funds sold                                                8,260              2,400               1,895
                                                     ------------------  -----------------   -----------------
     Cash and cash equivalents                                   10,753              4,750               3,929
Investment securities                                            20,154             24,924              25,001
Assets held in trading accounts                                      --                 --               1,409
Loans                                                            50,419             50,272              45,436
     Allowance for loan losses                                     (848)              (782)               (540)
                                                     ------------------- ------------------  ------------------
        Net loans                                                49,571             49,490              44,896
Premises and equipment                                            2,470              2,216               2,331
Foreclosed assets held for sale, net                                192                172                 207
Interest receivable                                                 781                898                 923
Cash surrender value of life insurance                            2,929              2,870               2,735
Other assets                                                        457                412                 499
                                                     ------------------     --------------     ---------------
     TOTAL ASSETS                                    $           87,307  $          85,732   $          81,930
                                                      =================   ================    ================

LIABILITIES
Non-interest bearing transaction accounts            $            5,556  $           5,741   $           5,287
Interest bearing transaction accounts
   and savings deposits                                          20,728             20,766              21,087
Time deposits                                                    44,912             44,443              44,902
                                                     ------------------  -----------------   -----------------
     Total deposits                                              71,196             70,950              71,276
Federal funds purchased and securities sold
   under agreements to repurchase                                 2,364              1,800               1,945
Long-term debt                                                    3,521              3,277                  --
Accrued interest and other liabilities                              856                775                 652
                                                     ------------------  -----------------   -----------------
     Total Liabilities                                           77,937             76,802              73,873
                                                     ------------------  -----------------   -----------------

STOCKHOLDERS' EQUITY
Common stock, par value $25 a share, authorized
     11,000 shares, 10,090 issued                                   252                252                 252
Surplus                                                           1,846              1,846               1,846
Treasury stock, at cost - 2,176 shares at June 1998                (694)              (677)               (677)
   and 2,156 shares at December 1997
   and 1996, respectively
Undivided profits                                                 8,183              7,699               6,894
Unrealized depreciation on available-for-sale
   securities, net of income taxes of $27,
   $45 and $133 at June 1998 and
   December 1997 and 1996, respectively                            (217)              (190)               (258)
                                                     ------------------- ------------------  ------------------
Total stockholders' equity                                        9,370              8,930               8,057
                                                     ------------------  -----------------   ------------------
     TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                            $           87,307  $          85,732   $          81,930
                                                      =================   ================    ================

                 See Notes to Consolidated Financial Statements


                      AMERICAN BANCSHARES OF ARKANSAS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME

              Three and Six Months  Ended June 30, 1998 and 1997 and Years Ended
                  December 31, 1997, 1996 and 1995

                                                Three Months Ended      Six Months Ended
                                                     June 30,                June 30,           December 31,
                                                -------------------    ------------------    -------------------
(In thousands, except per share data)             1998       1997        1998     1997         1997       1996       1995
--------------------------------------------    --------   --------    -------  --------     --------   --------   --------
                                              (Unaudited) (Unaudited)(Unaudited(Unaudited)             (Unaudited)(Unaudited)

INTEREST INCOME
   Loans                                       $  1,239    $ 1,136    $ 2,450    $ 2,224     $4,626     $4,372     $4,265
   Federal funds sold                                98         14        159         29         55         98        132
   Investment securities                            323        409        672        814      1,653      1,487      1,429
   Assets held in trading accounts                   --         21         --         58         70         74          4
   Interest bearing balances due from banks          --         --         --          --         --         3         8
                                                 ------     ------     ------     -------    -------    ------     -----
     TOTAL INTEREST INCOME                        1,660      1,580      3,281      3,125      6,404      6,034      5,838
                                               --------    -------    -------    -------     ------     ------     ------

INTEREST EXPENSE
   Deposits                                         767        745      1,507      1,482      2,967      2,996      3,064
   Federal funds purchased and securities
     sold under agreements to repurchase             32         25         59         50        109        103        127
   Long-term debt                                    64         24        118         24         83         --         --
                                               --------    -------    -------    -------     ------     ------     ------
   TOTAL INTEREST EXPENSE                           863        794      1,684      1,556      3,159      3,099      3,191
                                               --------    -------    -------    -------     ------      -----     ------

NET INTEREST INCOME                                 797        786      1,597      1,569      3,245      2,935      2,647
   Provision for loan losses                         63         63        127         90        499         57        342
                                               --------    -------    -------    -------     ------      -----     ------
NET INTEREST INCOME
   AFTER PROVISION
   FOR LOAN LOSSES                                  734        723      1,470      1,479      2,746      2,878      2,305
                                               --------    -------    -------    -------     ------     ------     ------

NON-INTEREST INCOME
   Service charges on deposit accounts               83         78        166        144        311        270        285
   Other service charges and fees                     8         15         34         30         51         46         43
   Other income                                      38         86         75         89        177        298        219
   Gains on sale of securities, net                  11          1         45          1         15          8          8
                                               --------    -------    -------    -------     ------      -----     ------
   TOTAL NON-INTEREST INCOME                        140        180        320        264        554        622        555
                                               --------    -------    -------    -------     ------      -----     ------

NON-INTEREST EXPENSE
   Salaries and employee benefits                   292        295        577        559      1,243      1,161      1,137
   Occupancy expense, net                            62         56        118        118        248        234        225
   Furniture and equipment expense                   63         57        118        118        230        230        224
   Loss on foreclosed assets                          5          9          9         29         57         40         40
   Other operating expenses                         157        141        300        260        522        883        648
                                               --------    -------    -------    -------     ------      -----     ------
TOTAL NON-INTEREST EXPENSE                          579        558      1,122      1,084      2,300      2,548      2,274
                                               --------    -------    -------    -------     ------      -----     ------

INCOME BEFORE INCOME TAXES                          295        345        668        659      1,000        952        586
   Provision for income taxes                        65         48        184         98        195        173        120
                                               --------    -------    -------    -------     ------     ------     ------

NET INCOME                                     $    230    $   297    $   484    $   561     $  805     $  779     $  466
                                                =======     ======     ======     ======      =====      =====      =====

BASIC AND DILUTED
   EARNINGS PER SHARE                          $  29.02    $ 37.43    $ 61.04    $ 70.71     $101.46    $98.19     $58.73
                                                =======     ======     ======     ======      ======     =====      =====

                 See Notes to Consolidated Financial Statements

                      AMERICAN BANCSHARES OF ARKANSAS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOW

                   Six  Months  Ended  June 30,  1998 and 1997 and  Years  Ended
                  December 31, 1997, 1996 and 1995




                                                                    June 30,                       December 31,
                                                              ---------------------    -----------------------------------
(In thousands)                                                    1998       1997         1997       1996         1995
--------------------------------------------------------------------------------------------------------------------------
                                                               (Unaudited)(Unaudited)             (Unaudited)  (Unaudited)

CASH FLOWS FROM
  OPERATING ACTIVITIES
Net income                                                      $  484     $   561       $  805    $   779      $  466
Items not requiring (providing) cash
   Depreciation and amortization                                    92          85          161        174         168
   Provision for loan losses                                       127          90          499         57         342
   Net (accretion) amortization of investment securities            --         (10)         (20)        (7)          6
   Deferred income taxes                                             7          --         (137)       (16)        (14)
   Gains on sale of securities, net                                (45)         (1)         (15)        (8)         (8)
   Cash surrender value of life insurance                          (59)        (56)        (135)      (112)       (100)
Changes in
   Interest receivable                                             117          56           25        (81)          4
   Assets held in trading accounts                                  --           6        1,409     (1,409)         --
   Other assets                                                    (52)         87          224        (58)        100
   Accrued interest and other liabilities                           41         (91)          20       (115)         40
   Income taxes payable                                             40         (33)         103         31         (43)
                                                                ------     -------       ------    -------      -------
         Net cash provided by (used in)                            752         694        2,939       (765)        961
         operating activities                                   ------     -------       ------    --------     -------

CASH FLOWS FROM INVESTING ACTIVITIES
   Net origination of loans                                       (238)     (1,948)      (5,252)      (454)          1
   Purchase of premises and equipment                             (346)       (100)        (112)      (143)       (456)
   Proceeds from sale of premises and equipment                     --          50           66         10           9
   Proceeds from sale of foreclosed assets                          10          97          194         67          84
   Proceeds from sale of available-for-sale securities           1,500          --          490         --          --
   Proceeds from maturities of available-for-sale securities     5,576       1,178        1,858      3,278       4,693
   Purchases of available-for-sale securities                   (2,498)     (1,650)      (3,299)     5,646)     (4,581)
   Proceeds from maturities of held-to-maturity securities         210         476        1,131      1,411         207
   Purchases of held-to-maturity securities                         --          --           --     (1,191)       (408)
                                                                ------     -------       ------    --------     -------
         Net cash provided by (used in) investing activities     4,214      (1,897)      (4,924)     (2,668)      (451)
                                                                ------     -------       ------    --------     -------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in deposits                             246        (160)        (326)     1,250       2,226
   Proceeds from issuance of long-term debt                        305       1,500        3,300         --          --
   Repayment of long-term debt                                     (61)        (38)         (23)        --          --
   Net increase (decrease) in federal funds purchased
      and securities sold under agreements to repurchase           547          12         (145)       (83)        191
                                                                ------     -------       ------     ------      ------
         Net cash provided by financing activities               1,037       1,314        2,806      1,167       2,417
                                                                ------     -------       ------     ------      ------
INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                              6,003         111          821     (2,266)      2,927
CASH AND CASH EQUIVALENTS,
   BEGINNING OF PERIOD                                           4,750       3,929        3,929      6,195       3,268
                                                                ------     -------       ------    -------      ------
CASH AND CASH EQUIVALENTS,
   END OF PERIOD                                                $ 10,753   $ 4,040       $4,750    $ 3,929      $6,195
                                                                 =======    ======        =====     ======       =====

                 See Notes to Consolidated Financial Statements


                      AMERICAN BANCSHARES OF ARKANSAS, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                       Six Months  Ended June 30, 1998 and Years Ended  December
                  31, 1997, 1996, and 1995



                                                                  Unrealized
                                                                 Depreciation
                                                                 On Available-
                                         Common                    For-Sale      Undivided   Treasury
(In thousands)                            Stock        Surplus  Securities, Net   Profits      Stock          Total
---------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994 (unaudited)  $     252    $   1,846    $    (936)    $  5,649     $   (677)    $   6,134

Comprehensive income
   Net income (unaudited)                                                            466                        466
   Change in unrealized depreciation on
   available-for-sale securities, net of
   income taxes of $413 (unaudited)                                     801                                     801
                                                                                                          ---------
Comprehensive income (unaudited)                                                                              1,267

Balance, December 31, 1995 (unaudited)        252        1,846         (135)       6,115         (677)        7,401

Comprehensive income
   Net income (unaudited)                                                            779                        779
   Change in unrealized depreciation on
   available-for-sale securities, net of
   income taxes of $63 (unaudited)                                     (123)                                   (123)
                                                                                                          ----------
                                                                                                                656
Comprehensive income (unaudited)        ---------    ---------    ---------     --------     --------     ----------
Balance, December 31, 1996 (unaudited)        252        1,846         (258)       6,894         (677)        8,057

Comprehensive income
   Net income                                                                        805                        805
   Change in unrealized depreciation on
   available-for-sale securities, net of
   income taxes of $178                                                  68                                      68
                                                                                                          ---------
Comprehensive income                                                                                            873
                                        ---------    ---------    ---------     --------     --------     ---------
Balance, December 31, 1997                    252        1,846         (190)       7,699         (677)        8,930

Comprehensive income
   Net income (unaudited)                                                            484                        484
   Change in unrealized depreciation on
   available-for-sale securities, net of
   income taxes of $18 (unaudited)                                      (27)                                    (27)
                                                                                                          ----------
Comprehensive income (unaudited)                                                                                457

Purchase of 20 shares of
   treasury stock (unaudited)                                                                     (17)          (17)
                                        ---------    ---------    ---------     --------     --------     ---------

Balance, June 30, 1998 (unaudited)      $     252    $   1,846    $    (217)    $  8,183     $   (694)    $   9,370
                                         ========    =========     =========     =======      ========     ========



                 See Notes to Consolidated Financial Statements

 .......
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

         American Bancshares of Arkansas, Inc., ("ABA" or the "Company") operates as a one bank holding company. ABA's business primarily consists of the business of American State Bank (the "Bank"), which is primarily engaged in providing a full range of banking services to individual and corporate customers through its facilities in Charleston, Arkansas. The Company is subject to competition from other financial institutions. The Company also is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

         ABA owned 100% of the Bank's outstanding capital stock at June 30, 1998, and December 31, 1997 and 1996.

         The consolidated financial statements as of June 30, 1998 and December 31, 1996 and for the periods ended June 30, 1998 and 1997 and December 31, 1996 and 1995 are unaudited, but in the opinion of management, include all adjustments, consisting only of normal, recurring items, necessary for fair presentation.

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of foreclosed assets and the allowance for foreclosure expenses. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets, management obtains independent appraisals for significant properties.

         Management believes that the allowance for loan losses, the valuation of foreclosed assets and the allowance for foreclosure expenses are adequate. While management uses available information to recognize losses on loans, foreclosed assets held for sale and foreclosure expenses, changes in economic conditions, particularly in Arkansas, may necessitate revision of these estimates in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, valuation of foreclosed assets and allowance for foreclosure expenses. Such agencies may require the Company to recognize additional losses, based on their judgment of information available to them at the time of their examination.

Principles of Consolidation

         The consolidated financial statements include the accounts of ABA and its subsidiary. Significant intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents

         For purposes of the statement of cash flows, the Company considers due from banks and federal funds sold as cash equivalents.

Investments in Debt Securities

         Held-to-maturity securities, which include any security for which the banking subsidiary has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted, respectively, to interest income using the constant yield method over the period to maturity.

         Available-for-sale securities, which include any security for which the banking subsidiary has no immediate plan to sell but which may be sold in the future, are carried at fair value. Realized gains and losses, based on specifically identified amortized cost of the individual security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity. Premiums and discounts are amortized and accreted, respectively, to interest income using the constant yield method over the period to maturity.

         Trading securities, which include any security held primarily for near-term sale, are carried at fair value. Gains and losses on trading securities are included in other income.

         Interest on debt securities is included in income when earned.

Loans

         Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-offs are reported at their outstanding principal adjusted for any loans charged off and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Allowance for Loan Losses

         The allowance for loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for potential loan losses, based on management's evaluation of the loan portfolio, as well as on prevailing and anticipated economic conditions and historical losses by loan category. General reserves have been established, based upon the aforementioned factors and allocated to the individual loan categories. Allowances are accrued on specific loans evaluated for impairment for which the basis of each loan, including accrued interest, exceeds the discounted amount of expected future collections of interest and principal or, alternatively, the fair value of loan collateral.

         A loan is considered impaired when it is probable that the Company will not receive all amounts due according to the contractual terms of the loan. This includes loans that are delinquent 90 days or more (nonaccrual loans) and certain other loans identified by management. Accrual of interest is discontinued and interest accrued and unpaid is removed at the time such amounts are delinquent 90 days. Interest is recognized for nonaccrual loans only upon receipt and only after all principal amounts are current according to the terms of the contract.

Premises and Equipment

         Depreciable assets are stated at cost, less accumulated depreciation. Depreciation is charged to expense, using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized by the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter.



Foreclosed Assets Held For Sale

         Assets acquired by foreclosure or in settlement of debt and held for sale are valued at estimated fair value, as of the date of foreclosure and a related valuation allowance is provided for estimated costs to sell the assets. Management evaluates the value of foreclosed assets held for sale periodically and increases the valuation allowance for any subsequent declines in fair value. Changes in the valuation allowance are charged or credited to other expense.

Fee Income

         Loan fees, net of direct origination costs, are recognized as revenue on a yield basis over the term of the loans.

Income Taxes

         Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets, if it is more likely than not that a deferred tax asset will not be realized.

Earnings Per Share

         The Company adopted the provisions of SFAS No. 128,  Earnings Per Share
(EPS), in the year ended December 31, 1997, by reclassifying earnings per share for all periods presented. This Statement replaces the presentation of primary earnings per share with a presentation of basic earnings per share.

         Earnings per share are based on the weighted average number of shares outstanding during each period less the weighted number of shares of treasury stock. There were no common stock equivalents during any of the periods. Weighted average shares outstanding were 7,929 for the period ended June 30, 1998, 7,934 for the period ended June 30, 1997, and 7,934 for the years ended December 31, 1997, 1996 and 1995, respectively.

Impact of Recent Accounting Pronouncements

         The FASB recently adopted SFAS 130, Reporting Comprehensive Income. This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. It does not address issues of recognition or measurement. During the period ended June 30, 1998, the Company adopted the provisions of SFAS 130, by reclassification adjustments of prior periods presented.

       The FASB recently adopted SFAS 131, Disclosures about Segments of an Enterprise and Related Information. This Statement establishes standards for the way that public business enterprises report information about operating segments. The Statement also establishes standards for related disclosures about products and services, geographic area and major customers. SFAS 131 is effective for years beginning after December 15, 1997. SFAS 131, which the Company will initially adopt for calendar year 1998, is not expected to have a material impact on the Company's financial statements.

       The FASB recently adopted SFAS 133, Accounting for Derivative Financial Instruments and Hedging Activities. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, may be adopted early for periods beginning after issuance of the Statement and may not be applied retroactively. The Company does not expect to adopt SFAS 133 early. Management believes that SFAS 133 does not have a material impact on the Company's financial statements.

NOTE 2:  INVESTMENT SECURITIES

           The  amortized  cost  and   approximate   fair  value  of  investment
securities that are classified as held-to-maturity and available-for-sale are as follows:

                                                                    June 30, 1998
                                            --------------------------------------------------------------
                                              Gross            Gross
(In thousands)                              Amortized       Unrealized        Unrealized       Approximate
                                              Cost             Gains           (Losses)        Fair Value
----------------------------------------------------------------------------------------------------------
Held-to-maturity
State and political subdivision           $       6,016     $          96    $          (6)    $       6,106
                                           ------------      ------------     -------------     ------------
                                          $       6,016     $          96    $          (6)    $       6,106
                                           ============      ============     =============     ============
Available-for-sale
U. S. Treasury                            $         499     $          23    $          --     $         522
U. S. Government Agencies                        10,335                69               (3)           10,401
Mortgage-backed securities                        1,620                --               (8)            1,612
Other securities                                  1,873                --             (270)            1,603
                                          -------------     -------------    --------------    -------------
                                          $      14,327     $          92    $        (281)    $      14,138
                                           ============      ============     =============     ============

                                                                  December 31, 1997
                                            ----------------------------------------------------------------
                                                               Gross             Gross
                                            Amortized        Unrealized         Unrealized      Approximate
                                              Cost              Gains           (Losses)         Fair Value
                                          -------------     -------------    -------------     -------------
Held-to-maturity
State and political subdivision           $       6,226     $          73    $         (52)    $       6,247
                                           ------------      ------------     ------------      ------------
                                          $       6,226     $          73    $         (52)    $       6,247
                                           ============      ============     =============     ============
Available-for-sale
U. S. Treasury                            $       2,313     $          58    $          --     $       2,371
U. S. Government Agencies                        12,581               102              (11)           12,672
Mortgage-backed securities                        2,089                --              (17)            2,072
Other securities                                  1,860                --             (277)            1,583
                                          -------------     -------------    --------------    -------------
                                          $      18,843     $         160    $        (305)    $      18,698
                                           ============      ============     =============     ============

                                                                  December 31, 1996
                                          ------------------------------------------------------------------
                                              Gross            Gross
                                            Amortized       Unrealized        Unrealized       Approximate
                                              Cost             Gains           (Losses)        Fair Value
                                          -------------     -------------    --------------    -------------
Held-to-maturity
State and political subdivision           $       7,357     $         100    $         (83)    $       7,374
                                           ------------      ------------     ------------      ------------
                                          $       7,357     $         100    $         (83)    $       7,374
                                           ============      ============     =============     ============
Available-for-sale
U. S. Treasury                            $       1,347     $          61    $          --     $       1,408
U. S. Government Agencies                        12,376                32             (136)           12,272
Mortgage-backed securities                        2,759                --              (45)            2,714
Other securities                                  1,553                --             (303)            1,250
                                          -------------     -------------    --------------    -------------
                                          $      18,035     $          93    $        (484)    $      17,644
                                           ============      ============     =============     ============

Maturities of investment securities at June 30, 1998, and December 31, 1997, are as follows:

                                                  June 30, 1998                     December 31, 1997
                                          -------------------------------    -------------------------------
                                            Amortized       Approximate        Amortized       Approximate
(In thousands)                                Cost          Fair Value           Cost          Fair Value
-----------------------                   -------------     -------------    -------------     -------------
Held-to-maturity
One year or less                          $       3,451     $       3,476    $       1,638     $       1,651
After one through five years                      2,069             2,101            3,912             3,896
After five years through ten years                  456               486              676               700
After ten years                                      40                43               --                --
                                          -------------     -------------    -------------     -------------
                                          $       6,016     $       6,106    $       6,226     $       6,247
                                           ============      ============     ============      ============

Available-for-Sale
One year or less                          $      10,085     $      10,146    $       9,462     $       9,490
After one through five years                        749               777            1,999             2,041
After five years through ten years                   --                --            3,433             3,512
Other securities                                  1,873             1,603            1,860             1,583
Mortgage-backed securities not
   due on a single date                           1,620             1,612            2,089             2,072
                                          -------------     -------------    -------------     -------------
                                          $      14,327     $      14,138    $      18,843     $      18,698
                                           ============      ============     ============      ============


         Income earned on the above securities for June 30, 1998, June 30, 1997 and the years ended December 31, 1997, 1996 and 1995 is as follows:

                                          June 30                                   December 31
                                 ----------------------       ----------------------------------------------------
(In thousands)                      1998           1997              1997              1996              1995
------------------------------------------------------------------------------------------------------------------
Taxable
  Available-for-sale            $       508  $        621     $         1,282   $         1,091    $         1,014

Non-taxable
  Held-to-maturity                      164           193                 371               396                415
                                -----------  ------------     ---------------   ---------------    ---------------

         Total                  $       672  $        814     $         1,653   $         1,487    $         1,429
                                 ==========   ===========      ==============    ==============     ==============


         The carrying value, which approximates the market value, of securities pledged as collateral, to secure public deposits and for other purposes, amounted to $7,009,000 at June 30, 1998, $6,600,000 and $7,380,000 at December
31, 1997 and 1996, respectively.

         The book value of securities sold under agreement to repurchase amounted to $2,364,000 for June 30, 1998, $1,800,000 and $1,945,000 for December
31, 1997 and 1996, respectively.

         The gross  realized  gains of  $45,000,  $1,000,  $27,000,  $9,000  and
$15,000 resulting from sales and/or calls of available-for-sale securities were realized for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, respectively. The gross realized losses of $0, $0, $12,000, $1,000 and $7,000 resulting from sales and/or calls of available-for-sale securities were realized for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, respectively.

         Most of the state and political subdivision debt obligations are non-rated bonds and represent small issues, which are evaluated on an ongoing basis.

NOTE 3:  LOANS AND ALLOWANCE FOR LOAN LOSSES

       The various categories of loans are summarized as follows:


                                                              June 30                     December 31
                                                          -----------------     ------------------------------
(In thousands)                                                 1998                 1997           1996
--------------------------------------------------------------------------------------------------------------

Consumer                                                  $         4,664       $         4,626   $         4,130
Real estate
   Construction                                                       993                   840               444
   Single family residential                                       26,060                27,085            25,092
   Other commercial                                                13,570                12,053            10,142
Commercial
   Commercial                                                       3,471                 3,969             3,642
   Agricultural                                                     1,605                 1,597             1,956
Other                                                                  56                   102                30
                                                          ---------------       ---------------   ---------------
Total loans before allowance for loan losses              $        50,419       $        50,272   $        45,436
                                                          ===============        ==============    ==============


         At June 30, 1998 and December 31, 1997 and 1996, impaired loans totaled $1,305,000, $1,257,000 and $3,127,000, respectively. All impaired loans had designated reserves for possible loan losses. Reserves relative to impaired loans at June 30, 1998 and December 31, 1997 and 1996 were $107,000, $107,000 and $332,000, respectively.

         Interest of  approximately  $50,000,  $99,000,  $169,000,  $193,000 and
$167,000 was recognized on average impaired loans of $1,370,000, $2,369,000, $2,044,000, $2,276,000 and $1,890,000 for the six months ended June 30, 1998 and
1997 and the years ended December 31, 1997, 1996 and 1995, respectively. Interest recognized on impaired loans on a cash basis during these periods was immaterial.

         At June 30, 1998, single family residential loans comprised 51.7% of the portfolio compared to 53.8% and 55.2% at December 31, 1997 and 1996.

         Transactions in the allowance for loan losses are as follows:


                                                         Six Months Ended           Year Ended
                                                             June 30                 December 31
                                                     --------------------  --------------------------------
(In thousands)                                           1998       1997       1997     1996      1995
-----------------------------------------------------------------------------------------------------------
Balance, beginning of year                           $      782 $      540 $      540 $      527 $      473

   Provision charged to expense                             127         90        499         57        342
   Losses charged to allowance                              (94)      (181)      (323)      (135)      (320)
   Recovery of losses charged to allowance                   33         45         66         91         32
                                                      --------- ----------  --------- ---------- ----------

Balance, end of year                                 $      848 $      494 $      782 $      540 $      527
                                                      =========  =========  =========  =========  =========




NOTE 4:  TIME DEPOSITS

         Time  deposits  included  approximately   $5,297,000,   $5,330,000  and
$4,800,000 of certificates of deposit of $100,000 or more, at June 30, 1998 and December 31, 1997 and 1996, respectively.

         Deposits are the Company's primary funding source for loans and investment securities. The mix and repricing alternatives can significantly affect the cost of this source of funds and, therefore, impact the margin.

NOTE 5:  INCOME TAXES

         The   provision   for  income  taxes  is  comprised  of  the  following
components:

                                              Six Months Ended                  Year Ended
                                                   June 30                      December 31
                                        ------------------------  --------------------------------------
(In thousands)                             1998          1997         1997         1996         1995
--------------------------------------------------------------------------------------------------------

Income taxes currently payable          $       177    $      98  $       332   $      189   $       134
Deferred income taxes                             7           --         (137)         (16)          (14)
                                         ----------  -----------   -----------   ----------   -----------
Provision for income taxes              $       184 $         98  $       195   $      173   $       120
                                         ==========  ===========   ==========    =========    ==========



         Deferred income taxes related to the change in unrealized depreciation on available-for-sale securities, shown in stockholders' equity, were $18,000, $178,000 and $63,000, for June 30 1998 and December 31, 1997 and 1996,
respectively.

         The tax effects of temporary differences related to deferred taxes shown on the balance sheet were:


                                                               June 30                     December 31
                                                       -------------------  --------------------------------
(In thousands)                                                  1998              1997              1996
------------------------------------------------------------------------------------------------------------
Deferred tax assets
   Allowance for loan losses                           $          206      $         222       $         127
   Valuation of foreclosed assets                                  36                 30                  30
   Accumulated depreciation                                        16                 13                  13
   Available-for-sale securities                                   --                 --                 133
   Accrued sick leave                                              42                 42                  --
                                                       --------------      -------------       -------------
                                                                  300                307                 303
                                                       --------------      -------------       -------------

Deferred tax liabilities
   Available-for-sale securities                                  (27)               (45)                 --
                                                       --------------      -------------       -------------
                                                                  (27)               (45)                 --
                                                       --------------      -------------       -------------
Net deferred tax assets included in other assets
   on balance sheets                                   $          273      $         262       $         303
                                                        =============       ============        ============


         A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below.



                                                        Six Months Ended                 Year Ended
                                                              June 30                     December 31
                                                       --------------------     -----------------------------

(In thousands)                                             1998       1997       1997     1996       1995
-------------------------------------------------------------------------------------------------------------
Computed at the statutory rate (34%)                   $      227 $      224 $      340 $      324 $      199

Increase (decrease) resulting from
   Tax exempt income                                          (56)       (66)      (127)      (135)      (141)
   Increase in cash surrender value                           (20)       (26)       (46)       (39)       (46)
   State income taxes                                           3          3          8         --         --
   Non-deductible expenses                                      9          9         18         19         21
   Other differences, net                                      21        (46)         2          4         87
                                                        --------- ----------- --------- ---------- ----------

   Actual tax provision                                $      184 $       98 $      195 $      173 $      120
                                                        =========  =========  =========  =========  =========



NOTE 6:  LONG-TERM DEBT

         Long-term debt at June 30, 1998 and December 31, 1997 and 1996, consisted of the following components.


                                                             June 30                   December 31
                                                          -------------     --------------------------------
(In thousands)                                                1998               1997            1996
------------------------------------------------------------------------------------------------------------
6.1% to 7.3% FHLB advances due 2012 to 2018,
  secured by residential real estate loans                $       3,521      $       3,277     $          --
                                                           ============       ============      ============



         Aggregate annual maturities of long-term debt at June 30, 1998 and December 31, 1997 are:


                                                          June 30, 1998                 December 31, 1997
                                                             Annual                         Annual
(In thousands)             Year                            Maturities                     Maturities
------------------------------------------------------------------------------------------------------------
                           1998                                          55                              112
                           1999                                         127                              119
                           2000                                         136                              127
                           2001                                         144                              135
                           2002                                         155                              145
                           Thereafter                                 2,904                            2,639
                                                     ----------------------          -----------------------

                           Total                     $                3,521          $                 3,277
                                                      =====================           ======================


NOTE 7:  OTHER EXPENSE

    Other operating expenses consists of the following:



                                                 Six Months Ended                         Year Ended
                                                    June 30                                December 31
                                          ----------------------------    -------------------------------------------
(In thousands)                                1998           1997               1997           1996         1995
---------------------------------------------------------------------------------------------------------------------

Professional services                     $          38   $          46  $          79  $          79   $          61
Postage                                               7              10             40             53              38
Telephone                                            28              26             52             44              44
Operating supplies                                   22              16             40             46              44
FDIC insurance                                       27              27             95            326             144
Miscellaneous expense                               178             135            216            335             317
                                           ------------   -------------  -------------  -------------   -------------
         Total                            $         300   $         260  $         522  $         883   $         648
                                           ============    ============   ============   ============    ============


Annual rental equipment expense           $           7   $           6  $          11  $          17   $          16
                                           ============    ============   ============   ============    ============

Annual rental occupancy expense           $           1   $           2  $           3  $           3   $          11
                                           ============    ============   ============   ============    ============



NOTE 8:  TRANSACTIONS WITH RELATED PARTIES

         At June 30, 1998 and December 31, 1997 and 1996, the subsidiary bank had loans outstanding to executive officers, directors and to companies in which the bank's executive officers or directors were principal owners, in the amount of $300,000, $308,000 and $390,000, respectively.


                                                    June 30                      December 31
                                            -------------------------------------------------------
(In thousands)                                       1998                1997             1996
---------------------------------------------------------------------------------------------------

Balance, beginning of year                  $            308    $            390    $           558
New loans                                                109                 148                 31
Repayments                                              (117)               (230)              (199)
                                             ----------------   -----------------   ----------------

Balance, end of year                        $            300    $            308    $           390
                                             ===============     ===============     ==============



         In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than the normal risk of collectability or present other unfavorable features.


NOTE 9:  ADDITIONAL CASH FLOW INFORMATION


                                               Six Months Ended                              Year Ended
                                                    June 30                                 December 31
                                          -----------------------------  --------------------------------------------
(In thousands)                                1998           1997               1997           1996          1995
---------------------------------------------------------------------------------------------------------------------

   Interest paid                          $       1,674   $       1,573  $       3,167  $       3,113   $       3,127
   Income taxes paid                                143             128            238            180             175


NOTE 10:  401K PLAN

       Substantially all full-time employees of the Bank are covered by a 401(k) plan. The Bank's contributions to the plan are determined annually by the Board of Directors. Amounts charged to expense were $16,000 $18,000, $35,000 $36,000, and $23,000 for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996 and 1995, respectively.

NOTE 11:  SIGNIFICANT ESTIMATES AND CONCENTRATIONS

         Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses and certain concentrations of credit risk are reflected in Note 3.

         Like all entities, the Company is exposed to risks associated with the Year 2000 Issue, which affects computer software and hardware; transactions with customers, vendors and other entities; and equipment dependent on microchips. The Company has begun but not yet completed the process of identifying and remediation potential Year 2000 problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 Issue on third parties with which the Company does business. If remediation efforts of the Company or third parties with which it does business are not successful, the Year 2000 problem could have negative effects on the Company's financial condition and results of operations in the near term.


NOTE 12:  COMMITMENTS AND CREDIT RISK

         The Company grants agri-business, commercial and residential loans to customers in western Arkansas. Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

         At June 30, 1998 and December 31, 1997 and 1996, the Company had outstanding commitments to extend credit aggregating approximately $1,627,000, $1,927,000 and $394,000 for loan commitments, respectively.

NOTE 13:  REGULATORY MATTERS

       The Bank is subject to a legal limitation on dividends that can be paid to the parent company without prior approval of the applicable regulatory agencies. Arkansas bank regulators have specified that the maximum dividend limit state banks may pay to the parent company without prior approval is 75% of the current year earnings plus 75% of the retained net earnings of the preceding year. At June 30, 1998 and December 31, 1997, the Bank had approximately $977,000 and $816,000, respectively, in undivided profits available for payment of dividends to the Company, without prior regulatory approval.

       The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

       Quantitative measures established by regulation to ensure capital adequacy requires the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of June 30, 1998 and December 31, 1997, the Bank meets all capital adequacy requirements to which it is subject.

       As of the most recent notification from regulatory agencies, the Bank was well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institutions' categories.

       The Bank's actual capital amounts and ratios are presented in the following table.



                                                                                                   To Be Well
                                                                                               Capitalized Under
                                                                            For Capital        Prompt Corrective
                                                        Actual           Adequacy Purposes     Action Provision
                                                 -------------------   --------------------  --------------------
(In thousands)                                     Amount    Ratio-%      Amount    Ratio-%     Amount    Ratio-%
-----------------------------------------------------------------------------------------------------------------
As of June 30, 1998
   Total Risk-Based Capital Ratio                $     9,982    19.9%  $     4,007    8.0%   $     5,008   10.0%
   Tier 1 Capital Ratio                                9,414    18.8%        2,003    4.0%         3,005    6.0%
   Leverage Ratio                                      9,414    10.8%        3,498    4.0%         4,373    5.0%

As of December 31, 1997
   Total Risk-Based Capital Ratio                $     9,693    19.7%  $     3,941    8.0%   $     4,926   10.0%
   Tier 1 Capital Ratio                                8,911    18.1%        1,970    4.0%         2,956    6.0%
   Leverage Ratio                                      8,911    10.4%        3,435    4.0%         4,294    5.0%

As of December 31, 1996
   Total Risk-Based Capital Ratio                $     8,805    18.7%  $     3,772    8.0%   $     4,714   10.0%
   Tier 1 Capital Ratio                                8,265    17.5%        1,886    4.0%         2,829    6.0%
   Leverage Ratio                                      8,265    10.0%        3,284    4.0%         4,105    5.0%




NOTE 14:  PARENT COMPANY ONLY INFORMATION

       The  financial  statements  of  American  Bancshares  of  Arkansas,  Inc.
(Parent) reflect its investment in American State Bank and its equity in the Bank's distributed and undistributed net assets. The Parent has no other significant assets, liabilities or operating activities. At June 30, 1998 and December 31, 1997 and 1996, the equity in undistributed earnings of the Bank was $486,000, $611,000 and $597,000, respectively. The Bank distributed dividends to the Parent of $0, $0, $180,000, $180,000 and $120,000 during the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996, and
1995, respectively. The Bank may distribute dividends without regulatory approval from undistributed earnings, subject to maintenance of minimum capital requirements.

NOTE 15:  MERGER AGREEMENT

       On July 24, 1998 management of the Company, as authorized by the Board of Directors, signed a merger agreement with Simmons First National Corporation, a Arkansas based multi-bank holding company with approximately $1.3 billion in total assets. The agreement formulates a transaction whereby all of the outstanding stock of American Bancshares of Arkansas, Inc would be exchanged for shares of Simmons First National Corporation. The merger is subject to regulatory approval and, if approved, is anticipated to occur in the fourth quarter of 1998.

                                     ANNEX I

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), is made as of the 24th day of July, 1998, by and among SIMMONS FIRST NATIONAL CORPORATION, an Arkansas corporation ("SFNC") and American Bancshares of Arkansas, Inc., an Arkansas corporation ("ABA").

                                    ARTICLE I
                                    RECITALS

         Section 1.01 SFNC. SFNC has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Pine Bluff, Arkansas. SFNC is registered as a bank holding company with the Board of Governors of the Federal Reserve System ("FRB") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As of the date hereof, SFNC has 30,000,000 authorized shares of Class A common stock, par value $1.00 per share ("SFNC Stock"), of which 5,740,624 were outstanding as of June 30, 1998. No shares of the other classes of SFNC's authorized capital stock are outstanding.

         Section 1.02 SFNB. SFNB has been duly incorporated and is a validly existing banking association in good standing under the laws of the United States of America, with its principal executive offices located in Pine Bluff, Arkansas. All outstanding SFNB Stock is owned by SFNC.

         Section 1.03 ABA. ABA has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Charleston, Arkansas. ABA is registered as a bank holding company with the FRB under the BHC Act. As of the date hereof, ABA has 11,000 authorized shares of common stock, par value $25.00 per share ("ABA Stock"), of which 7,914 shares are outstanding as of June 30, 1998. No other class of capital stock being authorized.

         Section 1.04 American State Bank. American State Bank has been duly incorporated and is a validly existing banking corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Charleston, Arkansas. As of the date hereof, American State Bank has 12,000 authorized shares of common stock, par value $25.00 per share ("American State Bank Stock"), of which 12,000 shares are outstanding as of June 30, 1998, no other class of capital stock being authorized. All outstanding American State Bank Stock is owned by ABA.

         Section 1.05 Compensatory Stock Options. SFNC has reserved 297,500 shares of SFNC Stock ("Option Stock") for issuance pursuant to the terms of the stock option and bonus share grants under the Simmons First National Corporation Incentive and Non-qualified Stock Option Plan and the Simmons First National Corporation Executive Stock Incentive Plan (collectively "Option Plans"), of which options for 236,550 shares have been granted to various executive officers of SFNC and its subsidiaries and are currently outstanding.

         Section 1.06 Rights; Voting Debt. Except for the Option Plans, neither SFNC nor ABA has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "Rights"). Neither ABA nor SFNC nor any of their respective subsidiaries have any bonds, debentures, notes or other indebtedness issued and outstanding, having the right to vote, or convertible into securities having the right to vote, on any matters on which shareholders may vote ("Voting Debt").

         Section 1.07 Materiality. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to either party shall, as to ABA, be deemed to be with respect to ABA and its wholly owned subsidiary, American State Bank, taken as a whole and as to SFNC shall be deemed to be with respect to SFNC and its subsidiaries, taken as a whole.

         Section 1.08 Merger. The Board of Directors of SFNC and the Board of Directors of ABA have each determined that it is desirable and in the best interests of the corporation and its shareholders that ABA merge with and into SFNC ("Merger") on the terms and subject to the conditions set forth in this Agreement.

         In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, SFNC and ABA adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ARTICLE II
                                     MERGER

         Section 2.01 Merger. On the Effective Date, as defined in Section 8.01, ABA will merge with and into SFNC, with SFNC being the surviving corporation ("Surviving Corporation"), pursuant to the provisions of, and with the effects provided in, the Arkansas Business Corporation Act ("ABCA"). At the Effective Time, the articles of incorporation and bylaws of SFNC, as the Surviving Corporation, shall be the articles of incorporation and bylaws of SFNC in effect immediately prior to the Effective Time; the directors and officers of SFNC shall be the directors and officers of the Surviving Corporation; SFNC shall continue to possess all of the rights, privileges and franchises possessed by it and shall become vested with and possess all rights, privileges and franchises possessed by ABA; and SFNC shall be responsible for all of the liabilities and obligations of ABA in the same manner as if SFNC had itself incurred such liabilities or obligations, and the Merger shall not affect or impair the rights of the creditors or of any persons dealing with SFNC or ABA.
         Section 2.02 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of SFNC, ABA or the holders of any of the following securities:

         (a) Each share of ABA Stock issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares, as defined in Section 2.05) shall be converted into 58.74324 shares of SFNC Stock; provided, however, that, in any event, if between the date of this Agreement and the Effective Time the outstanding shares of SFNC Stock or ABA Stock shall have been changed into a different number of shares or a different class, by reason of any stock issuance, stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. No adjustment of the Exchange Ratio shall occur by reason of issuance of any Option Shares under the Option Plans. All such shares of ABA Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration (as defined in Section 2.03(b)). The holders of such certificates previously evidencing such shares of ABA Stock; outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of ABA Stock except as otherwise provided herein or by law. Such certificates previously evidencing shares of ABA Stock shall be exchanged for certificates evidencing whole shares of SFNC Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.03, without interest. No fractional shares of SFNC Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(b).

         (b) (1) No certificates or scrip evidencing fractional shares of SFNC Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of SFNC. In lieu of any such fractional shares, each holder of ABA Stock upon surrender of a Certificate for exchange pursuant to
Section 2.03 shall be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying (a) the SFNC Average Stock Price by (b) the fractional interest to which such holder would otherwise be entitled, after taking into account all shares of ABA Stock then held of record by such holder.

                  (2) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of ABA Stock with respect to any fractional share interests, the Transfer Agent shall promptly pay such amounts to such holders of ABA Stock subject to and in accordance with the terms of
Section 2.03(c).

         (c) The SFNC Average Stock Price shall be the average (arithmetic mean) of the closing price per share of SFNC Stock reported by the NASDAQ during the period of twenty (20) trading days on which one or more trades actually occurs, which ends immediately prior to the fifth trading day preceding the Effective Date.

         (d) Each share of ABA Stock held in the treasury of ABA and each share of ABA Stock owned by any direct or indirect wholly owned subsidiary of ABA immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

         Section 2.03 Exchange of Certificates. (a) Promptly after consummation of the Merger, SFNC shall deposit, or shall cause to be deposited, with SFNB ("Transfer Agent"), for the benefit of the holders of shares of ABA Stock, for exchange in accordance with this Article II, through the Transfer Agent, (i) certificates evidencing such 464,894 shares of SFNC Stock and (ii) cash in the amount of $750.00 ("Fractional Share Fund"). As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of ABA Stock with respect to any fractional share interests, the Transfer Agent shall promptly pay such amounts to such holders of ABA Stock subject to and in accordance with the terms of Section 2.03(c). In the event the initial sum deposited into the fractional Share Fund is insufficient to satisfy all payments required to be paid from such fund, then SFNC shall immediately deposit funds to remedy such deficiency.

         (b) Promptly after the Effective Time, SFNC will instruct the Transfer Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of ABA Stock (other than Dissenting Shares) ("Certificates"), (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Transfer Agent and shall be in such form and have such other provisions as SFNC may reasonably specify) and (2) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of SFNC Stock. Upon surrender of a Certificate for cancellation to the Transfer Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of SFNC Stock which such holder has the right to receive in respect of the shares of ABA Stock formerly evidenced by such Certificate in accordance with Section
2.02 and (B) cash in lieu of fractional shares of SFNC Stock to which such holder is entitled pursuant to Section 2.02(b), and (C) any dividends or other distributions to which such holder is entitled pursuant to Section 2.03(c), (the shares of SFNC Stock, dividends, distributions and cash described in clauses
(A), (B), and (C) being collectively, the "Merger Consideration") and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of ABA Stock which is not registered in the transfer records of ABA, a certificate evidencing the proper number of shares of SFNC Stock may be issued and cash paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of ABA Stock is presented to the Transfer Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.03, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

         (c) No dividends or other distributions declared or made after the Effective Time with respect to SFNC Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SFNC Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing whole shares of SFNC Stock issued in exchange therefor, without interest, (1) promptly, the amount of any cash payable with respect to a fractional share of SFNC Stock to which such holder is entitled pursuant to Section 2.03(b) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of SFNC Stock, and (2) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of SFNC Stock. No interest shall be paid on the Merger Consideration.

         (d) All shares of SFNC Stock issued and cash paid in lieu of fractional shares of ABA Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of ABA Stock.

         (e) Any portion of the Fractional Share Fund which remains undistributed to the holders of ABA Stock on the date six months following the Effective Time shall be delivered to SFNC, upon demand, and any holders of ABA Stock who have not theretofore complied with this Article II shall thereafter look directly to SFNC for the Merger Consideration to which they are entitled.

         (f) SFNC shall not be liable to any holder of shares of ABA Stock for any such shares of SFNC Stock, cash in lieu of fractional shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (g) SFNC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of ABA Stock such amounts as SFNC is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by SFNC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of ABA Stock in respect of which such deduction and withholding was made by SFNC.

         Section 2.04 Stock Transfer Books. At the Effective Time, the stock transfer books of ABA shall be closed and there shall be no further registration of transfers of shares of ABA Stock thereafter on the records of ABA. On or after the Effective Time, any certificates presented to the Transfer Agent or SFNC for any reason shall be converted into the Merger Consideration.

         Section 2.05 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of ABA Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares (collectively, the "Dissenting Shares") in accordance with Section 10 of the Arkansas Business Corporation Act (A.C.A. ss.4-27-1301 et seq.) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of ABA Stock held by them in accordance with such provisions of such statute, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of ABA Stock under such statute shall have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, as if such shares of ABA Stock, upon surrender, in the manner provided in Section 2.03, of the certificate or certificates that formerly evidenced such shares of ABA Stock.

         Section 2.06 Lost ABA Stock Certificates. In the event any Certificate for ABA Stock shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed and the receipt by SFNC of appropriate and customary indemnification, SFNC will issue in exchange for such lost, stolen or destroyed Certificate, a certificate of shares of SFNC Stock and the cash payment, if any, deliverable in respect thereof as determined in accordance with this Article II.

         Section 2.07 Options and Rights. There are no options or rights granted by ABA to purchase shares of ABA Stock, which are outstanding and unexercised and there are no outstanding securities issued by ABA, or any other party, convertible into ABA Stock.

                                   ARTICLE III
                             ACTIONS PENDING MERGER

         Section 3.01 Required Actions Pending Merger. ABA hereby covenants and agrees with SFNC that prior to the Effective Time, unless the prior written consent of SFNC shall have been obtained, and except as otherwise contemplated herein, ABA will and will cause each of its subsidiaries to:

         (a) give all required notices, make all necessary amendments (other than amendments terminating the accrual of benefits) and cause its Board of Directors to adopt a resolution terminating the American State Bank Profit Sharing and 401(k) Plan to be effective on or before the Effective Date, to pay any and all termination or similar fees with respect to the termination of the plan and take all reasonable steps to preclude SFNC from having any liability to the plan or to the officers, employees or directors of ABA or any of its subsidiaries under such plan;

         (b)  use   reasonable   efforts  to  preserve   intact  their  business
organization and assets, maintain their rights and franchises, retain the services of their officers and key employees, except that they shall have the right to lawfully terminate the employment of any officer or key employee if such termination is in accordance with ABA's existing employment procedures;

         (c) use reasonable efforts to maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

         (d) use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained;

         (e) perform in all material respects all obligations required to be performed by them under all material contracts, leases, and documents relating to or affecting their assets, properties, and business;

         (f) give SFNC notice of all board of directors meetings of ABA and each of its subsidiaries, allow SFNC to have a non-voting representative at each such meeting provided however such representative shall be subject to exclusion from any portion of any such meeting during any discussion or action concerning the Merger or to the extent that ABA's legal counsel advises the directors that permitting SFNC's presence would constitute a breach of their fiduciary duties, and provide SFNC with all written materials and communications provided to the directors in connection with such meetings;

         (g) prior to the Effective Time, obtain written consents of the participants for the termination of all of the deferred compensation arrangements for the directors of ABA and its subsidiaries in exchange for the distribution to each participant of the life insurance policy funding such arrangement or the net realizable cash value of such policy, which termination shall be effective immediately after the Effective Date; and

         (h) cooperate with SFNC in the preparation and execution of a definitive merger agreement and plan of merger for the merger of American State Bank with and into SFNB, to be effective after the Effective Time, and the filing for all regulatory approvals necessary therefor.

         Section 3.02 Prohibited Actions Pending Merger. Except as specifically contemplated by this Agreement, from the date hereof until the earlier of the termination of the Agreement or the Effective Time, ABA shall not do, and ABA will cause each of its subsidiaries not to do, without the prior written consent of SFNC, any of the following:

         (a) make, declare or pay any dividend on ABA Stock or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any share of its capital stock (other than in a fiduciary capacity or in respect of a debt previously contracted in good faith) or authorize the creation or issuance of or issue or sell or permit any subsidiary to issue or sell any additional shares of ABA's capital stock or the capital stock of any subsidiary, or any options, calls or commitments relating to its capital stock or the capital stock of any subsidiary, or any securities, obligations or agreements convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, shares of its capital stock or the capital stock of any of its subsidiaries;

         (b) hire any additional staff or replace any staff members which terminate employment or are discharged, except for personnel hired at an hourly rate to replace vacancies or for seasonal part time staff in accordance with past practices;

         (c) enter into or permit any subsidiary to enter into any employment contracts with, pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with the past practice, including the (i) payment of a Christmas Bonus to employees, which Christmas Bonus may be paid by ABA or American State Bank prior to the Effective Date in an amount not to exceed the amount of such Christmas Bonus accrued by ABA and American State Bank in accordance with past practices for the then current year through the payment date and (ii) the employer contribution (including any matching contributions) pursuant to and in accordance with the terms of the American State Bank Profit Sharing and 401(k) Plan in accordance with past practices;

         (d) except as contemplated by this Agreement, enter into or modify or permit any subsidiary to enter into or modify (except as may be required by applicable law and except for the renewal of any existing plan or arrangement in the ordinary course of business consistent with past practice) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

         (e) except as contemplated by Section 5.01(l), substantially modify the manner in which it and its subsidiaries have heretofore conducted their business, taken as a whole, or amend its articles of incorporation or by-laws;

         (f) subject to the fiduciary duties of directors and except as may be required by applicable law, initiate, solicit or encourage, including by way or furnishing information or assistance, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction, as such term is defined below, or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by ABA or any of its subsidiaries to take any such action and, upon learning of such action by any representative, shall take appropriate steps to terminate such action, ABA shall promptly notify SFNC orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters; for purposes of this Agreement, "Competing Transaction" shall mean any of the following involving ABA or any of its subsidiaries; any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of a substantial portion of assets; a sale of shares of capital stock or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock;

         (g) except in the ordinary course of business, acquire any assets or business or permit any subsidiary to acquire any assets or business that are material to such party;

         (h) acquire any investment securities other than U. S. Treasury Securities, municipal securities and U. S. Agency securities which are traditional fixed rate debt securities and shall not include any floating rate securities, multi-step rate securities, mortgage-backed securities or mutual funds;

         (i) except in their fiduciary capacities, purchase any shares of SFNC Stock;

         (j) change any method of accounting in effect at September 30, 1997, or change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1997, except as may be required by law or generally accepted accounting principles;

         (k) take action which would or is reasonably likely to (1) adversely affect the ability of either of SFNC or ABA to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (2) adversely affect ABA's ability to perform its covenants and agreements under this Agreement; or (3) result in any of the conditions to the Merger set forth herein not being satisfied;

         (l) unless and except in accordance with existing loan policies, make any single new loan or series of loans to one borrower or a related group of borrowers in an aggregate amount greater than $100,000.00;

         (m) sell or dispose of any real estate or other assets having a value in excess of $25,000.00, other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to ABA or its subsidiaries;

         (n) take any action which would in the opinion of Baird, Kurtz & Dobson, preclude the Merger from qualifying for the pooling of interest method of accounting;

         (o) take any other action or permit any subsidiary to take any action not in the ordinary course of business of it and its subsidiaries, taken as a whole; or

         (q) directly or indirectly agree to take any of the foregoing actions.

         Section 3.03 Conduct of ABA to Date. Except as contemplated by this Agreement or as disclosed on Schedule 3.03, from and after September 30, 1997 through the date of this Agreement:

         (a) ABA and American State Bank have carried on their respective businesses in the ordinary and usual course consistent with past practices,

         (b) neither ABA nor American State Bank have issued or sold any capital stock or issued or sold any corporate debt securities which would be classified as long term debt on the balance sheet of ABA or any of its subsidiaries,

         (c) ABA has not declared, set aside, or paid any cash or stock dividend or other distribution in respect to its capital stock.

         (d) neither ABA nor American State Bank have incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or in conjunction with this Agreement, or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties,

         (e) neither ABA nor American State Bank has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charges, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business,

         (f) neither ABA nor American State Bank has, since September 30, 1997, sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business,

         (g) neither ABA nor American State Bank has increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases, in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract; adopted, entered into, terminated, amended or modified any employee benefit plan in respect of any of present or former directors, officers or other employees; or agreed to do any of the foregoing,

         (h) neither ABA nor American State Bank has suffered any material damage, destruction, or loss, whether as the result of flood, fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, windstorm, embargo, riot, act of God, or other similar or dissimilar casualty or event or otherwise, whether or not covered by insurance,

         (i) neither ABA nor American State Bank has canceled or compromised any debt to an extent exceeding $50,000.00 owed to it or any of its subsidiaries or any claim to an extent exceeding $50,000.00 asserted by ABA or any of its subsidiaries,

         (j)  neither  ABA  nor  American   State  Bank  has  entered  into  any
transaction, contract, or commitment outside the ordinary course of its business,
         (k) neither ABA nor American State Bank has entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights,

         (l) there has not been any change in the method of accounting or accounting practices of ABA or any of its subsidiaries, and

         (m) ABA and American State Bank have kept all records substantially in accordance with its record retention policy and has not received any comment, notice or criticism by any bank regulatory agency which would lead a reasonable person to believe that such policy is not substantially in compliance with regulatory and statutory requirements and customary industry standards and have retained such records for the periods required by its policy.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         Section 4.01  Representations  and  Warranties.  Except as disclosed on
Schedule 4.01, SFNC and its subsidiaries, to the extent applicable to such subsidiaries, represent and warrant to ABA, and ABA and American State Bank, to the extent applicable to American State Bank, represent and warrant to SFNC, that:

         (a) The facts set forth in Article I of this Agreement with respect to it are true and correct.

         (b) All of the outstanding shares of capital stock of it and its subsidiaries are duly authorized, validly issued and outstanding, fully paid and non-assessable, and except for shares of American State Bank, are subject to no preemptive rights.

         (c) Each of it and its subsidiaries has the power and authority, and is duly qualified in all jurisdictions, except for such qualifications the absence of which will not have a Material Adverse Effect, as hereinafter defined, where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect.

         (d) The shares of capital stock of each of its subsidiaries are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to such capital stock.

         (e) The Board of Directors of each SFNC and ABA have, by all appropriate action, approved this Agreement and the Merger. Subject, in the case of ABA, to the receipt of approval of its shareholders and, subject to receipt of required regulatory approvals, this Agreement is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (f) The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its subsidiaries or to which it or its subsidiaries (or any of their respective properties) is subject, which breach, violation or default is reasonably likely to have a material adverse effect on the condition, financial or otherwise, properties, results of operations or business of it and its subsidiaries, taken as a whole or on its ability to perform its obligations hereunder and to consummate the transactions contemplated hereby ("Material Adverse Effect"), or enable any person to enjoin any of the transactions contemplated hereby or (2) a breach or violation of, or a default under, the articles of incorporation or by-laws of it or any of its subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Section 6.01(b) and (c) and the approval of the shareholders of ABA referred to in Section 4.01(e) and any consents and approvals the absence of which will not have a Material Adverse Effect.

         (g) In the case of SFNC, as of their respective dates, neither its Annual Report on form 10-K for the fiscal year ended December 31, 1997, nor any other document filed subsequent to December 31, 1997 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), each in the form, including exhibits, filed with the SEC, and the Statements of Condition filed on behalf of its subsidiaries with the state and federal banking agencies during 1997 and 1998, (collectively, the "SFNC Reports"), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the SFNC Reports, including the related notes and schedules, fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flow and changes in financial position or equivalent statements in or incorporated by reference into the SFNC Reports, including any related notes and schedules, fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein, subject, in the case of unaudited interim statements or reports to normal year-end audit adjustments that are not material in amount or effect, in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities, contingent or otherwise, except as disclosed in the SFNC Reports, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition contained in the SFNC Reports was adequate, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices.

         (h) In the case of ABA, its audited balance sheet for the fiscal year ended September 30, 1997, and the Statements of Condition filed on behalf of its subsidiaries with the state and federal banking agencies during 1997 and 1998, and in the case of American State Bank, its Statements of Condition filed with the state and federal bank agencies during 1997 and 1998 and its unaudited monthly financial reports prepared subsequent to March 31, 1998 (collectively, the "ABA Reports"), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in the ABA Reports, including the related notes and schedules, fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings or equivalent statements in the ABA Reports, including any related notes and schedules, fairly presents the results of operations and retained earnings, as the case may be, of the entity or entities to which it relates for the periods set forth therein, subject, in the case of interim statements or reports to normal year end adjustments that are not material in amount or effect, and in the case of the audited balance sheet for the fiscal year ended September 30, 1997 in accordance with generally accepted accounting principles applicable to banks consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities, contingent or otherwise, except as disclosed in the ABA Reports, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition contained in its ABA Reports was adequate, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices to absorb reasonably expected losses in the loan portfolio of American State Bank. In the case of ABA and its subsidiaries, the unaudited monthly financial reports prepared subsequent to March 31, 1998 fairly present the results of operations and the financial conditions of the entity or entities to which it relates, subject to normal year-end adjustments that are not material in amount or effect.

         (i) Since December 31, 1997, in the case of SFNC and September 30, 1997, in the case of ABA, there has been no material adverse change in the financial condition of either SFNC and its subsidiaries, taken as a whole, or ABA and its subsidiaries, taken as a whole.

         (j) All material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

         (k) (1) No material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its subsidiaries, which in its reasonable judgment is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, and (2) neither it nor any of its subsidiaries is subject to cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolution or similar understanding.

         (l) Except for this Agreement, and arrangements made in the ordinary course of business, neither ABA nor American State Bank is bound by any material contract, as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K, to be performed after the date hereof that has not been disclosed to SFNC.

         (m) All "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of its or its subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under
Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("pension plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no pension plan had an "accumulated funding deficiency", as defined in Section 302 of ERISA (whether or not waived), as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each pension plan exceeds the present value of the "benefit liabilities", as defined in Section 4001(a)(16) of ERISA, under such pension plan as of the end of the most recent plan year with respect to the respective plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such pension plan as of the date hereof; no notice of a "reportable event", as defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any pension plan within the 12-month period ending on the date hereof; neither it nor any of its subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code; it and its subsidiaries have not contributed to a "multiemployer plan", as defined in
Section 3(37) of ERISA, on or after September 26, 1980; and it and its subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement.

         (n) Each of it and its subsidiaries has good title to its properties and assets, other than property as to which it is lessee, free and clear of any liens, security interests, claims, charges, options or other encumbrances not set forth in the Reports, except such defects in title which would not, in the aggregate, have a Material Adverse Effect and in the case of ABA substantially all of the buildings and equipment in regular use by ABA and each of its subsidiaries have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

         (o) It knows of no reason why the regulatory approvals referred to in Sections 6.01(b) and (c) should not be obtained without the imposition of any condition of the type referred to in the proviso following Sections 6.01(b) and
(c).

         (p) It and each of its subsidiaries have all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened.

         (q) In the case of SFNC, the shares of SFNC Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

         (r) Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened.

         (s) Except for the employment of DD&F Consulting Group, neither ABA nor any of its subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

         (t) The  information  to be  supplied  by it for  inclusion  in (1) the
Registration  Statement  on  Form  S-4  and/or  such  other  form(s)  as  may be appropriate to be filed under the Securities Act of 1933, as amended ("Securities Act"), with the SEC by SFNC for the purpose of, among other things, registering or obtaining an exemption from registration for, the SFNC Stock to be issued to the shareholders of ABA in the Merger ("Registration Statement"), or (2) the proxy statement to be distributed in connection with ABA's meeting of its shareholders to vote upon this Agreement, as amended or supplemented from time to time ("Proxy Statement"), and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, ("Proxy Statement/Prospectus") will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of stockholders contemplated under this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         (u) For purposes of this section, the following terms shall have the indicated meaning:

                  "Environmental Law" means any federal, state or local laws statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq., the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. ss.9601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.11001, et seq., the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq., all comparable state and local laws, and (2) any common law, including without limitation common law that may impose strict liability, that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

                  "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

                  "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by SFNC or ABA or any of their subsidiaries.

         (1) To the best knowledge of it and its subsidiaries, neither it nor any of its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to singly or in the aggregate have a Material Adverse Effect;

         (2) To the best knowledge of it and its subsidiaries, none of the Loan Portfolio Properties and Other Properties Owned by it or its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate will not have a Material Adverse Effect; and

         (3) To the best knowledge of it and its subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by it or its subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which will not have, result in or relate to a Material Adverse Effect.

         (v) ABA does not and is not required to file reports pursuant to the Exchange Act.

         (w) It and its subsidiaries have complied in all material respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, has a CRA rating of not less than "satisfactory," and has received no material criticism from regulators with respect to discriminatory lending practices.

         Section 4.02 Representations and Warranties of ABA. Except as disclosed in Schedule 4.02, ABA and American State Bank, to the extent applicable to American State Bank, to the best of their knowledge, represent and warrant to SFNC, that none of ABA's executive management, consisting of Joe S. Hiatt, Margie Hiatt and Michael Flynn, knows of any circumstances, events, commitments, instruments or facts that are known to be misrepresented or intentionally omitted from any instrument, file, or other record of ABA or any of its subsidiaries, with respect to loans to borrowers which are payable to ABA or any of its subsidiaries either directly or as a participant and, to the best knowledge of it and its subsidiaries and except for such imperfections in documentation which when considered as a whole would not have a net adverse effect on the business, operations or financial condition of any of ABA or American State Bank:

         (a) All loans were made for good, valuable and adequate consideration in the normal and ordinary course of business, and the notes and other evidences of indebtedness and any loan agreements or security documents executed in connection therewith are true and genuine and constitute the valid and legally binding obligations of the borrowers to whom the loans were made and are legally enforceable against such borrowers in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether such enforceability is considered in a proceeding in equity or at law;

         (b) The amounts represented to SFNC as the balances owing on the loans are the correct amounts actually and unconditionally owing, are undisputed, and are not subject to any offsets, credits, deductions or counterclaims;

         (c) The collateral securing each loan as referenced in a loan officer worksheet, loan summary report or similar interoffice loan documentation is in fact the collateral held by ABA or American State Bank to secure each loan;

         (d) ABA or its subsidiaries have possession of all loan document files and credit files for all loans held by them containing promissory notes and other relevant evidences of indebtedness with original signatures of their borrowers and guarantors;

         (e) ABA or its subsidiaries hold validly perfected liens or security interests in the collateral granted to them to secure all loans as referenced in the loan officer worksheets, loan summary reports or similar interoffice loan documentation and the loan or credit files contain the original security agreements, mortgages, or other lien creation and perfection documents unless originals of such documents are filed of public record;

         (f) Each lien or security interest of ABA or its subsidiaries in the collateral held for each loan is properly perfected in the priority described as being held by ABA or its subsidiaries in the loan officer worksheets, loan summary reports or similar interoffice loan documentation contained in the loan document or credit files;

         (g) ABA and its subsidiaries are in possession of all collateral that the loan document files or credit files indicate they have in their possession;

         (h) All guaranties granted to ABA or its subsidiaries to insure payment of loans constitute the valid and legally binding obligations of the guarantors and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether in a proceeding in equity or at law;

         (i) With respect to any loans in which ABA or any of its subsidiaries have sold participation interests to another bank or financial institution, none of the buyers of such participation interests are in default under any participation agreements.

         (j) ABA and each of its subsidiaries have adopted a compliance plan for Year 2000 computer hardware and software issues, are proceeding with implementation of such plan so as to timely comply with such plan and has received a "satisfactory" rating from their respective federal regulators concerning year 2000 compliance matters.

                                    ARTICLE V
                                    COVENANTS

         Section 5.01 Covenants. SFNC hereby covenants with and to ABA, and ABA hereby covenants with and to SFNC, that:

         (a) It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date and cooperate fully with the other party hereto to that end;

         (b) In the case of ABA, it shall (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement as soon as is reasonably practicable; (2) in each case subject to the fiduciary duties of its directors, recommend to its shareholders that they approve this Agreement and use its best efforts to obtain such approval; (3) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law (except, in the case of SFNC, for state securities laws and "Blue Sky" permits which are covered by
Section 5.01(e)); and (4) cooperate and consult with SFNC with respect to each of the foregoing matters;

         (c) SFNC will file a Registration Statement on form S-4 for the shares to be issued pursuant to the Merger and use its best efforts to have the Registration Statement declared effective. ABA and SFNC will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by this Agreement as soon as is reasonably practicable;

         (d) SFNC will advise ABA, promptly after SFNC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of SFNC Stock issuable pursuant to this Agreement for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

         (e) In the case of SFNC, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement;

         (f) Subject to its disclosure obligations imposed by law, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby;

         (g) It shall promptly furnish the other party with copies of written communications received by it, or any of its respective subsidiaries, Affiliates or Associates, (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof, from, or delivered by any of the foregoing to, any governmental body or agency in connection with or material to the transactions contemplated hereby;

         (h) (1) Upon reasonable notice, it shall, and shall cause each of its subsidiaries to, afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives (collectively, such party's "Representatives") access, during normal business hours, to all of its and its subsidiaries' properties, books, contracts, commitments and records; it shall enable the other party's Representatives to discuss its business affairs, condition, financial and otherwise, assets and liabilities with such third persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as the other party considers necessary or appropriate; and it shall, and it shall cause each of its subsidiaries to, furnish promptly to the other party hereto (a) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws since December 31, 1997, and (b) all other information concerning its business properties and personnel as the other party hereto may reasonably request, provided that no investigation pursuant to this Paragraph (h) shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate this Agreement of, the other party hereto; (2) it will, upon request, furnish the other party with all information concerning it, its subsidiaries, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement or application made by or on behalf of SFNC, ABA or any of their respective subsidiaries to any governmental body or agency in connection with or material to the Merger and the other transactions contemplated by this Agreement; and (3) it will not use any information obtained pursuant to this Paragraph (h) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is not consummated, it will hold all information and documents obtained pursuant to this Paragraph (h) in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Agreement, it will deliver to the other party hereto all documents so obtained by it and any copies thereof,

         (i) It shall notify the other party hereto as promptly as practicable of (1) any material breach of any of its warranties, representations or agreements contained herein and (2) any change in its condition (financial or otherwise), properties, business, results of operations or prospects that could have a Material Adverse Effect.

         (j) It shall cooperate and use its best efforts to promptly prepare and file all documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental agencies, including, in the case of SFNC, submission of applications for approval of this Agreement and the transactions contemplated herein to the FRB in accordance with the provisions of the BHC Act, and to any other regulatory agencies as required by law,

         (k) It shall (1) permit the other to review in advance and, to the extent practicable, will consult with the other party on all characterizations of the information relating to the other party and any of its respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental body or agency in connection with the transactions contemplated by this Agreement; and (2) consult with the other with respect to obtaining all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other party informed of the status of matters relating to completion of the transactions contemplated herein;

         (l) Prior to the Effective Date, ABA shall, consistent with generally accepted accounting principles, cause American State Bank to modify and change its loan, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves and other pertinent accounting entries, so as to be applied consistently on a mutually satisfactory basis with those of SFNC; provided, however, that no such action pursuant to this subsection (l) need be taken unless and until SFNC acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and no such accrual or other adjustment made by ABA pursuant to the provisions of this subsection (l) shall constitute an acknowledgment by ABA or create any implication for any purpose, that such accrual or other adjustment was necessary for any purpose other than to comply with the provisions of this subsection (l);

         (m) From and after the Effective Date, SFNC shall cause its subsidiaries, including American State Bank, to offer to all persons who were employees of ABA or American State Bank (as reflected in the payroll records of such institutions) immediately prior to the Effective Date and who become employees of SFNC or any of its subsidiaries, including those who remain as employees of American State Bank immediately following the Effective Date, the right to participate in the employee benefits of SFNC and its subsidiaries (including but not limited to the Simmons First National Corporation Employee Stock Ownership Plan, Simmons First National Corporation ss.401(k) Plan, and such other benefits as are set forth in the Simmons First National Corporation Personnel Policy Manual) on the same terms as the employees of the other subsidiaries of SFNC. To the extent permitted by such plans and policies and SFNC's prior administration of such plans and policies, (1) prior service of employees of ABA and its subsidiaries will be credited for purposes of eligibility to participate, vesting, and benefit accrual under such plans and policies and (2) any waiting periods or exclusions of pre-existing conditions shall be waived.

         (n) It shall cooperate and use its best efforts (i) to obtain a favorable determination from the Office of the Comptroller of the Currency ("OCC") concerning the retention of the split-dollar life insurance policies for Joe Hiatt and Margie Hiatt so as the retention of such insurance policies by American State Bank will not preclude the merger of American State Bank with and into SFNB, and (ii) if a favorable determination from the OCC is not received, to make alternative arrangements ("Alternative Arrangements") with respect to such policies including, without limitation, (A) amending such policies to cause such policies to qualify for retention by a national bank so long as such amendment does not have an adverse economic effect on American State Bank, (B) the sale of such policies to Joe Hiatt, Margie Hiatt or a third party approved by Joe Hiatt for an amount equal to such policies' carry value on the books of American State Bank, (C) subject to receipt of the prior approval of Joe Hiatt, the surrender of such policies, or (D) the merger of American State Bank into a state-chartered subsidiary bank of SFNC rather than SFNB. Provided, however, ABA hereby acknowledges its understanding that SFNC shall be under no obligation to merge American State Bank into a state-chartered subsidiary bank of SFNC rather than, as currently contemplated, SFNB, in order to satisfy this best efforts covenant made hereby or to cause the condition to closing specified in Section 6.02(d) hereof to be satisfied.

         (o) In the case of SFNC, immediately following the Effective Date, it shall pay to DD&F Consulting Group all amounts owing to DD&F Consulting Group by ABA pursuant to that certain letter agreement, dated February 20, 1998, between DD&F Consulting Group and ABA.

                                   ARTICLE VI
                           CONDITIONS TO CONSUMMATION

         Section 6.01 Mutual Conditions. The respective obligations of SFNC and ABA to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

         (a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite votes of the shareholders of ABA in accordance with applicable law;

         (b) The procurement by SFNC of approval of this Agreement and the transactions contemplated hereby by the FRB and the expiration of any statutory waiting periods;

         (c) Procurement of all other regulatory consents and approvals, including, without limitation, any required consents or approvals from the United States Treasury, Office of the Comptroller of the Currency and state banking authorities, which are necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that no approval or consent described in Sections 6.01(b) and (c) shall be deemed to have been received if it shall include any conditions or requirements which would reduce the benefits of the transactions contemplated hereby to such a degree that SFNC or ABA would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

         (d) The receipt from Baird, Kurtz & Dobson of its opinion that the Merger upon consummation may properly be accounted for under the pooling of interest method pursuant to Generally Accepted Accounting Principles and the accounting rules of the Securities Exchange Commission.

         (e) The satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement;

         (f) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

         (g) No statute, rule, regulation, order, injunction or decree shall have been enacted entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger; and

         (h) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or an exemption from registration shall be effective.

         (i) ABA shall cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) to deliver to SFNC as soon as practicable after the date hereof, but in no event after the date of the ABA shareholders meeting called to approve the Merger, a letter agreement satisfactory to SFNC providing, among other matters, that such person will not sell, pledge, transfer or otherwise dispose of any shares of ABA Stock held by such "affiliate" or the shares of SFNC Stock to be received by such "affiliate" in the Merger in the case of shares of SFNC Stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder and upon terms and conditions which will not adversely affect the qualification of the Merger for the pooling of interest method of accounting.

         Section 6.02 Additional Conditions for SFNC. The obligation of SFNC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

         (a) SFNC shall have received an opinion, dated the Effective Date, of ABA's counsel in the form and to the effect customarily received in transactions of this type;

         (b) SFNC shall have received  agreements in satisfactory  form from Joe
S. Hiatt and Margie Hiatt agreeing not to become a shareholder of, associated with, employed by, a consultant to or a member of the board of directors of any financial institution Insured by the Federal Deposit Insurance Corporation
("FDIC"), maintaining one or more places of business in Franklin County or Sebastian County, Arkansas, other than a financial institution owned or controlled by SFNC, for a period of two (2) years after the Effective Date, provided, that such agreement shall not prohibit the ownership directly or indirectly, in the aggregate, of less than one percent (1%) of any class of securities of any such financial institution solely as a passive investment so long as such securities are listed for trading on NASDAQ in the over-the-counter market or are traded on a national securities exchange;

         (c) SFNC shall have received agreements in satisfactory form from Sherman Hiatt and Clay Hiatt agreeing not to become involved with or participate in the formation of any new financial institution insured by the FDIC within Franklin County or Sebastian County, Arkansas as an incorporator, shareholder, director or officer, nor to become employed by or solicit business on behalf of any FDIC insured financial institution with offices in Charleston, Arkansas for a period of two (2) years after the Effective Date;

         (d) Either (i) SFNC shall have received a favorable determination from the OCC concerning the retention of the Split Dollar Life Insurance policies for Joe Hiatt and Margie Hiatt which would not preclude the merger of American State Bank with and into SFNB or (ii) SFNC shall satisfactorily conclude Alternative Arrangements (as such term is defined in Section 5.01 (n) hereof) with respect to such policies.

         (e) Each of the representations, warranties and covenants herein of ABA shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and SFNC shall have received a certificate signed by the Chief Executive Officer and the Treasurer of ABA, dated the Effective Date, to such effect;

         (f) Phase I environmental audits of all real property owned by ABA or any of its subsidiaries shall have been conducted at SFNC's expense and shall, to SFNC's satisfaction, reflect no material problems under Environmental Laws;

         (g) SFNC shall have received all state securities laws and "Blue Sky" permits and other authorizations necessary to consummate the transactions contemplated hereby;

         (h) No litigation or proceeding is pending which (1) has been brought against SFNC or ABA or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated hereby or (2) in the reasonable judgment of the Chief Executive officer of SFNC is likely to have a Material Adverse Effect on ABA or SFNC;

         Section 6.03 Additional Conditions for ABA. The obligation of ABA to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

         (a) ABA shall have received an opinion,  dated the  Effective  Date, of
SFNC's  counsel  in  the  form  and  to  the  effect  customarily   received  in
transactions of this type;

         (b) Each of the representations, warranties and covenants contained herein of SFNC shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and ABA shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of SFNC, dated the Effective Date, to such effect;

         (c) No litigation or proceeding is pending which (1) has been brought against SFNC or ABA or any of their subsidiaries by any governmental agency, seeking to prevent consummation of the transactions contemplated hereby or (2) in the reasonable judgment of the chief executive officer of ABA is likely to have a Material Adverse Effect on ABA or SFNC;

         (e) Williams & Anderson, LLP shall have delivered its opinion to SFNC and ABA, dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (1) no gain or loss will be recognized by the shareholders of ABA who exchange their shares of ABA Stock for shares of SFNC Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in SFNC Stock);
(2) the tax basis of the shares of SFNC Stock received by shareholders who exchange their shares of ABA Stock for shares of SFNC Stock in the Merger will be the same as the tax basis of the shares of ABA Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); (3) the holding period of the shares of SFNC Stock received in the Merger will include the period during which the shares of ABA Stock surrendered in exchange therefor were held, provided such shares of ABA Stock were held as capital assets at the Effective Time; and (4) satisfactorily addresses any other significant federal income tax issues concerning the Merger. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of ABA and others.

         Section 6.04 Effect of Required Adjustments. Any effect on ABA as a result of action taken by ABA pursuant to Section 5.01(l) shall be disregarded for purposes of determining the truth or correctness of any representation or warranty of ABA and for purposes of determining whether any conditions are satisfied.

                                   ARTICLE VII
                                   TERMINATION

         Section 7.01 Termination. This Agreement may be terminated prior to the Effective Date, either before or after its approval by the stockholders of ABA:

         (a) By the mutual consent of SFNC and ABA, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

         (b) By SFNC or ABA, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the shareholders of ABA to approve this Agreement at its meeting called to consider such approval, or a material breach by the other party hereto of any representation, warranty or agreement contained herein which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party hereto;

         (c) By SFNC or ABA, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by February 28, 1999, unless the failure to so consummate by such time is due to the breach of this Agreement by the party seeking to terminate;

         (d) By SFNC, in the event Baird, Kurtz & Dobson notifies SFNC that it will unable to give the opinion described in Section 6.01(d), or

         (e) By SFNC, in the event of an adverse determination of OCC concerning the retention of the Split Dollar Life Insurance policies for Joe Hiatt and Margie Hiatt, the effect of which would preclude the merger of American State Bank with and into SFNB, and SFNC is not able to satisfactorily conclude Alternative Arrangements (as such term is defined in Section 5.01(n) hereof) with respect to such policies.

         Section 7.02 Effect of Termination. In the event of the termination of this Agreement by either SFNC or ABA, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in this Agreement.

                                  ARTICLE VIII
                        EFFECTIVE DATE AND EFFECTIVE TIME

         Section 8.01 Effective Date and Effective Time. On the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of this Agreement are satisfied or waived, or on such earlier or later date as may be agreed by the parties, Articles of Merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such Articles of Merger. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be 6:01 P.M. in the State of Arkansas on the Effective Date, or such other time on the Effective Date as may be agreed by the parties.

                                   ARTICLE IX
                                  OTHER MATTERS

         Section 9.01 Survival. Except as hereinafter provided, the representations and warranties contained in this Agreement and all other terms, covenants and conditions hereof shall merge in the closing documents and shall not survive the Effective Date or, after the Effective Date be the basis for any action by any party, except as to any matter which is based upon willful fraud by a party with respect to which the representations, warranties, terms, covenants and conditions set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations. If this Agreement shall be terminated, the agreements of the parties in Sections 5.01(h)(3), 7.02, 9.05 and
9.06 shall survive such termination.

         Section 9.02 Amendment; Modification; Waiver. Prior to the Effective Date, any provision of this Agreement may be waived by the party benefited by the provision or by both parties or amended or modified at any time, including the structure of the transaction by an agreement in writing between the parties hereto approved by their respective Boards of Directors, to the extent allowed by law, except that, after the vote by the shareholders of ABA, Sections 2.02(a)-(d) shall not be amended or revised.

         Section  9.03   Counterparts.   This   Agreement  may  be  executed  in
counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         Section 9.04 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

         Section  9.05  Expenses.  Each  party  hereto  will  bear all  expenses
incurred  by  it  in  connection  with  this  Agreement  and  the   transactions
contemplated hereby.

         Section 9.06 Disclosure. Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

         Section 9.07 Directors and Officer Liability Insurance and Indemnification. SFNC will cause its Directors and Officers Insurance policy to be amended to include the directors and officers of American State Bank. The coverage under the policy shall include current and prior acts coverage. SFNC currently maintains coverage with an aggregate liability limit of $10,000,000.00, and has no present intention of reducing the limit on such coverage. SFNC authorizes ABA prior to the Effective Time to acquire tail coverage or an extended reporting endorsement for a three (3) year period for the Directors and Officers Liability Insurance policy currently maintained by ABA with coverage limits not exceeding limits currently in effect. To the extent permitted by the Arkansas Business Corporation Act, SFNC will indemnify the Officers and Directors of ABA and American State Bank for any amounts which any such officer or director must pay personally as expenses, costs, judgments or other losses as a deductible or self insured retention amount applicable under either of the foregoing insurance policies. The indemnity obligation of SFNC shall be limited to the reimbursement of the deductible or self insured retention amount of the policy covering any such officer or director for any losses, judgements, expenses or costs for acts covered under either or both of the foregoing policies, and shall not apply to any losses, judgements, expenses or costs from acts not covered by the foregoing policies or for losses, judgments, expenses or costs in excess of the applicable policy limits.

         Section 9.08 Notices. All notices, acknowledgments, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto:

     If to ABA and
     American State Bank, to:               American Bancshares of Arkansas,Inc.
                                            Joe S. Hiatt, Chairman
                                            P. O. Box 128
                                            Charleston, Arkansas 72933

     With Copies to:                        McAfee & Taft A P. C.
                                            Attn: C. Bruce Crum
                                            Tenth Floor, Two Leadership Square
                                            211 North Robinson
                                            Oklahoma City, OK  73102
                  And
                                            Warner, Smith & Harris, PLC
                                            Attn: Patrick N. Moore
                                            P. O. Box 1626
                                            214 North Sixth Street
                                            Fort Smith, AR 72901



    If to SFNC, to:                         SIMMONS FIRST NATIONAL CORPORATION
                                            J. Thomas May, Chairman & CEO
                                            P. O. Box 7009
                                            Pine Bluff, Arkansas 71611-7009

    With Copies to:                         WILLIAMS & ANDERSON LLP
                                            ATTN: Patrick A. Burrow
                                            111 Center St., 22nd Floor
                                            Little Rock, Arkansas 72201

         Section 9.09 No Third Party Beneficiaries. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 9.10 Entire  Agreement.  This  Agreement  represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

         Section 9.11 Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.


                           SIMMONS FIRST NATIONAL CORPORATION


                           By   /s/ J. Thomas May
                              J. Thomas May, Chairman, President &
                                    Chief Executive Officer
ATTEST:


/s/ Barry L. Crow
Barry L. Crow, Asst. Secretary


                           AMERICAN BANCSHARES OF ARKANSAS, INC.


                           By   /s/ Joe S. Hiatt
                              Joe S. Hiatt, Chairman and Chief Executive Officer










                                    Annex II

                                  Subchapter 13
                    ARKANSAS BUSINESS CORPORATION ACT OF 1987

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

4-27-1301. Definitions.

  In this subchapter:

  1. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

  2. "Dissenter" means a shareholder who is entitled to dissent from corporate action under 4-27-1302 and who exercises that right when and in the manner required by 4-27-1320 - 4-27-1328;

  3. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

  4. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances;

  5. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;

  6. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder;

  7. "Shareholder" means the record shareholder or the beneficial shareholder.

4-27-1302. Right of dissent.

  A. A shareholder is entitled to dissent from and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

  1. Consummation of a plan of merger to which the corporation is a party:

    (i) If shareholder approval is required for the merger by 4-27-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

    (ii) If the corporation is a subsidiary that is merged with its parent under 4-27-1104;

  2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

  3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale;

  4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

    (i) Alters or abolishes a preferential right of the shares;

    (ii)  Creates,  alters,  or  abolishes  a right in  respect  of  redemption,
including  a  provision   respecting  a  sinking  fund  for  the  redemption  or
repurchase, of the shares;

     (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

     (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

    (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under 4-27-604; or

  5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  B. A shareholder entitled to dissent and obtain payment for his shares under this subchapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

4-27-1303. Dissent by nominees and beneficial owners.

  A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

  B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

  1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

  2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

4-27-1320. Notice of dissenters' rights.

  A. If proposed corporate action creating dissenters' rights under 4-27-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

  B. If corporate action creating dissenters' rights under 4-27-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in 4-27-1322.

4-27-1321. Notice of intent to demand payment.

  A. If proposed corporate action creating dissenters' rights under 4-27-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

  (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

  (2) Must not vote his shares in favor of the proposed action.

  B. A shareholder who does not satisfy the requirements of subsection A. of this section is not entitled to payment for his shares under this subchapter.

4-27-1322. Dissenters' notice.

  A. If proposed corporate action creating dissenters' rights under 4-27-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of 4-27-1321.

  B. The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

  1. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

  2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

  3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

  4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the notice required by subsection A. of this section is delivered; and

  5. Be accompanied by a copy of this subchapter.

4-27-1323. Duty to demand payment.

  A. A shareholder sent a dissenters' notice described in 4-27-1322 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to 4-27-1322B.3., and deposit his certificates in accordance with the terms of the notice.

  B. The shareholder who demands payment and deposits his share certificates under subsection A. of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

  C. A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subchapter.

4-27-1324. Share restrictions.

  A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under 4-27-1326.

  B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

4-27-1325. Payment.

  A. Except as provided in 4-27-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with 4-27-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

  B. The payment must be accompanied by:

  1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

  2. A statement of the corporation's estimate of the fair value of the shares;

  3. An explanation of how the interest was calculated;

  4. A statement of the dissenter's right to demand payment under 4-27-1328; and

  5. A copy of this subchapter.

4-27-1326. Failure to take action.

  A. If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  B.  If  after  returning   deposited   certificates  and  releasing   transfer
restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under 4-27-1322 and repeat the payment demand procedure.

4-27-1327. After-acquired shares.

  A. A corporation may elect to withhold payment required by 4-27-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

  B. To the extent the corporation  elects to withhold  payment under subsection
A. of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under 4-27-1328.

4-27-1328. Procedure if shareholder dissatisfied with payment or offer.

  A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under 4-27-1325), or reject the corporation's offer under 4-27-1327 and demand payment of the fair value of his shares and interest due, if:

  1. The dissenter believes that the amount paid under 4-27-1325 or offered under 4-27-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

  2. The corporation fails to make payment under 4-27-1325 within sixty (60) days after the date set for demanding payment; or

  3. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

  B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A. of this section within thirty (30) days after the corporation made or offered payment for his shares.

4-27-1330. Court action.

  A. If a demand for payment under 4-27-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  B. The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  C. The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  D. The jurisdiction of the court in which the proceeding is commenced under subsection B. of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  E. Each dissenter made a party to the proceeding is entitled to judgment:

  (1) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

  (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under 4-27-1327.

4-27-1331. Court costs and counsel fees.

  A. The court in an appraisal proceeding commenced under 4-27-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under 4-27-1328.

  B. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

  1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of 4-27-1320 - 4-27-1328; or

  2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

  C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Arkansas Code Annotated Section 4-27-850 ("Arkansas Code") provides as follows:

     SECTION 4-27-850 - INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS - INSURANCE.

     A. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     B. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of chancery or such other court shall deem proper.

     C. To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections A. and B. of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     D. Any indemnification under subsections A. and B. of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections A. and B. of this section. Such determination shall be made:

     (1) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding; or

     (2) If such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (3) By the stockholders.

     E. Expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     F. The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     G. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

     H. For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee, or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     I. For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     J. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such person.


     Further, the Arkansas Code Section 4-27-202 provides as follows:

     SECTION 4-27-202. ARTICLES OF INCORPORATION.

     A. The articles of incorporation must set forth:

                                         * * *

     B. The articles of incorporation may set forth:

                                         * * *

     3. A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

     (i) For any breach of the director's duty of loyalty to the corporation or its stockholders;

     (ii) For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     (iii) Under Section 4-27-833 of this chapter;

     (iv) For any transaction from which the director derived an improper personal benefit; or

     (v) For any action, omission, transaction, or breach of a director's duty creating any third-party liability to any person or entity other than the corporation or stockholder.

     No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this subsection to a director shall also be deemed to refer to a member of the governing body of a corporation which is not authorized to issue capital stock.

THE REGISTRANT'S ARTICLES OF INCORPORATION AND BYLAWS PROVISIONS

     The Registrant's Articles of Incorporation and Bylaws extend indemnification rights to the fullest extent authorized by the Arkansas Code to its directors and officers. In addition, the Articles of Incorporation and Bylaws permit the Registrant to maintain insurance to protect itself and any of its directors, officers or representatives against any liability assessed against such person and incurred in any such capacity or arising out of such status whether or not the Registrant would have the power to indemnify such person under the Arkansas Code.

              The Registrant's Articles of Incorporation include the following provision, in reliance on Section 4-27-202 of the Arkansas Code:

     SIXTEENTH:  To  the  fullest  extent  permitted  by the  Arkansas  Business
Corporation Act, as it now exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.








 ITEM 21.                   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

Exhibit
Number                                 Description
------                                 -----------

2                                    Agreement and Plan of Merger by and
                                     between the Company and American Bancshares
                                     of  Arkansas,   Inc., dated July 24,  1998.
                                     (Included  as Annex I to   Part  I  of  the
                                     Registration Statement).

5                                    Opinion of Williams & Anderson LLP
                                     (To be filed by amendment.)

8                                    Opinion of Williams & Anderson LLP

15                                   Form of Letter re: unaudited interim
                                     financial information.

23(a) Consent of Baird, Kurtz & Dobson, independent public accountants regarding information from Simmons First National Corporation 10-K for the year ended 12/31/97

23(b) Consent of Baird, Kurtz & Dobson, independent public accountants regarding inclusion of the audited financial statements of American Bancshares of Arkansas, Inc.


*23(c) Consent of Williams & Anderson LLP will be included in that firm's opinion filed as
                                     Exhibit 5 hereto.

99(a)                                Letter to American Bancshares of Arkansas
                                     Shareholders

99(b)                                Notice of Special Shareholders Meeting

99(c)                                Form of Proxy

99(d)                                Form of Affiliate Letter


*To be supplied or filed by amendment.

ITEM 22.        UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes as follows that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(4) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) The undersigned registrant undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pine Bluff, State of Arkansas, on the ____ day of October, 1998.

                                 SIMMONS FIRST NATIONAL CORPORATION


                                 By   /s/ Barry L. Crow
                                      -------------------------------------
                                      Barry L. Crow, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the _____ day of October, 1998.

  Signature                                            Title
-------------                                    ----------------


/s/ J. Thomas May
-------------------------         Chairman of the Board, Chief Executive Officer
J. Thomas May                     and President (Principal Executive Officer)


/s/ Barry L. Crow
-------------------------        Chief Financial Officer
Barry L. Crow                    (Principal Financial and Accounting Officer)


-------------------------         Director
W. E. Ayres


-------------------------         Director
Ben V. Floriani


/s/ Lara F. Hutt, III
-------------------------         Director
Lara F. Hutt, III


/s/ George Makris, Jr.
-------------------------         Director
George Makris, Jr.


/s/ David R. Perdue
-------------------------         Director
David R. Perdue


/s/ Harry L. Ryburn
-------------------------         Director
Harry L. Ryburn


-------------------------         Director
Donald W. Stone


/s/ Henry F. Trotter, Jr.
-------------------------         Director
Henry F. Trotter, Jr.

                           POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned constitutes and appoints J. Thomas May and Barry L. Crow, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 of Simmons First National Corporation (the "Company") pertaining to the registration of up to 464,894 shares of the Company's Class A Common Stock, $1.00 par value per share, to be issued upon consummation of a merger with American Bancshares of Arkansas, Inc. and to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


  Signature                                     Title
--------------                            --------------------

/s/ J. Thomas May
--------------------------                Director
J. Thomas May


--------------------------                Director
W. E. Ayres


--------------------------                Director
Ben V. Floriani


/s/ Lara F. Hutt, III
--------------------------                Director
Lara F. Hutt, III


/s/ George Makris, Jr.
--------------------------                Director
George Makris, Jr.


/s/ David R. Perdue
--------------------------                Director
David R. Perdue


/s/ Harry L. Ryburn
--------------------------                Director
Harry L. Ryburn


--------------------------                Director
Donald W. Stone


/s/ Henry F. Trotter, Jr.
--------------------------                Director
Henry F. Trotter, Jr.